 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998
                                                     REGISTRATION NO. 333-41183
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            CAPITAL AUTOMOTIVE REIT
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

               MARYLAND                              54-1870224
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)
                       1925 NORTH LYNN STREET, SUITE 306
                           ARLINGTON, VIRGINIA 22209
  [ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES]

           THOMAS D. ECKERT                         DAVID S. KAY
 PRESIDENT AND CHIEF EXECUTIVE OFFICER   VICE PRESIDENT AND CHIEF FINANCIAL
     TELEPHONE NO. (703) 469-1300                      OFFICER
                                            TELEPHONE NO. (703) 469-1300

                       1925 NORTH LYNN STREET, SUITE 306
                           ARLINGTON, VIRGINIA 22209
                         FACSIMILE NO. (703) 469-1106
  [NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, AND FACSIMILE NUMBER
                   INCLUDING AREA CODE OF AGENT FOR SERVICE]

                               ----------------
                                  COPIES TO:
        GEORGE P. STAMAS, ESQ.               GEORGE C. HOWELL, III, ESQ.
         JOHN B. WATKINS, ESQ.                 JACK A. MOLENKAMP, ESQ.
      WILMER, CUTLER & PICKERING                  HUNTON & WILLIAMS
          2445 M STREET, N.W.               RIVERFRONT PLAZA, EAST TOWER
      WASHINGTON, D.C. 20037-1420               951 EAST BYRD STREET
     TELEPHONE NO. (202) 663-6000              RICHMOND, VA 23219-4074
     FACSIMILE NO. (202) 663-6363           TELEPHONE NO. (804) 788-8200
                                            FACSIMILE NO. (804) 788-8218

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                      PROPOSED       PROPOSED
                          AMOUNT      MAXIMUM        MAXIMUM
  TITLE OF SECURITIES     BEING    OFFERING PRICE   AGGREGATE         AMOUNT OF
   BEING REGISTERED     REGISTERED   PER SHARE    OFFERING PRICE REGISTRATION FEE(1)
------------------------------------------------------------------------------------
Common Shares of
 Beneficial Interest
 (par value $.01 per
 share)...............  24,277,794     $16.00      $388,444,704       $133,946

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(1) The Company has previously paid the Commission the registration fee.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1998
PROSPECTUS
                            20,000,000 COMMON SHARES
                            CAPITAL AUTOMOTIVE REIT

[LOGO OF CARS APPEARS HERE]
                      COMMON SHARES OF BENEFICIAL INTEREST

                                  ----------

  Capital Automotive REIT (the "Company") is a newly organized self-administered and self-managed Maryland real estate investment trust formed to invest in the real property and improvements used by operators (the "Dealers") of multi-site, multi-franchised motor vehicle dealerships ("Dealerships") and motor vehicle related businesses located in major metropolitan areas throughout the United States. The Company is the first publicly-offered real estate investment trust ("REIT") formed primarily to acquire and lease back real property and improvements for use by Dealers. The Company has entered into agreements to acquire
                                                        (continued on next page)

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN MATERIAL RISKS TO BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON SHARES, INCLUDING, AMONG OTHERS:

  . Inability of the Company to close the acquisition of any initial property or close such acquisition as scheduled, which may adversely affect the financial results of the Company and distributions to shareholders;

  . Dependence on the ability of Lessees to pay rent to the Company, which ability may be affected by risks inherent in operating Dealerships and related businesses, and which failure to pay rent would adversely affect the financial results of the Company;

  . Conflicts of interest between the Company and certain Trustees of the Company, and the potential influence of such Trustees or their affiliates with respect to the business of, and decisions affecting, the Company, which may affect the sale or refinancing of certain properties or enforcement of certain agreements;

  . The Company's lack of operating history and management's lack of experience operating a REIT;

  . Approximately 66% of the net proceeds of the Offering (assuming the Underwriters do not exercise their over-allotment option) have not been committed to specific investments; the Company may face significant competition in acquiring additional properties, which may inhibit the Company's ability to achieve its investment objectives; the shareholders will not have the opportunity to evaluate such acquisitions by the Company;

  . The Company's limited control over the management of the properties, which may affect the maintenance and repair of those properties; and

  . Adverse tax consequences of failing to qualify as a REIT and the decrease in funds available to pay distributions to shareholders resulting from taxation as a regular corporation.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.
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--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Common Share...........................    $           $            $
--------------------------------------------------------------------------------
Total(3)(4)................................   $           $            $

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(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be approximately $1,650,000, including reimbursement of certain out of pocket expenses of Friedman, Billings, Ramsey & Co., Inc., the Representative of the Underwriters, including reimbursement of fees and expenses of its counsel. The Company has granted to the Representative warrants to purchase 1,277,794 Common Shares (equal to 4% of the Common Shares to be outstanding on the closing of the Offering (excluding exercise of the Underwriters' over-allotment option) on a fully diluted basis). The Common Shares issuable upon exercise of the Warrants have been registered by the Company. See "Underwriting." Approximately $2,525,000 of the net proceeds of this Offering will be used to repay indebtedness to FBR Group, Inc., an affiliate of the Representative. See "Use of Proceeds."
(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 3,000,000 additional Common Shares on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to the Company will be $   , $    and $   ,
    respectively. See "Underwriting."
(4) The Underwriters have agreed to reserve up to 2% of the Common Shares offered hereby for sale to certain persons associated with the Company, including executive officers and Trustees of the Company and their families, at the Price to Public net of underwriting discounts and commissions. To the extent such reserved shares are sold to such individuals, the total Underwriting Discounts and Commissions will be reduced. See "Underwriting."

                                  ----------

  The Common Shares are offered by the Underwriters subject to receipt and acceptance by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in
New York, New York on or about       , 1998.

                                  ----------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                    The date of this Prospectus is    , 1998

             [Map Showing Location by State of Initial Properties]



  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING PURCHASES OF THE COMMON SHARES TO STABILIZE THE MARKET PRICE, PURCHASES OF THE COMMON SHARES TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON SHARES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

  The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters.

(continuation of cover page)

36 properties, of which 20 are located in the Washington, D.C. Metropolitan Area. The Company will lease back its properties toto Dealers or their affiliates under long-term leases that require the lessee to pay all taxes, utilities, insurance, repairs, maintenance and other expenses (commonly referred to as "triple net" leases). Sixteen of those properties will be acquired from affiliates of John J. Pohanka and Robert M. Rosenthal, who have agreed to join the Board of Trustees of the Company upon closing of this Offering.

  All of the Company's common shares of beneficial interest, par value $.01 per share (the "Common Shares"), offered hereby are being sold by the Company. To assist the Company in maintaining its qualification as a REIT, ownership of Common Shares by any person is generally limited to 9.9% of the outstanding Common Shares. Prior to the Offering, there has been no public market for the Common Shares. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for listing of the Common Shares on The Nasdaq Stock Market National Market under the symbol "CARS." See "Glossary" beginning on page G-1 for the definition of certain terms used in this Prospectus.

  Assuming (i) conversion of units of limited partnership interest of Capital Automotive L.P. ("Units") into Common Shares (which are redeemable beginning on the first anniversary of the date of issuance by the holder), (ii) exercise of warrants to acquire Common Shares or Units to be issued to the Representative or affiliates of the Company, (iii) exercise of options to acquire Common Shares or Units to be issued to executive officers of the Company, and (iv) the purchase of $13 million of Common Shares by Mr. Pohanka and his family in this Offering, Trustees and executive officers of the Company would collectively own 28.92% and the Representative and its affiliates would collectively own 9.71% of the outstanding Common Shares (27.20% and 8.77% if the Underwriters' over-allotment option is exercised in full), subject to the 9.9% limitation on ownership of Common Shares by a shareholder. See "Principal Shareholders of the Company."

  FBR Asset Investment Corporation, an affiliate of the Representative of the Underwriters, has agreed to acquire 1,792,115 Common Shares in a private placement that will close concurrently with this Offering at the initial public offering price, net of underwriting discounts and commissions.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................   1
THE COMPANY................................................................   1
RISK FACTORS...............................................................   3
THE INITIAL PROPERTIES, LEASES AND DEALERSHIPS.............................   6
STRATEGY...................................................................  10
SUMMARY SELECTED FINANCIAL INFORMATION.....................................  11
BENEFITS TO RELATED PARTIES................................................  12
STRUCTURE OF THE COMPANY...................................................  14
FORMATION TRANSACTIONS.....................................................  15
DISTRIBUTIONS..............................................................  16
TAX STATUS OF THE COMPANY..................................................  16
THE OFFERING...............................................................  17
RISK FACTORS...............................................................  18
  Inability of the Company to Close the Acquisition of Property or Close
   such Acquisition as Scheduled...........................................  18
  The Company is Dependent upon Dealers Generating Sufficient Revenues From
   Their Operations to Permit the Lessees to Pay Rent and Fulfill Their
   Other Obligations Under the Leases......................................  18
    Dependence on Lessees for Payment of Rent and Performance of Lease
     Terms ................................................................  18
    Dependence on Guarantors for Payment of Rent and Performance of Lease
     Terms Upon Default of Lessee .........................................  19
    The Company Has No Rights Under,
     or Control Over, Franchise Agreements ................................  19
    Rejection of Leases Under Federal Bankruptcy Codes.....................  19
    Inability of the Company to Resell or Re-Lease Properties..............  20
    Responsibility for Uninsurable Losses..................................  20
  General Risks Associated With Operating Dealerships and Related
   Businesses..............................................................  21
    Dependence on Manufacturers for Supply of Motor Vehicles...............  21
    Restrictions in Franchise Agreements that Govern Ability of Dealerships to Sell Motor Vehicles or its Assets or Properties....................  21
    Mature Industry and Cyclicality With Limited Growth Potential..........  22
    Dealership Competition for Sale of Motor Vehicles......................  22
    Restrictions that Could Limit Supply of Motor Vehicles.................  22
  Conflicts of Interest Among the Company and Certain Trustees.............  22
    Ability of Certain Trustees to Influence the Company...................  23
    Terms of Initial Sale of Initial Properties by Affiliates of Messrs.
     Pohanka and Rosenthal.................................................  23
    Terms of Initial Leases for Lease of Initial Properties to Affiliates
     of Messrs. Pohanka and Rosenthal......................................  23
    Ability of Certain Trustees and Their Affiliates to Influence the Sale
     or Refinancing of the Initial Properties..............................  23
  Purchase Prices of Properties Have Not Been Based on Independent
   Appraisals and as a Result the Market Capitalization of the Company May
   Exceed the Fair Market Value of the Company's Properties if Determined
   by Appraisal............................................................  24
  The Company's Lack of Operating History; No Assurance that the Company
   Will Be Able to Generate Sufficient Revenue to Make or Sustain
   Distributions to Shareholders...........................................  24
  There Can Be No Assurance that the Company Will Complete Any Additional
   Acquisitions of Properties..............................................  25
  Risk That the Company Could Be Treated as an Investment Company if
   Proceeds Have Not Been Invested Within One Year ........................  25
  Risk of Leverage.........................................................  25
  The Company will not Exercise Control Over the Management or Maintenance of the Properties.......................................................  26
  Dependence on Key Personnel..............................................  26
  Geographic Concentration of the Initial Properties in Certain Markets
   Renders the Company Vulnerable to Local Economic Conditions.............  26
  General Real Estate Investment Risks.....................................  26
    General Risks of Real Estate Investment................................  27
    Real Estate Tax Increases..............................................  27
    Operating Expenses Increases ..........................................  27
    Risks Associated with Illiquidity of Real Estate.......................  27
  Governmental Regulations; Environmental Matters..........................  27
    Environmental Laws.....................................................  27
    Americans with Disabilities Act of 1990................................  28

    Other Regulations......................................................  29
  Competition with Other Companies with Similar Business Objectives and
   Strategies..............................................................  29
  Adverse Consequences of Failure to Qualify as a REIT; Other Tax
   Liabilities.............................................................  29
    Tax Liabilities as a Consequence of Failure to Qualify as a REIT.......  29
    Adverse Effects of REIT Minimum Distribution Requirements..............  30
    Consequences of Failure to Qualify as a Partnership....................  30
    Risks Regarding Characterization of Initial Leases.....................  30
    Other Tax Liabilities..................................................  31
  The Ownership Limit......................................................  31
  Certain Tax and Anti-takeover Provisions May Inhibit a Change in Control of the Company..........................................................  31
    Ownership Limit........................................................  31
    Removal of Trustees; Vacancies.........................................  32
    Preferred Shares.......................................................  32
    Maryland Business Combination Statute..................................  32
  Changes in Policies......................................................  32
  No Prior Market for Common Shares........................................  32
  Effect on Market Interest Rates on Share Prices..........................  33
  Possible Adverse Effects on Share Price Arising from Common Shares
   Eligible for Future Sale................................................  33
USE OF PROCEEDS............................................................  34
CAPITALIZATION.............................................................  36
DILUTION...................................................................  37
CONFLICTS OF INTEREST POLICIES.............................................  38
SELECTED FINANCIAL INFORMATION.............................................  40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  41
  Overview.................................................................  41
  Results of Operations....................................................  41
  Pro Forma Results of Operations..........................................  41
    Environmental Matters..................................................  42
  Liquidity and Capital Resources..........................................  42
BUSINESS OF THE COMPANY AND PROPERTIES.....................................  44
  Overview.................................................................  44
  Strategy.................................................................  46
  The Initial Leases, Properties and Dealerships...........................  47
  Typical Initial Lease Terms............................................... 51
    Use of the Properties................................................... 51
    Amounts Payable under the Leases; Net Provisions........................ 51
    Maintenance, Alterations, Additions or Improvements..................... 51
    Insurance............................................................... 52
    Damage to, or Condemnation of, a Property............................... 52
    Financial Covenants..................................................... 53
    Assignment and Subletting............................................... 53
    Indemnification......................................................... 53
    Environmental Matters................................................... 54
    Events of Default....................................................... 54
    Right of First Offer and Option to Purchase Property.................... 55
    Governing Law........................................................... 55
  Washington, D.C. Metropolitan Area ....................................... 56
  Governmental Regulations Affecting the Properties......................... 56
    Environmental Laws...................................................... 56
    Americans with Disabilities Act of 1990................................. 56
  Franchise Agreements...................................................... 57
  Competition............................................................... 58
  Other Investment Policies................................................. 58
  Employees................................................................. 58
  Legal Proceedings......................................................... 58
MANAGEMENT.................................................................. 59
  Trustees, Executive Officers and Key Employees............................ 59
  Committees of the Board of Trustees....................................... 61
    Audit Committee......................................................... 61
    Executive Committee..................................................... 61
    Executive Compensation Committee........................................ 61
  Compensation of Trustees.................................................. 61
  Executive Compensation.................................................... 61
  Employment Agreements..................................................... 62
  1998 Equity Incentive Plan................................................ 62
  Option Grants in Connection with the Formation Transactions............... 63
  Indemnification of Trustees and Officers.................................. 64
STRUCTURE AND FORMATION OF THE COMPANY...................................... 65
  Structure of the Company.................................................. 65
  Formation Transactions.................................................... 65
  Benefits to Related Parties............................................... 66
  Lock-Out Provisions....................................................... 68
  Benefits of the UPREIT Structure.......................................... 68
  Acquisition of the Initial Properties from the Initial Sellers............ 68
RELATED TRANSACTIONS........................................................ 69
  Transactions with Trustees................................................ 69

   Dealer Warrants.........................................................   69
   Acquisitions of Initial Properties......................................   69
   Initial Leases..........................................................   69
   Sale of Common Shares in this Offering..................................   69
PARTNERSHIP AGREEMENT......................................................   70
  Management...............................................................   70
  Indemnification..........................................................   70
  Transferability of Interests.............................................   70
  Extraordinary Transactions...............................................   71
  Issuance of Additional Units.............................................   71
  Capital Contributions and Additional Funds...............................   71
  Awards Under Plan........................................................   71
  Distributions............................................................   71
  Operations...............................................................   72
  Limited Partner Redemption Rights........................................   72
  Tax Matters..............................................................   72
  Term.....................................................................   72
PRINCIPAL SHAREHOLDERS OF THE COMPANY......................................   73
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST...............................   74
  Authorized Shares........................................................   74
  Common Shares............................................................   74
  Preferred Shares.........................................................   75
  Restrictions on Ownership and Transfer...................................   76
  Certain Provisions of Maryland Law and of the Declaration of Trust and
   Bylaws..................................................................   78
    Business Combinations..................................................   78
    Control Share Acquisitions.............................................   79
    Limitation of Liability and Indemnification............................   79
    Maryland Asset Requirements............................................   80
    Meetings of Shareholders...............................................   80
COMMON SHARES ELIGIBLE FOR FUTURE SALE.....................................   81
    General................................................................   81
    Underwriting Warrants..................................................   82
    Dealer Warrants........................................................   82
    Conversion of Units....................................................   82
    Registration Rights.....................................................  82
FEDERAL INCOME TAX CONSEQUENCES.............................................  83
  Taxation of the Company as a REIT.........................................  83
    General.................................................................  83
    Requirements for Qualification..........................................  84
    Income Tests............................................................  84
    Asset Tests.............................................................  88
    Annual Distribution Requirements........................................  89
    Partnership Anti-Abuse Rule.............................................  89
    Failure to Qualify......................................................  90
  Taxation of Holders of Common Shares......................................  90
    U.S. Shareholders.......................................................  90
    Backup Withholding......................................................  92
    Taxation of Tax-Exempt Shareholders.....................................  92
    Non-U.S. Shareholders...................................................  92
    Ordinary Dividends......................................................  93
    Return of Capital.......................................................  93
    Capital Gain Dividends..................................................  94
    Sales of Common Shares..................................................  94
    Backup Withholding......................................................  94
  Other Tax Consequences....................................................  95
  Tax Aspects of the Operating Partnership..................................  95
    Classification as a Partnership.........................................  95
    Partnership Allocations.................................................  96
    Tax Allocations with Respect to the Properties..........................  97
    Basis in Operating Partnership Interest.................................  98
    Sale of the Properties..................................................  98
UNDERWRITING................................................................  99
LEGAL MATTERS............................................................... 101
EXPERTS..................................................................... 101
ADDITIONAL INFORMATION...................................................... 102
INDEX TO FINANCIAL STATEMENTS............................................... F-1
GLOSSARY.................................................................... G-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial information, including the historical and pro forma financial statements and notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual operations may differ significantly from the results discussed in the forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in the Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

  Unless otherwise indicated, the information contained in this Prospectus assumes: (i) the consummation of the transactions described under "Structure and Formation of the Company" (collectively, the "Formation Transactions") contemporaneously with the closing of this Offering, (ii) an initial public offering price of $15.00 per Common Share (representing the midpoint of the price range), (iii) the purchase by FBR Asset Investment Corporation of 1,792,115 Common Shares at the assumed initial public offering price (net of underwriting discounts and commissions), and (iv) that the Underwriters' over-allotment option will not be exercised.

  This Prospectus includes statistical industry data regarding Dealerships and Related Businesses. Unless otherwise indicated, such data is taken or derived from information published by (i) the Industry Analysis Division of the National Automobile Dealers Association ("NADA") in its NADA Data 1996 and NADA Data 1997, and on the "NADANET" web-site located at "www.nadanet.com/news/nadadata/econfyi.htm," (ii) Crain Communications Inc. in its Automotive News 100-Year Almanac, 1996 Market Data Book and 1997 Market Data Book, (iii) ADT Automotive, Inc. in its 1997 Used Car Market Report, (iv) the Bureau of the Census in the U.S. Department of Commerce in its Statistical Abstract of the United States 1996 from the National Data Book, or (v) the Washington Business Journal, thirteenth annual The Book of Lists, 1997-1998.

  Unless the context otherwise requires, all references to (i) the "Company" in this Prospectus include Capital Automotive REIT and its sole subsidiary, Capital Automotive L.P., a Delaware limited partnership (the "Operating Partnership"), or either of them, and (ii) the Dealers, the Initial Sellers and Sellers (as hereafter defined) and the Initial Lessees and Lessees (as defined hereafter) and the Representative also refer to persons or entities who are their affiliates ("Affiliates") as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act") where the context requires. See "Glossary" beginning on page G-1 for the definition of certain other terms used in this Prospectus.

                                  THE COMPANY

  The Company is a newly organized self-administered and self-managed Maryland REIT formed on October 20, 1997 to invest in the real property and improvements used by operators ("Dealers") of multi-site, multi-franchised motor vehicle dealerships ("Dealerships") and motor vehicle related businesses ("Related Businesses") located in major metropolitan areas throughout the United States. The Company is the first publicly-offered REIT formed primarily to acquire and lease back properties for use by Dealers (the initial real estate and improvements are referred to as the "Initial Properties" or together with any future real estate and improvements are referred to as the "Properties").

  The Company's primary business strategy is to acquire a diversified portfolio of Properties used by Dealers throughout the United States, including Properties used by new motor vehicle retail dealerships, used motor vehicle retail dealerships, motor vehicle auctioneers, and service, repair or parts businesses. In addition, the Company intends to commit to purchase Properties under construction, renovation or expansion upon completion of such construction, renovation or expansion. The Company believes that its acquisition strategy will provide sellers with an opportunity (i) to acquire liquidity, while maintaining ownership and control of the Dealerships or Related Businesses, (ii) to diversify their investments, (iii) to obtain funds to expand the operations of their Dealerships or Related Businesses, and (iv) to facilitate their estate planning. The Company has adopted a policy, which may be changed by the Board of Trustees without shareholder approval, to limit the debt to total market capitalization ratio to not more than 50%.

  The Company has entered into agreements to acquire 36 Initial Properties on which 54 franchisees of 24 brands of motor vehicles are located. Twenty of the Initial Properties are located in the Washington, D.C. Metropolitan Area, which Initial Properties are operated by four of the top 20 Dealers in the Washington, D.C. Metropolitan Area, as measured by total new vehicles sold in 1996. Other Initial Properties are located in Colorado, the eastern shore of Maryland, Nevada, Pennsylvania, Texas and southern Virginia. Dealers located on the Initial Properties sell domestic and imported luxury, family, economy and sport utility vehicles, and trucks and vans, including Mercedes-Benz, Honda, Toyota, Lexus, Chevrolet, Saturn, Ford, GMC, Mazda, Infiniti, Jaguar, Acura, Lincoln-Mercury, Mitsubishi and Nissan. The Initial Properties will be purchased from their owners, who are Affiliates of the Dealers (the "Initial Sellers" or together with any future sellers, the "Sellers") and will be leased back to the Dealers or their Affiliates (the "Initial Lessees" or together with any future lessees, the "Lessees"). The Initial Leases will be long-term leases that require the Initial Lessees to pay all operating costs of the Initial Properties, as well as all taxes, utilities, insurance, repairs, maintenance and other expenses (commonly referred to as "triple net" leases).

  The Initial Lessees are Affiliates of the Pohanka Automotive Group ("Pohanka"), the Rosenthal Automotive Organization ("Rosenthal"), Sheehy Auto Stores ("Sheehy"), Cherner Automotive Group ("Cherner"), Cross-Continent Auto Retailers, Inc. ("Cross-Continent"), Good News Auto Mall ("Good News") and Kline Automotive Group ("Kline"). Each of the Dealership groups has received numerous industry awards. See "Business of the Company and Properties." Collectively, Initial Sellers affiliated with Pohanka, Rosenthal, Sheehy and Cherner will own 1,204,342; 3,438,298; 295,439; and 103,470 Units in the
Operating Partnership, respectively. Mr. Pohanka and his family have advised the Representative that they intend to purchase $13 million of registered Common Shares in this Offering at the initial public offering price. Messrs. Pohanka and Rosenthal also will have the right to acquire an aggregate of 1,414,158 Units (equal to 4% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option) on a fully diluted basis). Messrs. Pohanka and Rosenthal have agreed to join the Company's Board of Trustees prior to the closing of the Offering.

  Thomas D. Eckert, President and Chief Executive Officer, Scott M. Stahr, Executive Vice President and Chief Operating Officer, Donald L. Keithley, Executive Vice President of Business Development, and David S. Kay, Vice President and Chief Financial Officer, the Company's executive officers, have 22; 12; 38; and 10 years of experience, respectively, in the real estate, financial and motor vehicle industries, although they do not have experience managing or operating a REIT. Following the Offering, the Company's executive officers will own or have the right to acquire in the aggregate 106,667 Common Shares and 2,368,107 Units (equal to 7% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment in full) on a fully diluted basis) pursuant to options granted under the Company's 1998 Equity Incentive Plan (the "Plan"). See "Management--1998 Equity Incentive Plan."

  Certain conflicts of interest could exist between the Company and Mr. Pohanka or Mr. Rosenthal in his capacity as a Trustee of the Company and as Affiliates of certain Initial Sellers and Initial Lessees. Messrs. Pohanka and Rosenthal may exert influence over the Company in connection with (i) the terms of the contribution agreements and leases for Initial Properties or future Properties to be acquired from any one of them, (ii) the exercise and terms of the right of first offer and repurchase right of an affiliated Initial Lessee under an

Initial Lease, (iii) the decision to sell or refinance a Property, (iv) the terms of any "lock-out" restrictions, that limit the ability of the Company to sell or refinance particular Properties, and (v) the enforcement of Initial Leases and agreements with Mr. Pohanka or Mr. Rosenthal or their respective Affiliates. The Company has adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. See "Conflicts of Interest Policies."

  Assuming (i) conversion of Units to Common Shares upon exercise of redemption rights (which are redeemable beginning on the first anniversary of the date of issuance by the holder), (ii) exercise of warrants to acquire Common Shares or Units to be issued to the Representative or affiliates of the Company, (iii) exercise of options to acquire Common Shares or Units to be issued to executive officers of the Company, and (iv) the purchase of $13 million of Common Shares by Mr. Pohanka and his family in this Offering, Trustees and executive officers of the Company would collectively own 28.92%, and the Representative and its Affiliates would collectively own 9.71% of the outstanding Common Shares (27.20% and 8.77% if the Underwriters' over-allotment option is exercised in full), subject to the 9.9% limitation on ownership of Common Shares by a shareholder. See "Principal Shareholders of the Company."

  The Company's principal executive offices are located at 1925 North Lynn Street, Suite 306, Arlington, Virginia 22209. Its telephone number is
(703) 469-1300.

                                  RISK FACTORS

  An investment in the Common Shares involves various risks. Prospective shareholders should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Shares offered hereby. These risks include:

  . Inability of the Company to close the acquisition of any Initial Property or close such acquisition as scheduled, which may adversely affect the financial results of the Company and distributions to shareholders;

  . Dependence on the ability of Lessees to pay rent and perform their obligations under the Leases, which ability may be affected by risks inherent in operating Dealerships or Related Businesses, including, but not limited to, (i) the ability of Dealers to access financing, (ii) competitive factors, including consolidation of ownership, (iii) the expansion or contraction of the motor vehicle retail industry,
    (iv) performance of Dealers under their Franchise Agreements with Manufacturers, (v) general factors affecting Manufacturers, including union and labor issues, product safety issues, health and safety regulations, environmental regulations, consumer tastes and preferences, recalls and litigation, (vi) governmental regulation, including health, safety and environmental regulation, and (vii) general economic factors that affect new and used motor vehicle sales and leases;

  . Conflicts of interest between the Company and Mr. Pohanka or Mr.
    Rosenthal, who have agreed to join the Board of Trustees prior to the closing of this Offering and who are Affiliates of certain Initial Sellers and Initial Lessees, and the potential influence of those Trustees and their Affiliates over the business and affairs of the Company, including, but not limited to, (i) negotiation of the terms of the contribution agreements and Initial Leases for the Initial Properties to be acquired from any one of them, (ii) operation of the Company's ongoing businesses, including conflicts associated with the tax consequences to certain Initial Sellers, which, together with certain provisions of the Partnership Agreement, may influence the Company's decision to sell or finance, or to prepay debt secured by, certain Properties, (iii) potential election by the Lessee to exercise its right of first offer or option to purchase the Properties at the end of the initial Lease term or any renewal term and negotiation of the terms of such acquisitions, (iv) the terms of any lock-out restrictions, that limit the ability of the Company to sell or refinance particular Properties, and (v) the enforcement of the Initial Leases or other agreements;

  . The lack of operating history of the Company and management's lack of experience operating a REIT;

  . Approximately 66% of the net proceeds of the Offering (assuming the Underwriters do not exercise their over-allotment option) has not been committed to specific investments; the Company may face significant competition in acquiring additional Properties, which may inhibit the Company's ability to achieve its investment objectives and necessitate the investment of the proceeds of this Offering in short-term or government securities that could produce a lower yield to the Company than could be generated from an investment in real estate. The shareholders will not have the opportunity to evaluate such acquisitions by the Company;

  . The Company's limited control over the management of the Properties, which could affect the maintenance and repair of the Properties;

  . The taxation of the Company as a regular corporation if it fails to qualify as a REIT and the resulting decrease in funds available to pay distributions to shareholders;

  . The possibility that the consideration paid by the Company for certain
    Properties acquired by the Company may exceed fair market values estimated by other methodologies, such as third party appraisals (such consideration has been or will be determined through negotiations with the Seller, wherein the Company considers (i) the Property's market value based on its analysis of comparable property sales, (ii) the rents and terms of the Lease at which the Property will be leased back to the Seller, (iii) the potential for appreciation of the value of the Property over the Lease term and any renewal term, (iv) the characteristics of the Property, including the size, configuration, and zoning, (v) the condition of the real estate and improvements, and assessment of its useful life, and (vi) alternative uses for the Property);

  . Inability to obtain consents required under certain Franchise Agreements that impose restrictions relating to the sale or transfer of certain assets or Property of certain Dealerships without the consent or waiver of Manufacturers, which could result in the Company being unable to acquire certain Initial Properties or additional Properties;

  . The Company's dependence on key officers and Trustees of the Company, including Thomas D. Eckert, President and Chief Executive Officer, Scott
    M. Stahr, Executive Vice President and Chief Operating Officer, Donald L. Keithley, Executive Vice President of Business Development, and David S. Kay, Vice President and Chief Financial Officer, the loss of whom could adversely affect the management of the Company. The executive officers will receive substantial compensation from the Company. See "Management-- Executive Compensation;"

  . The distribution requirements for a REIT under federal income tax laws, which may limit the Company's ability to finance future acquisitions, developments and improvements without additional debt or equity financing;

  . The geographic concentration of the Initial Properties primarily in suburban communities of Washington, D.C., which could render the Company vulnerable to local economic conditions and other local factors;

  . General risks relating to commercial real estate ownership and investment, including, but not limited to (i) the effect of economic and other conditions on real estate values, including, those associated with cyclical weaknesses in the real estate markets, (ii) the general lack of liquidity of investments in real estate, (iii) competition from other real estate investors seeking properties of the types which the Company intends to acquire or finance, (iv) the inability of Lessees to make rent payments, (v) the possibility that the Company may not be able to replace existing Lessees, if necessary, or reposition properties for alternative uses, (vi) governmental regulation, including, changes in use, zoning, health and safety and environmental requirements, (vii) potential for unknown or future environmental or other liabilities, and (viii) uninsurable losses;

  . Limitations on the Company's ability to sell or refinance certain
    Properties, which could adversely effect the financial performance of the Company;

  . The ability of the Board of Trustees to change the policies of the Company, including investment, financing, leverage and distribution policies, without a vote of the shareholders;

  . Failure by the Company to invest a significant portion of the proceeds of this Offering in Properties within one year of closing of the Offering, which could result in the Company investing any unused proceeds in certain government securities in order to avoid registering as an investment company and becoming subject to the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act");

  . The potential anti-takeover effects of provisions in the Company's
    Declaration of Trust and Bylaws, including, among other things, provisions generally limiting the actual or constructive ownership of Common Shares by any one person or entity to 9.9% of the outstanding Common Shares, unless the Board of Trustees waives that restriction, which could deter the acquisition of control by a third party, thus making it more difficult to effect a change in management or limiting the opportunity for shareholders to receive a premium over the market price for their Common Shares;

  . The Company intends to use leverage, generally with a ratio of debt to total market capitalization of not more than 50%. This policy may be changed by the Board of Trustees without the approval of the shareholders. If the Company modifies this strategy to permit a higher degree of leverage and incurs additional indebtedness, debt service requirements would increase accordingly, and such an increase could adversely affect the Company's financial condition and results of operations. In addition, increased leverage could increase the risk of default by the Company on its debt obligations, with the potential for loss of the Properties secured thereby, cash available for distribution, and asset values, of the Company;

  . The potential fluctuations in market interest rates or equity markets, which may lead prospective shareholders to demand higher yields, may adversely affect the market price of the Common Shares or may limit the Company's ability to raise additional equity to finance future acquisitions, developments and improvements;

  . The possible reduction of the market price of the Common Shares or dilution on a per share basis, due to the potential future sale of additional Common Shares or the issuance of Units as consideration for the acquisition of Properties; and

  . The absence of a prior public market for the Common Shares and the possibility that the trading volume of the Common Shares may be limited.

                 THE INITIAL PROPERTIES, LEASES AND DEALERSHIPS

  The Company has entered into agreements to acquire 20 Initial Properties that are located primarily in suburban communities of the Washington, D.C. Metropolitan Area. The locations of the additional 16 Initial Properties include Colorado, the eastern shore of Maryland, Nevada, Pennsylvania, Texas and southern Virginia. The Company's interest in each Initial Property includes the land, buildings and improvements, related easements and rights and fixtures. The Company will not own or lease any personal property, furniture or equipment at any Initial Property, all of which will be owned or leased from third parties or by the respective Initial Lessees. The Initial Properties are generally zoned for a wide range of commercial uses and typically have frontage on major transportation arteries with high traffic patterns, high visibility, bright signage, and ease of entrance and exit. The improvements on the Initial Properties generally consist of one or more retail showrooms, office space (which may or may not be contained in separate buildings), adjacent full service and repair facilities, parts and accessories departments, and in many cases, acreage set aside for used car sales, body shops and parking for inventory.

  Set forth below is certain information relating to the Initial Properties:

                                                                     AGGREGATE
                                                                       GROSS
                                                            LAND     LEASEABLE
                                               PURCHASE     AREA      BUILDING
     DEALERSHIPS(1)            LOCATION      PRICE(2)(3)  IN ACRES AREA (SQ. FT.)
     --------------            --------      ------------ -------- --------------
Rosenthal Infiniti,
 Mazda/Nissan...........  Tysons Corner, VA  $ 23,873,587   12.0       84,384
Rosenthal Nissan, Acura,
 Mazda & Isuzu..........  Gaithersburg, MD     11,855,771    8.4       68,898
Rosenthal Honda &
 Jaguar.................  Tysons Corner, VA    11,454,528    7.8       46,836
Rosenthal Chevrolet &
 Jeep/Eagle.............  Arlington, VA         6,779,469    5.2       67,000
Rosenthal Mazda.........  Arlington, VA         5,356,973    2.2       16,176
Rosenthal Storage Lot...  Arlington, VA         4,890,991    4.7       32,349
Rosenthal Body Shop.....  Tysons Corner, VA     1,057,392    0.9       16,000
                                             ------------  -----      -------
   Subtotal.............                     $ 65,268,711   41.2      331,643
                                             ============  =====      =======
Pohanka Acura &
 Chevrolet/GEO(4).......  Chantilly, VA      $  7,651,113    5.1       48,571
Pohanka Saturn/Isuzu
 Oldsmobile & GMC
 Truck(4)...............  Marlow Heights, MD    4,326,150    5.9       38,377
Pohanka Saturn(4).......  Bowie, MD             4,064,550    5.3       22,679
Pohanka Honda(4)........  Marlow Heights, MD    3,700,387    2.3       40,769
Pohanka Lexus(4)........  Chantilly, VA         3,438,343    2.3       15,111
Pohanka Cadillac,
 Hyundai, Nissan &
 Kia(4).................  Fredricksburg, VA     3,432,650    6.2       42,473
Pohanka Undeveloped
 Dealership Lot(4)......  Chantilly, VA         2,459,742    7.1          --
Pohanka Hyundai &
 Subaru(4)..............  Marlow Heights, MD    1,556,465    2.6       15,372
Pohanka Body Shop(4)....  Marlow Heights, MD      694,575    2.7        2,550
                                             ------------  -----      -------
   Subtotal.............                     $ 31,323,975   39.5      225,902
                                             ============  =====      =======
Sheehy Ford & Kia.......  Springfield, VA    $  6,308,000    6.6       51,512
Chapman Ford Sales(5)...  Philadelphia, PA      3,000,000    7.9          --
Sheehy Lincoln-Mercury &
 Mitsubishi.............  Woodbridge, VA        2,565,925    3.1       24,597
Sheehy Ford.............  Marlow Heights, MD    2,132,000    4.6       26,400
                                             ------------  -----      -------
   Subtotal.............                     $ 14,005,925   22.2      102,509
                                             ============  =====      =======
Cherner Lincoln-
 Mercury................  Annandale, VA      $  6,322,909    5.3       43,884
                                             ============  =====      =======
T. West Sales & Service
 (Toyota)...............  Las Vegas, NV      $ 13,205,000    8.8      126,685
Douglas Motors
 (Toyota)...............  Denver, CO            8,905,000    6.5      148,461
Plains Chevrolet........  Amarillo, TX          4,705,000   16.1      121,425
Westgate Chevrolet......  Amarillo, TX          4,405,000    8.0       48,000
Midway Chevrolet........  Amarillo, TX          3,105,000   12.2       43,262
Quality Nissan..........  Amarillo, TX          1,005,000    3.4       16,947
                                             ------------  -----      -------
   Subtotal.............                     $ 35,330,000   55.0      504,780
                                             ============  =====      =======

                                                                 AGGREGATE
                                                                   GROSS
                                                        LAND     LEASEABLE
                                           PURCHASE     AREA      BUILDING
     DEALERSHIPS(1)          LOCATION    PRICE(2)(3)  IN ACRES AREA (SQ. FT.)
     --------------          --------    ------------ -------- --------------
Price Buick & Pontiac...  Salisbury, MD  $  1,344,826    3.3        12,500
Good News Body Shop.....  Salisbury, MD     1,268,500    6.2        12,200
Good News Olds-Cadillac-
 GMC Truck..............  Salisbury, MD       830,300    3.5        14,700
Good News Honda.........  Salisbury, MD       586,560    2.4        11,800
Towne Toyota & Mercedes-
 Benz...................  Salisbury, MD       568,500    2.3        12,100
Good News Nissan........  Salisbury, MD       449,400    1.2        17,200
Good News Mazda.........  Salisbury, MD       413,000    1.4        12,400
                                         ------------  -----     ---------
   Subtotal.............                 $  5,461,086   20.3        92,900
                                         ============  =====     =========
Kline Toyota
 Greenbrier/Kline
 Chevrolet..............  Chesapeake, VA $  6,984,755   11.2        71,280
Kline (Land)............  Chesapeake, VA    1,525,245   14.0           --
                                         ------------  -----     ---------
   Subtotal.............                 $  8,510,000   25.2        71,280
                                         ============  =====     =========
   Total                                 $166,222,606  208.7     1,372,898
                                         ============  =====     =========

--------

(1) The Company currently intends to close the acquisitions of the Initial Properties within 60 days of the date of closing of this Offering, except that the acquisition of the Cross-Continent Initial Properties located in Las Vegas, Nevada and Denver, Colorado are scheduled to close in July 1998.

(2) The purchase prices for the Initial Properties are allocated among the initial selling groups as follows:

                                                  ALLOCATION OF PURCHASE PRICE
                                             ---------------------------------------
                                                            APPROXIMATE
                             TOTAL PURCHASE                   ASSUMED      ESTIMATED
   SELLING GROUP                  PRICE          CASH     MORTGAGE DEBT(A)   UNITS
   -------------             --------------- ------------ ---------------- ---------
   Pohanka Automotive
    Group..................  $    31,323,975 $        --    $13,258,844    1,204,342
   Rosenthal Automotive
    Organization...........       65,268,711          --     13,694,242    3,438,298
   Sheehy Auto Stores......       14,005,925          --      9,574,333      295,439
   Cherner Automotive
    Group..................        6,322,909          --      4,770,863      103,470
   Cross-Continent Auto
    Retailers, Inc. .......       35,330,000   35,330,000           --           --
   Good News Auto Mall.....        5,461,086    5,461,086           --           --
   Kline Automotive Group..        8,510,000    8,510,000           --           --
                             --------------- ------------   -----------    ---------
      Totals...............  $   166,222,606 $ 49,301,086   $41,298,282    5,041,549
                             =============== ============   ===========    =========

--------

    (a) Based on mortgage debt outstanding as of December 31, 1997.

(3) Includes an aggregate of approximately $1.4 million attributable to estimated acquisition fees and expenses (including transfer taxes, recordation taxes and title insurance but excludes $1.5 million attributable to estimated consulting and attorneys' fees). The Initial Sellers who are Affiliates of Pohanka, Rosenthal, Sheehy or Cherner may elect to receive the portion of the purchase price relative to acquisition fees or expenses either in cash or in Units.

(4) The Company expects to enter into a line of credit with NationsBank, N.A. in the amount of $10 million and to borrow $5 million at closing of this Offering. The line of credit will be secured by a blanket mortgage or mortgages (the "Pohanka Mortgage") on all of the Initial Properties to be acquired from Affiliates of Mr. Pohanka (collectively, the "Pohanka Properties"). The Pohanka Mortgages will accrue interest payable monthly in arrears at a floating interest rate equal to 90 day Libor + 1.50%. The line of credit (and the mortgages) will mature in August 1998. At maturity, a balloon principal payment of the then outstanding borrowings plus any accrued and unpaid interest will be due and payable, unless the line of credit is renewed or is refinanced as is currently contemplated by the Company. The line of credit and Pohanka Mortgage may be paid in full at any time without prepayment penalty and premium. In addition, approximately $2.5 million of the line of credit will be guaranteed by Affiliates of Mr. Sheehy and approximately $2.5 million will be guaranteed by Affiliates of Mr. Rosenthal.

(5) The Company will acquire the land but not the improvements occupying the land of Chapman Ford Sales.

  Concurrently with the Company's acquisition of the Initial Properties, the Company will lease them back to the Initial Lessees pursuant to the Initial Leases. The Company expects that the Initial Leases will generally have initial terms ranging from eight to 11 years (the "Fixed Term") and may be extended for two additional ten year terms (the "Extended Term") at the option of the respective Initial Lessees. The Initial Leases will require the Initial Lessees to pay substantially all expenses associated with the operation of the Initial Properties, such as real estate taxes and other governmental charges, insurance, utilities, service and maintenance and, therefore, will be on a "triple-net" basis. The Initial Leases also require the Initial Lessees to undertake and pay for any additions, repairs, renovations and improvements to the Initial Properties after receiving the consent of the Company, unless the Company decides, at its option, to pay for such expenditures, which would be on terms to be negotiated. Upon expiration or termination of the Initial Leases, the Initial Leases generally provide that additions, repairs, renovations and improvements will become the Property of the Company. Each Initial Lease will require the Initial Lessee to operate the Initial Property only for the same purpose for which it was used on the Company's purchase date, unless the Company consents to a different use.
  The annual rent for the first year (the "Initial Annual Base Rent") under each Initial Lease has been negotiated by the Company to produce an appropriate yield to the Company (based on the Company's determination of the appropriate return on the Company's investment considering (i) the purchase price for the Property, (ii) the credit worthiness of the Lessee, (iii) the rental rates for similarly situated properties in the geographic location in which the Property is situated, (iv) the characteristics of the Property,
(v) the cost to the Company of the funds used to acquire the Property, and (vi) the return that the Company could realize from alternative investments) on that Initial Property's purchase price (including acquisition fees and expenses). The yield to the Company from an investment in Properties will differ from the yield to shareholders from an investment in the Common Shares. The Initial Annual Base Rent and the adjusted annual base rent for each year thereafter (the "Annual Base Rent") will be adjusted upward periodically based on a factor of the CPI. The CPI adjustments range from one-half of CPI adjusted every other year to full CPI adjusted every year. Certain Initial Leases establish minimum and maximum periodic adjustments, that range from zero to 3% of base annual rent. The Company will have general recourse to the Initial Lessees, but the Initial Lessees' payment obligations under the Initial Leases will be unsecured.

                                      7-1

  Set forth below is certain information relating to the Initial Lessees:

                                                            INITIAL ANNUAL   LEASE     FIXED
      LESSEE (DEALERSHIPS)(1)(2)              LOCATION        BASE RENT    EXPIRATION   TERM   EXTENDED TERM(3)
      --------------------------         ------------------ -------------- ---------- -------- -----------------
Geneva Enterprises, Inc.
 d/b/a Rosenthal Nissan/Mazda(4).......  Tysons Corner, VA  $    2,506,727 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Mazda.......................  Arlington, VA             621,408 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Chevrolet/Jeep/Eagle
 (Storage Lot).........................  Arlington, VA             562,464 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Honda(4)....................  Tysons Corner, VA         511,866 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Jaguar(4)...................  Tysons Corner, VA         511,854 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a Geneva
 Management (Related Business).........  Arlington, VA             453,600 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Isuzu.......................  Gaithersburg, MD          451,418 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc.
 d/b/a Nissan Gaithersburg.............  Gaithersburg, MD          350,214 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Acura.......................  Gaithersburg, MD          330,111 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc.
 d/b/a Rosenthal Chevrolet/Jeep/Eagle..  Arlington, VA             312,476 Feb. 2008  10 years 2-10 year options
Maryland Imported Cars, Inc.
 d/b/a Gaithersburg Mazda(5)...........  Gaithersburg, MD          261,308 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Honda (2-acre lot)(4).......  Tysons Corner, VA         178,997 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Honda (Body Shop)(4)........  Tysons Corner, VA         126,887 Feb. 2008  10 years 2-10 year options
                                                            --------------
   Subtotal............................                     $    7,179,330
                                                            ==============
Pohanka Properties, Inc. (Chevrolet/GEO
 and Acura)(6).........................  Chantilly, VA      $      841,622 Feb. 2009  11 years 2-10 year options
Pohanka Properties, Inc.
 (Saturn, Isuzu, Oldsmobile & GMC
 Truck)(6) ............................  Marlow Heights, MD        475,877 Feb. 2009  11 years 2-10 year options
Pohanka Virginia Properties Partnership
 (Saturn)(6)...........................  Bowie, MD                 447,101 Feb. 2008  10 years 2-10 year options
Pohanka Properties, Inc. (Honda)(6) ...  Marlow Heights, MD        407,043 Feb. 2009  11 years 2-10 year options
Pohanka Properties, Inc. (Lexus)(6)....  Chantilly, VA             378,218 Feb. 2009  11 years 2-10 year options
Pohanka Virginia Properties Partnership
 (Cadillac, Hyundai, Nissan, Oldsmobile
 & Kia)(6).............................  Fredricksburg, VA         377,592 Feb. 2008  10 years 2-10 year options
Pohanka Virginia Properties Partnership
 (Undeveloped Dealership Lot)(6).......  Chantilly, VA             270,658 Feb. 2008  10 years 2-10 year options
Pohanka Properties, Inc. (Hyundai &
 Subaru)(6)............................  Marlow Heights, MD        171,211 Feb. 2009  11 years 2-10 year options
Pohanka Properties, Inc. (Body
 Shop)(6)..............................  Marlow Heights, MD         76,403 Feb. 2009  11 years 2-10 year options
                                                            --------------
   Subtotal............................                     $    3,445,725
                                                            ==============
Sheehy Ford of Springfield, Inc. (Ford
 & Kia)................................  Springfield, VA    $      662,340 Feb. 2008  10 years 2-10 year options
Sheehy Ford, Inc.(7)...................  Philadelphia, PA          330,000 Oct. 2007   9 years 2-10 year options
Sheehy Lincoln-Mercury, Inc. (Lincoln-
 Mercury & Mitsubishi).................  Woodbridge, VA            282,252 Feb. 2008  10 years 2-10 year options
Sheehy Ford, Inc.......................  Marlow Heights, MD        255,840 Feb. 2008  10 years 2-10 year options
                                                            --------------
   Subtotal............................                     $    1,530,432
                                                            ==============
Cherner Lincoln Mercury-Annandale,
 Inc...................................  Annandale, VA      $      695,520 Feb. 2008  10 years 2-10 year options
                                                            ==============

                                           INITIAL
         LESSEE                          ANNUAL BASE   LEASE     FIXED
  (DEALERSHIPS)(1)(2)        LOCATION       RENT     EXPIRATION   TERM     EXTENDED TERM(3)
  -------------------     -------------- ----------- ---------- -------- ---------------------
T. West Sales & Service,
 Inc. (Toyota) (8)......  Las Vegas, NV  $ 1,452,000 Feb. 2008  10 years     2-10 year options
Douglas Motors, Inc.
 (Toyota)(8)............  Denver, CO         979,000 Feb. 2008  10 years     2-10 year options
Plains Chevrolet,
 Inc.(8)................  Amarillo, TX       517,000 Feb. 2008  10 years     2-10 year options
Westgate Chevrolet,
 Inc.(8)................  Amarillo, TX       484,000 Feb. 2008  10 years     2-10 year options
Midway Chevrolet,
 Inc.(8)................  Amarillo, TX       341,000 Feb. 2008  10 years     2-10 year options
Quality Nissan,
 Inc.(8)................  Amarillo, TX       110,000 Feb. 2008  10 years     2-10 year options
                                         -----------
   Subtotal.............                 $ 3,883,000
                                         ===========
Good News Salisbury,
 Inc.(9)................  Salisbury, MD  $   469,920 Feb. 2008  10 years     2-10 year options
Price Buick-Pontiac,
 Inc., and The Price
 Organization(10)(11)...  Salisbury, MD      154,080 Dec. 2006   8 years                   N/A
                                         -----------
   Subtotal.............                 $   624,000
                                         ===========
Kline Chevrolet Sales
 Corp.(12)..............  Chesapeake, VA $   960,000 Feb. 2008  10 years 3-10 year options(13)
                                         ===========
    Total..............................  $18,318,007
                                         ===========

--------
(1) See the historical financial statements for Geneva Enterprises, Inc. and an affiliated company and summary financial information of Cross-Continent.
(2) The Company believes that all the Initial Properties are adequately covered by insurance.
(3) If any Initial Lease is renewed for a second Extended Term, the Annual Base Rent will be renegotiated at the time of renewal by the parties to reflect the fair market rate at the renewal date.
(4) The Initial Lessees may assign these Initial Leases (subject to compliance with certain conditions to the satisfaction of the Company), to a limited liability company to be formed by Mr. Rosenthal or his Affiliates as members.
(5) Guaranteed by Geneva Enterprises, Inc.

(6) Each Initial Lease with an Affiliate of Pohanka Automotive Group will be guaranteed by each other Initial Lessee and Dealership affiliated with the Pohanka Automotive Group.
(7) The occupant is Chapman Ford Sales, which is an unrelated third party.
(8) Guaranteed by Cross-Continent.
(9) Master Lease covering all Initial Properties acquired from Affiliates of Good News Automotive, Inc. other than Price Buick-Pontiac.

(10) The occupant is Price Buick Pontiac, which is an unrelated third party. The Company is assuming an existing Lease among Price Buick-Pontiac, Inc. and The Price Organization (Lessees) and Meyers and Rose (Lessor) dated December 10, 1991 and terminating December 31, 2006.
(11) Guaranteed by Warren A. Price and Good News Salisbury, Inc.
(12) Guaranteed by Kline Imports Chesapeake, Inc. The Property is occupied by both Kline Chevrolet and Kline Toyota (sublease to Kline Chesapeake).
(13) If the Company is required by the Initial Lessee to pay for repairs to such Initial Property in an amount in excess of $50,000 during the 29th lease year, the Initial Lessee will be required to extend such Initial Lease for a third 10-year term at a rental rate equal to fair market value.

   In addition to selling new vehicles, many Dealers lease new vehicles and sell used vehicles. Lease arrangements typically provide Dealers with a source of late-model, off-lease vehicles for its used vehicle inventory. Dealers also provide service and parts primarily for the vehicle makes and models that they sell or lease, and perform both warranty and non-warranty service work. In general, parts departments support the sales and service divisions. Dealers may also sell factory-approved parts at retail to their customers or at wholesale to independent repair shops. Dealers arrange third party financing for their customers, sell vehicle service contracts and arrange selected types of credit insurance for which they receive financing fees, subject to a charge-back against a portion of the finance fees if contracts are terminated prior to their scheduled maturity.

                                    STRATEGY

  The Company's primary objective is to become an owner and lessor of Properties used by Dealers throughout the United States for the primary purpose of generating rental income in order to provide the Company with predictable streams of cash flow to maximize shareholder value. To achieve these objectives, the Company plans to:

  . Implement an aggressive, yet disciplined, acquisition program by purchasing Properties used by Dealers of multi-site, multi-franchised Dealerships or Related Businesses that have demonstrated historic growth, are well managed, and have been maintained in good condition, and whose location and characteristics will be suitable for alternative use by:

    . Diversifying geographically by acquiring Properties located primarily in major consolidated metropolitan statistical areas ("CMSAs") in order to minimize the potential adverse impact of economic downturns in certain markets;

    . Leveraging the contacts and experience of the Company's management to develop relationships with Dealers;

    . Maintaining long-term working relationships with Dealers, by providing capital for multiple acquisitions of Properties on a market-by-market basis; and

    . Taking advantage of opportunities created by the fragmented ownership of Dealerships and Related Businesses, and the large number of suitable locations with adequate roadway frontage, high visibility and appropriate zoning.

  . Use the Company's UPREIT structure to acquire Properties in exchange for cash or Units, or a combination of cash and Units, thereby deferring some or all of a Seller's potential taxable gain, and enhancing the ability of the Company to consummate transactions and to structure more competitive acquisitions than other real estate companies in the market that may lack the Company's access to capital and the ability to acquire Properties for Units.

  . Use several valuation mechanisms, including calculations of discounted cash flow, evaluations of comparable sales and leases of properties, analysis of the alternative uses of the Properties, and evaluation of the Dealers' financial strength, to determine the purchase price and lease terms for the Properties.

  . Lease back the Properties to Lessees on a triple-net basis, thereby eliminating brokerage, re-leasing and similar costs and the risk of high Lessee turnover due to the generally historic long-term operation of Dealerships or Related Businesses at Property locations.

  . Negotiate Lease covenants designed to minimize the likelihood of loss to the Company, by permitting the Company to establish the ability of affiliated Lessees (together with any guarantors) to pay rent by bi-annually monitoring compliance with a rent coverage ratio ("Rent Coverage Ratio") of 1.5 to 1 or require the Lessee to provide additional security in the form of a guarantee of an Affiliate.

  . Utilize a variety of other financing sources, that may include the issuance of Units or other equity securities or debt securities, or a combination thereof, and enter into a bank credit facility, that will be used to leverage Properties, acquire additional Properties and for working capital purposes as a means to gain positive spread on investment. The Company's policy is to operate with a debt to total market capitalization ratio of not more than 50%, which policy may be changed from time to time by the Board of Trustees.

                     SUMMARY SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth summary selected historical and pro forma financial information for the Company. The unaudited pro forma operating information is presented as if the Formation Transactions had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Company's Unaudited Pro Forma Financial Statements. The unaudited pro forma balance sheet information is presented as if the Formation Transactions had occurred on October 20, 1997. The unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The historical and unaudited pro forma financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                 PRO FORMA FOR THE
                                                    PERIOD FROM     PRO FORMA
                                                  JANUARY 1, 1997   YEAR ENDED
                                                      THROUGH      DECEMBER 31,
                                                 OCTOBER 20, 1997      1996
                                                 ----------------- ------------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Rental income(1)................................      $13,901        $15,887
General and administrative expenses(2)..........        3,063          3,500
Depreciation(3).................................        2,207          2,522
Minority interest(4)............................        1,545          1,765
Interest expense................................          411            470
Net earnings to Common Shareholders.............        6,675          7,630
Net earnings per Common Share...................         0.86           0.99
Weighted average Common Shares outstanding(5)...        7,718          7,718
                                                     PRO FORMA      HISTORICAL
                                                    OCTOBER 20,    OCTOBER 20,
                                                       1997            1997
                                                 ----------------- ------------
                                                    (UNAUDITED)
BALANCE SHEET DATA:
Real estate owned, at cost......................     $166,223        $   --
Total assets....................................      384,298            --
Debt outstanding under line of credit...........        5,000            --
Minority interest...............................       71,014            --
Total shareholders' equity......................      306,960            --

--------

(1) Represents rental income from the Initial Lessees recorded in accordance with the terms of the Initial Leases as if all Initial Properties had been subject to the Initial Leases for the entire period. Excludes rental income of approximately $2.4 million and $2.1 million for the year ended December 31, 1996 and the period ended October 20, 1997, respectively, for two of the Initial Properties as these Initial Properties are currently being developed for use.
(2) Represents management's estimates of general and administrative expenses.
(3) Represents depreciation of the building and improvements as allocated from the purchase prices of the Initial Properties over a 20-year period.
(4) Represents approximately 18.8% of the Operating Partnership's net earnings.

(5) Represents the number of Common Shares whose proceeds will be used to repay mortgage debt assumed and to acquire the Initial Properties. If the total number of Common Shares issued in the Offering and the FBR Offering had been used, weighted average Common Shares outstanding would be 21,792 for both the year ended December 31, 1996 and for the period ended October 20, 1997, resulting in net earnings per Common Share of $0.35 and $0.31 for the year ended December 31, 1996 and the period ended October 20, 1997, respectively.

                          BENEFITS TO RELATED PARTIES

  The following table sets forth the benefits of the Formation Transactions to the executive officers and trustees of the Company:

PERSON RECEIVING BENEFIT                NATURE AND AMOUNT OF BENEFIT
------------------------                ----------------------------
John J. Pohanka and
Robert M. Rosenthal.....  1,204,342 Units and 3,438,298 Units, respectively, in connection with the sale of the Initial Properties, and
                          the repayment of approximately $13.3 million and $13.7
                          million in principal amount of debt, respectively. The
                          receipt of Units will permit the deferral of taxes on
                          the sale of such Initial Properties. In addition, the
                          Company will be prevented from selling, financing or
                          repaying debt secured by certain Initial Properties. See
                          "Structure and Formation of the Company--Lock-out
                          Provisions."

                          Affiliates of Messrs. Pohanka and Rosenthal will lease such Initial Properties from the Company and will continue to control the operations of the Dealership or Related Business operated on those Initial Properties.
                          Each of Messrs. Pohanka and Rosenthal will receive warrants to acquire Units equal to 2% of the outstanding
                          Common Shares following the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis at the initial public offering price.

                          Beginning one year after the closing of the Offering, the right to convert the Units held by them for Common
                          Shares, subject to the Ownership Limitation.

                          Purchase by Mr. Pohanka and his family of up to $13 million of Common Shares in this Offering at the initial public offering price, of which a portion may be purchased net of underwriting discounts and commissions because executive officers and Trustees may acquire in the aggregate up to 2% of the offered Common Shares at the initial public offering price (net of underwriting discounts and commissions).

Executive Officers......  Salary and bonus as executive officers of the Company as described under "Management--Executive
                          Compensation." Options to acquire Common Shares and
                          Units equal to 3% (Thomas D. Eckert), 1.625% (Scott
                          M. Stahr), .75% (Donald L. Keithley) and 1.625%
                          (David S. Kay) of the outstanding Common Shares
                          following the Offering (including exercise of the
                          Underwriters' over-allotment option in full) on a
                          fully diluted basis at the initial public offering
                          price.

                          The executive officers and Trustees may acquire in the aggregate up to 2% of the Common Shares in this Offering at the initial public offering price (net of underwriting discounts and commissions). The executive officers have advised the Representative that they currently intend to purchase an aggregate of approximately 122,000 Common Shares in this Offering.

  In addition to the foregoing, the Representative of the Underwriters and its Affiliates will receive certain benefits in connection with the Offering in addition to its compensation as an underwriter (see "Underwriting") as set forth below:

PERSON RECEIVING BENEFIT                NATURE AND AMOUNT OF BENEFIT
------------------------                ----------------------------
Friedman, Billings,
 Ramsey Group, Inc......  Repayment of the loan made to the Company in the amount of up to approximately $2.5 million, plus
                          interest thereon at the rate of 10% per annum.

FBR Asset Investment
 Corporation............  Purchase of 1,792,115 Common Shares at the initial public offering price (net of underwriting discounts
                          and commissions). Such purchaser will have certain
                          "demand" and "piggy-back" registration rights with
                          respect to such Common Shares. See "Common Shares
                          Eligible for Future Sale--Registration Rights."

                            STRUCTURE OF THE COMPANY

  The Company will be the sole general partner of the Operating Partnership. The Company will contribute the proceeds of the Offering to the Operating Partnership in exchange for Units representing approximately 81.2% of the partnership interests in the Operating Partnership (the terms and conditions of which will correspond to the Common Shares). The Company will conduct substantially all of its business, and will hold all of its interests in the Properties, through the Operating Partnership. As the sole general partner of the Operating Partnership, the Company will have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"). See "Partnership Agreement."

  The following diagram depicts the ownership structure of the Company and the Operating Partnership upon completion of the Offering and the Formation
Transactions:

                           [FLOWCHART APPEARS HERE]

                             FORMATION TRANSACTIONS

  The following transactions will be completed in connection with the completion of the Offering:

  . Concurrently with the closing of the Offering, FBR Asset Investment
    Corporation, an Affiliate of the Representative, will acquire 1,792,115 Common Shares in a private placement at the initial public offering price (net of underwriting discounts and commissions) (the "FBR Offering").

  . Concurrently with the closing of the Offering, the Company will contribute the net proceeds of the Offering and the FBR Offering to the Operating Partnership in exchange for 21,792,115 Units.

  . At closings scheduled within 60 days of the closing of the Offering, the Company will acquire certain Initial Properties from Cross-Continent, Good News and Kline in exchange for cash consideration of $13.1 million, $5.5 million and $8.5 million, respectively.

  . At closings scheduled within 60 days of the closing of the Offering, the Company will acquire Initial Properties from Pohanka, Rosenthal, Sheehy and Cherner in exchange for 1,204,342; 3,438,298; 295,439; and 103,470
    Units of the Operating Partnership, respectively. The Operating Partnership will acquire certain Initial Properties subject to existing mortgage debt of $41.3 million (the "Mortgage Debt"). The Company will pay Mortgage Debt of approximately $13.3 million, $13.7 million, $9.6 million and $4.8 million assumed from Pohanka, Rosenthal, Sheehy and Cherner, respectively, in full at the closing of the purchase of such Initial Properties. See "Use of Proceeds" and "Business of the Company and Properties--The Initial Leases, Properties and Dealerships" for a description of the consideration to be paid and Mortgage Debt to be assumed by the Company with respect to the Initial Sellers.

  . At closings scheduled for July 1998, the Company will acquire certain
    Initial Properties from Cross-Continent for cash consideration of approximately $22.1 million.

  . The Operating Partnership will use the aggregate net proceeds of the Offering and the FBR Offering of $302.4 million ($344.2 million if the Underwriters' over-allotment option is exercised in full) as described in "Use of Proceeds."

  . Dealers or their Affiliates will enter into long-term triple-net Leases with the Company with respect to the Initial Properties.

  . Each of Messrs. Pohanka and Rosenthal, who will be Trustees of the Company and Affiliates of certain Initial Sellers and Initial Lessees, will receive warrants representing the right to acquire up to 707,079 Units (equal to 2% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option) on a fully diluted basis), at an exercise price equal to the initial public offering price of the Common Shares, such warrants to be exercisable beginning on the closing of the Offering and for a period of five years thereafter (the "Dealer Warrants").

  . The Company will obtain a $10 million line of credit from NationsBank, N.A., and will borrow approximately $5 million at the closing of the Offering (approximately $2.5 million of which will be guaranteed by Affiliates of Mr. Rosenthal and approximately $2.5 million of which will be guaranteed by Affiliates of Mr. Sheehy).

                                 DISTRIBUTIONS

  The Company plans to pay regular quarterly distributions to its shareholders of at least 95% of its taxable income (as defined in Section 857(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) each year so as to qualify for the benefits accorded to a REIT under the Code. The Board of Directors may vary the dividend which will be distributed to holders of the Common Shares based upon the actual results of operations of the Company, including (i) the timing of the investment of the proceeds of the Offering and the FBR Offering, (ii) the rent received from the Lessees, (iii) the ability of the Lessees of the Properties to meet their obligations under the Leases, and
(iv) the operating expenses of the Company. See "Description of Shares of Beneficial Interest" and "Partnership Agreement."

                           TAX STATUS OF THE COMPANY

  The Company will elect to be taxed as a REIT under Sections 856-859 of the Code, commencing with its taxable year ending December 31, 1998. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income each year, determined without regard to the deduction for dividends paid and by excluding any net capital gains. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax at the corporate level on income it distributes currently to its shareholders. If the Company fails to qualify as a REIT for federal income tax purposes in any taxable year, the Company will be subject to federal income tax (including any alternative minimum tax) on its taxable income at regular corporate rates and distributions to the shareholders in any such year will not be deductible by the Company. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities" and "Certain Federal Income Tax Considerations-- Failure to Qualify" for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT for federal income tax purposes. The Company may be subject to certain federal, state and local taxes on its income and property notwithstanding its qualification for federal income taxation as a REIT.

                                  THE OFFERING

Common Shares Offered
Hereby......................  20,000,000

Common Shares to be
 Outstanding after the
 Offering...................  21,792,115(1)

Use of Proceeds.............  Approximately $49.3 million for the acquisition of certain Initial Properties, $41.3 million for repayment of Mortgage Debt, $2.5 million for repayment of the FBR Loan, and the balance of $209.2 million for the acquisition of additional Properties and general working capital purposes. See "Use of Proceeds."

Proposed Nasdaq Symbol......  CARS
--------

(1) Includes the Common Shares being offered hereby and the Common Shares to be acquired by FBR Asset Investment Corporation. Excludes 5,041,549 Common Shares reserved for issuance upon redemption of the Units issuable in connection with the acquisition of certain Initial Properties; 2,555,587 Common Shares and Units reserved for issuance pursuant to the Plan, of which options to purchase 106,667 Common Shares and 2,129,472 Units have been granted to executive officers of the Company; 1,277,794 Common Shares issuable upon exercise of the Underwriting Warrants and 1,277,794 Common Shares issuable upon conversion of 1,277,794 Units issuable upon exercise of the Dealer Warrants. See "Structure and Formation Transactions," "Management--1998 Equity Incentive Plan," "Related Transactions" and "Partnership Agreement."

                                 RISK FACTORS

  In addition to the other information presented in this Prospectus, prospective shareholders should carefully consider the following material risks before purchasing Common Shares in the Offering. Each of these factors could adversely affect the ability of the Company to make expected distributions to shareholders.

  This Prospectus contains "forward-looking statements" which represent the Company's expectations or beliefs, including, but not limited to, statements concerning industry performance, the acquisitions, financing or leasing of Properties, the Company's operations, performance, financial condition, plans, strategies, growth and prospects. Any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in the Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described below in this "Risk Factors" section and elsewhere in this Prospectus.

INABILITY OF THE COMPANY TO CLOSE THE ACQUISITION OF PROPERTY OR CLOSE SUCH ACQUISITION AS SCHEDULED

  The contribution agreements for the Initial Properties contain, and the contribution agreements for the acquisition of future Properties will contain, closing conditions typically required in connection with the acquisition of commercial real estate. Those closing conditions include the receipt of a survey, title insurance commitment and phase I environmental audit acceptable to the Company. Information that may come to the attention of the Company could disclose easements, title restrictions, other claims to title, zoning irregularities, restrictive covenants, encumbrances or environmental conditions that may otherwise cause the Company to conclude that the acquisition of that Property is not in the best interests of the Company. In such case, the Company could refuse to purchase such Property, or enter into negotiations to resolve the relevant conditions, which could prevent, delay, or result in a change of the terms of, the acquisition. In such event, it could take the Company a longer time to invest the proceeds of this Offering in Properties or adversely affect the timing of the investment of proceeds of this Offering, which could have an adverse effect on the financial results of the Company and distributions to shareholders.

THE COMPANY IS DEPENDENT UPON DEALERS GENERATING SUFFICIENT REVENUES FROM THEIR OPERATIONS TO PERMIT THE LESSEES TO PAY RENT AND FULFILL THEIR OTHER OBLIGATIONS UNDER THE LEASES

  The Company will be dependent upon the payment of rent and the performance of other Lease obligations, such as maintenance of the Properties, payment of taxes, utilities and other charges and maintenance of insurance, by the Lessees under the Leases. If the Lessees default in the payment of rent or performance of other obligations, the Company could be required to declare a default under the Lease and pursue its legal and equitable remedies, including the eviction of the Lessee. If the Lease has been guaranteed, the Company could attempt to collect under such guaranty. There is no assurance that any Lessee will continue to pay rent or perform under a Lease or that the Company can recover under a guaranty. In addition, if a Lessee or guarantor sought protection under the bankruptcy laws, the Lease could be rejected and the Company's ability to collect rent or pursue its legal or equitable remedies (such as specific performance of a Lease term) could be adversely affected. Furthermore, even if the Company was successful after undertaking any action, it could incur substantial legal fees and the costs of leasing the Property to a replacement Lessee. There is no assurance that the Company will be able to relet a Property, relet the Property to a Dealer for use as a Dealership or Related Business, or relet the Property on substantially equivalent or better terms than the prior Lease, in which event the financial results and operations of the Company could be materially adversely affected. These risks are discussed below:

  Dependence on Lessees for Payment of Rent and Performance of Lease
Terms. The Lessees of the Properties will either be the Dealers or Affiliates of those Dealers. None of the Initial Leases with affiliated

Dealers is cross-defaulted with each other. A Lessee may or may not generate sufficient cash flow to be able to perform its obligations under its Lease. Any Lessee may change or terminate its business, or engage other management to operate a Property. See "Business of the Company and Properties--General Initial Lease Terms--Financial Covenants." Nonperformance by the Lessees or Affiliates who guaranty (the "Guaranties") the payment of rent and performance of other obligations of the Lessees (the "Guarantors") could adversely affect the ability of the Company to pay or maintain distributions or otherwise operate its business. The failure of a Lessee to perform under a Lease could require the Company to declare a default, evict the Lessee, repossess the Property, find another tenant for the Property or resell the Property.

  Dependence on Guarantors for Payment of Rent and Performance of Lease Terms Upon Default of Lessee. The Company will enter into separate Initial Leases with each Dealer using an Initial Property. Certain Initial Leases will be guaranteed by Affiliates of the Initial Lessees. The Guaranties will be of payment and not of collection. There is no assurance that upon a default any or all of the Guarantors will perform under a Guaranty. In the event of a default under a Guaranty, the Company's remedy will be limited to seeking payment from such Guarantor. Failure of a Guarantor to perform under a Guaranty will not constitute a default under the Initial Lease pursuant to which a Guarantor is an Initial Lessee. Because Messrs. Pohanka and Rosenthal are Trustees of the Company, the Company's decision whether or not to pursue payment from certain Guarantors could be influenced by Mr. Pohanka or Mr. Rosenthal in his capacity as a Trustee. See "Risk Factors--Conflicts of Interest."

  The Company Has No Rights Under, or Control Over, Franchise Agreements. In general, a Manufacturer enters into a Franchise Agreement directly with the Dealer, who may or may not be the Lessee of the Property. Upon expiration or termination of a Lease, for default or otherwise, the Company will have no rights under the relevant Franchise Agreements with the Manufacturer. Any rights under the Franchise Agreements will accrue to the signatories to those agreements. In addition, upon termination or non-renewal of any Franchise Agreement, the Company will not have any rights to require the Manufacturer or the Lessee to continue to operate a Dealership at a Property. Although a Lessee may be obligated under a Lease to continue to pay rent and perform its other obligations, there is no assurance that the Lessee will do so. If an Initial Lessee moves a franchised Dealership or stops operating a franchised Dealership from a Property, the Initial Leases provide that the Initial Lessee has 24 months in which to replace or reopen the Dealership before such action becomes an event of default under the Initial Lease. However, if a Property is vacant for an extended period of time, that Property could be at a greater risk of being vandalized, suffer an uninsured loss or of not being properly maintained despite the lease provisions intended to minimize those risks. In addition, if the Company ultimately declared a default, pursued its legal and equitable remedies and regained possession of the Property, the Company could be required to expend more funds to restore the Property and experience more of a delay renting the Property than if the Property had not been vacant for that period. The Company may enter into similar Lease provisions with other Lessees.

  Rejection of Leases Under Federal Bankruptcy Codes. Any or all of the Lessees (or Guarantors) may seek the protection of the federal Bankruptcy Code, which could result in delays in rent payments or in the rejection and termination of a Lease and thereby cause a reduction in the Company's cash flow and the amounts available for distributions to its shareholders. No assurance can be given that any Lessee (or Guarantor) will not seek protection under the Bankruptcy Code in the future or, if any Lessee (or Guarantor) does seek such protection, that it will assume its Lease (or Guaranty) and continue to make rent payments in a timely manner. If any Lease (or Guaranty) is not assumed following bankruptcy the Company's cash flow and the amounts available for distribution to its shareholders may be adversely affected.

  If a Lessee filed bankruptcy, it initially would have at least 60 days to decide whether to assume the Lease. That period could be extended by order of the Bankruptcy Court. During the period before the Lease was assumed or rejected, the Lessee would not be required to pay amounts due under the Lease for the period before the bankruptcy was filed. If the Lease was assumed, the Lessee would be required to pay all amounts then due under the Lease, but would not be required to pay interest on those amounts.

  If a Lease was rejected by a bankrupt Lessee, the rejection would be treated as a breach of the Lease and the Company would have a claim for damages resulting from the breach. However, the claim would be limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% (but not more than three years) of the remaining term of the Lease, plus rent already due but unpaid. In addition, the Company's rejection claim ordinarily would be treated as a general unsecured claim, and would be paid only to the extent that funds were available to pay general unsecured claims against the Lessee. There can be no assurance that any such payment would be sufficient to pay the amounts due under the lease.

  Inability of the Company to Resell or Re-Lease Properties. The failure of a Lessee to perform under a Lease could require the Company to declare a default, repossess the Property, find another tenant for the Property or resell the Property. There is no assurance that the Company will be able to lease such Property to a Dealer, or to successfully reposition the Property for other uses, or if a replacement tenant or a different use would support the same or higher level of lease payments. Moreover, there can be no assurance that any individual Lessee will elect to extend a Lease upon expiration of its Fixed Term, which would also force the Company to find a suitable replacement tenant.

  The Company may or may not be able to sell a Property if or when the Company decides to do so. The real estate market is affected by many factors, such as general economic downturns, availability of financing, interest rates and other factors, including supply and demand, that are beyond the control of the Company. The Company cannot predict whether it would be able to sell any Property for the price or on the terms set by the Company, or whether any price or other terms offered by a prospective purchaser would be acceptable to the Company. The Company cannot predict the length of time needed to find a willing purchaser and to close the sale of a Property. The number of competitive Properties operated as Dealerships or Related Businesses in a particular area could have a material adverse effect on the Company's ability to lease a Property in the event of loss of a Lessee.

  The Company may not be able to sell a Property as is. The Company may be required to expend funds to correct defects, such as defects related to the environment, health or safety or maintenance or repair. The Company may also be required to make improvements before a Property can be sold. There is no assurance that the Company will have funds available to correct defects or make improvements. Furthermore, the expenditure of funds to correct defects or make improvements may adversely affect the funds available for investment by the Company or Actual Cash Available for Distribution to shareholders.

  If the Property is not occupied or if rent is not being paid or is being paid in an amount that is insufficient to cover operating expenses, the Company could be required to expend funds with respect to that Property, including expenses relating to taxes, insurance, utilities and maintenance of the Property. In connection with the acquisition of a Property, the Company may agree on restrictions that prohibit the sale of that Property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that Property. Such provisions would restrict the ability of the Company to resell or re-lease a Property.

  The Company may grant a Lessee a right of first offer or option to purchase a Property. The Lessee may exercise the option to purchase only at the end of an Extended Term. The Lessee may exercise the right to first offer only if the Company decides to sell the Property. The terms for the purchase of the Property under the right of first offer must be satisfactory to the Company in its discretion. The purchase price under the option to purchase would be determined by appraisal based on the highest and best use of the Property. There is no assurance that the Lessee will exercise that right or that the price offered by the Lessee in the case of a right of first offer will be adequate. Furthermore, if a Lessee affiliated with a Trustee exercises its right of first offer or option to purchase a Property, such Trustee could influence the Company's decision to sell the Property.

  Responsibility for Uninsurable Losses. Each Lease requires the Lessee to maintain insurance on the Properties and insure against customary risks, such as fire, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, flood (when the Property is located in whole or in material part in a designated flood plain area) and workers' compensation insurance. There are, however, certain types of losses (such as from environmental events, pollution, hurricanes, floods, earthquakes or wars) that may be either uninsurable or not economically insurable. In addition, there is no assurance that material losses in excess of insurance proceeds will not occur. Although the Lease requires the Lessee to restore the Property substantially to the condition it was in prior to the loss, should the Lessee fail to restore the Property the Company could lose both its capital invested in, and anticipated profits, from such Property. See "Business of the Company and Properties--The Initial Leases, Properties and Dealerships" and "Business of the Company and Properties--Typical Initial Lease Terms--Insurance."

GENERAL RISKS ASSOCIATED WITH OPERATING DEALERSHIPS AND RELATED BUSINESSES

  The Company's strategy is to concentrate on acquisitions of Properties used in the operation of Dealerships and Related Businesses. As a result, the Company will be subject to risks inherent in investments in that industry. The effects on Actual Cash Available for Distribution to shareholders resulting from a downturn of businesses within the industry will be more pronounced than if the Company had diversified its investments in Properties used for a variety of different purposes. The success of the operations of a Dealership also depends on general economic and other factors. The factors affecting motor vehicle sales include rates of employment, income growth, interest rates, other national and local conditions, automotive innovations and general consumer sentiment. These risks are discussed below:

  Dependence on Manufacturers for Supply of Motor Vehicles. Dealers operate Dealerships pursuant to written Franchise Agreements with Manufacturers. The ability of each Lessee to pay rent and perform its other obligations under a Lease will be dependent to a significant extent on its relationship with the Manufacturer on whom it is dependent for its inventory of new motor vehicles and parts. A reduction in the availability of motor vehicles or parts, and certain popular models in particular, could have an adverse effect on sales. In addition, the financial condition of the Manufacturer, marketing programs and expenditures, vehicle design, production capabilities and management of the Manufacturer affect sales. Events such as strikes and other labor actions by unions, or negative publicity concerning a particular Manufacturer or vehicle model, product recalls and litigation also affect sales. Many of these factors are beyond the control of the Company and could, at one time or another, negatively impact a Lessee and therefore the Company.

  The Dealers affiliated with the Initial Lessees generally operate Dealerships that sell the products of more than one Manufacturer. The sales mix of makes and models of motor vehicles that account for a material portion of the sales of such Dealers changes periodically, among other things, as a result of changes in consumer taste, the aging of certain models, the redesign of certain models or the introduction of new models. Therefore, sales of the makes or models of one Manufacturer today may not reflect the level of future sales of that Manufacturer's products. Although a Lessee's dependence on any one Manufacturer may be lessened by its relationship with a number of different domestic and import Manufacturers, adverse conditions affecting some or all of the Manufacturers that account for a significant portion of sales could materially adversely affect a Lessee's ability to pay rent (or if a lease is guaranteed, an affiliated Guarantor's ability to honor its Guaranty) or such Lessee's ability to otherwise continue as an occupant of an Initial Property.

  Restrictions in Franchise Agreements that Govern Ability of Dealerships to Sell Motor Vehicles or its Assets or Properties. Manufacturers exercise a great degree of control over Dealerships, and the Franchise Agreements provide for termination or non-renewal for a variety of causes. The Company believes that each Initial Lessee is in compliance in all material respects with all of their Franchise Agreements. These Franchise Agreements generally expire at various times between one and five years, although some Franchise Agreements have no specific expiration date and continue in effect unless terminated under certain limited circumstances. The Company is not aware of any refusal by a Manufacturer to renew a Franchise Agreement with Affiliates of an Initial Lessee, and has no reason to believe that each Initial Lessee will not be able to renew all of its Franchise Agreements upon expiration thereof. There can be no assurance, however, that any of the Franchise Agreements will be renewed or that the terms and conditions of such renewals will be favorable to the Dealer. If a Manufacturer terminates or declines to renew one or more Franchise Agreements for Dealerships operated on any Property, such action could have a material adverse effect on the ability of the Lessee to pay rent and perform its other obligations and, therefore, on the ability of the Company to pay distributions. Actions taken by Manufacturers to exploit their bargaining position in negotiating the terms of such renewals or otherwise could also have a material adverse effect on the Company by adversely affecting the ability of such Lessee to pay rent, any Guarantor to honor its Guaranty or the Lessee's ability to otherwise continue as an occupant of such Property.

  Certain Franchise Agreements also contain restrictions on the sale or transfer of assets or real property necessary for operation of the Dealerships, or may contain rights of first refusal in favor of certain Manufacturers to purchase those assets or real property. There are no assurances that certain Manufacturers will consent to the sale of, or waive prior rights to purchase, certain Properties that the Company may negotiate to acquire, when such consents or waivers are required. Failure to receive all or some of the required consent or waiver could have a materially adverse effect on the ability of the Company to acquire the Initial Properties and additional Properties. If the Company acquired a Property for which Manufacturers' consent was required but not obtained, the Manufacturer could seek legal recourse against the Company and/or the Seller or could impair the Company's ability to obtain clear title or to finance the Property. Also, such an event could impair the relationship between the Dealer and Manufacturer. The contribution agreements for the Initial Properties, and the contribution agreements for future Properties will, require the Seller to indemnify the Company if the Company does not acquire clear fee simple title to the Property. See "Business of the Company and Properties--Franchise Agreements."

  Mature Industry and Cyclicality with Limited Growth Potential. The United States motor vehicle industry generally is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. The motor vehicle industry is cyclical and historically has experienced periodic downturns, characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability.

  Dealership Competition for Sale of Motor Vehicles. The operation of Dealerships and Related Businesses is a highly competitive undertaking. Dealers compete with other Dealerships selling the same or similar makes of new and used vehicles, Dealers offering other models, buyers and sellers of used vehicles, service center chains and independent service and repair shops, some or all of which may offer motor vehicles, services or repairs at a lower price, provide faster service or offer faster delivery than Dealerships or Related Businesses operated by Affiliates of the Lessees. These competitors may be larger and have greater financial and marketing resources than Affiliates of the Lessees. In addition, certain Manufacturers have publicly announced that they may directly enter the retail market in the future which could have a material adverse effect on some or all of the Affiliates of Lessees. In addition, the industry is undergoing consolidation, as Dealers who represent single or a limited number of Manufacturers are acquired by Dealers that represent many Manufacturers.

  Restrictions that could Limit Supply of Motor Vehicles. Certain motor vehicles retailed by Dealers, as well as certain major components of vehicles retailed by Dealers, are imported. Accordingly, the revenues generated by those Dealerships could be adversely affected by import restrictions on certain jurisdictions, export restrictions by certain jurisdictions, and could be dependent to some extent upon general economic conditions in and political relations with foreign countries, including Japan. Recently, Congress has been considering the United States' trade relations with Japan, and actions by Congress could restrict the importation of motor vehicles from Japan. Additionally, fluctuations in currency exchange rates may adversely affect sales of motor vehicles produced by Manufacturers of imports. Imports into the United States may also be adversely affected by increased transportation costs.

CONFLICTS OF INTEREST AMONG THE COMPANY AND CERTAIN TRUSTEES

  Certain conflicts of interest could exist between the Company and Mr. Pohanka or Mr. Rosenthal in his capacity as a Trustee of the Company and Affiliates of certain Initial Sellers and Initial Lessees. Messrs. Pohanka and Rosenthal could significantly influence the business and operations of the Company in connection with (i) the terms of the contribution agreements and Leases for Initial Properties or future Properties to be acquired from any one of them, (ii) the exercise and terms of the right of first offer and repurchase right of an affiliated Initial Lessee under an Initial Lease, (iii) the decision to sell or refinance a Property, (iv) the terms of any "lock-out" restrictions, that limit the ability of the Company to sell or refinance particular Properties, and (v) the enforcement of Initial Leases and agreements with Messrs. Pohanka or Rosenthal or his affiliate. Mr. Pohanka and his family have advised the Representative that they intend to purchase up to $13 million of registered Common Shares in this Offering. The Company has adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. See "Benefits to Related Parties" and "Conflicts of Interest Policies."

  The following descriptions set forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

  Ability of Certain Trustees to Influence the Company. Messrs. Pohanka and Rosenthal, each an Affiliate of certain Initial Lessees and Initial Sellers, have agreed to join the Board of Trustees prior to the closing of the Offering. Upon completion of the Offering, assuming (i) conversion of the Units issued to Affiliates of Messrs. Pohanka and Rosenthal to acquire Initial Properties into Common Shares, (ii) exercise of the Dealer Warrants and conversion of the Units to Common Shares, and (iii) the purchase of $13 million of Common Shares in this Offering by Mr. Pohanka and his family, Mr. Pohanka and his Affiliates will own 9.56% and Mr. Rosenthal and his Affiliates will own 14.27% of the outstanding Common Shares (including exercise of the Underwriters' over-allotment option in full) on a fully diluted and converted basis. The Units may be redeemed for Common Shares at the option of the Company up to the Company's 9.9% ownership limit for Common Shares. Waiver of the ownership limit for Trustees or their Affiliates under the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") requires the approval of a majority of the Independent Trustees of the Company as defined in "Management." See "Conflicts of Interest Policies." Messrs. Pohanka and Rosenthal, as Trustees and as major holders of Common Shares or Units, will be in a position to exercise influence over the operations and affairs of the Company.

  Terms of Initial Sale of Initial Properties by Affiliates of Messrs. Pohanka and Rosenthal. The terms of the sale of certain Initial Properties and the Initial Leases with Affiliates of Messrs. Pohanka and Rosenthal may be more advantageous with respect to their Properties than the terms the Company will attempt to negotiate with Sellers of future Properties.

  Terms of Initial Leases for Lease of Initial Properties to Affiliates of Messrs. Pohanka and Rosenthal. To the extent that Initial Lessees affiliated with the Trustees exercise their rights to extend the Initial Lease for a second Extended Term, the Initial Lessees will be required to negotiate a new Base Annual Rent based on fair market value at the time of exercise of the second Extended Term. The Trustees, to the extent they continue to sit on the Board, may influence those negotiations and the terms of any such agreement. In addition, the Trustees can influence the decision whether or not to take action against an Initial Lessee or Guarantor affiliated with a Trustee in the event of a default. The terms of any related party agreement or the declaration of any default will require the authorization of a majority of the Independent Trustees of the Company. See "--The Company is Dependent Upon Dealers Generating Sufficient Revenues From Their Operations to Permit the Lessees to Pay Rent and Fulfill Their Other Obligations Under the Leases-- Dependence on Guarantors for Payment of Rent and Performance of Lease Terms Upon Default of Lessee."

  Ability of Certain Trustees and Their Affiliates to Influence the Sale or Refinancing of the Initial Properties. The Initial Lessees who are Affiliates of certain Trustees have entered into Initial Leases that grant certain rights to the Initial Lessees to repurchase the Initial Properties at such time as the Company shall determine to sell an Initial Property and upon expiration of an Extended Term of the Initial Lease. Mr. Pohanka or Mr. Rosenthal could influence the Company's decision to sell, and the terms of sale of, any Initial Property to an affiliated Initial Lessee. These Initial Lessees could experience different and more adverse tax consequences compared to those experienced by shareholders or other holders of Units upon the sale of, or reduction of mortgage indebtedness on, certain Initial Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to determine whether and on what terms to sell or finance certain Properties, such parties may have different objectives regarding the appropriate pricing and timing of any sale of, or reduction of mortgage indebtedness on, such Properties. Affiliated Trustees of the Company could influence the Company not to sell particular Properties, or not to incur additional, or conversely, not to pay off outstanding, indebtedness on particular Initial Properties, even though such sales or financing might otherwise be financially advantageous to the Company and its shareholders.

  Pursuant to the lock-out provisions, the Company may not sell (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes), or may be required to maintain certain debt levels, for periods ranging from four to seven years on certain Initial Properties to be acquired from Affiliates of Mr. Pohanka or Mr. Rosenthal. Thus, the lock-out provisions materially restrict the Company from selling or otherwise disposing of or refinancing such Initial Properties. The lock-out provisions apply even if it would otherwise be in the best interests of the shareholders for the Company to sell one or more of such Initial Properties, reduce the outstanding indebtedness with, respect to any of such Initial Properties or not refinance such indebtedness on a nonrecourse basis at maturity, or increase the amount of indebtedness with respect to such Initial Properties. Such possible future limitations, together with the lock-out provisions, may restrict the ability of the Company to sell substantially all of its assets, even if such a sale would be in the best interests of its shareholders. See "Structure and Formation of the Company."

  The lock-out provisions could impair the ability of the Company to take actions during the lock-out period that would otherwise be in the best interests of the shareholders and, therefore, may have an adverse impact on the value of the Common Shares (relative to the value that would result if the lock-out provisions did not exist). In particular, the lock-out provisions could preclude the Company from participating in certain major transactions that could result in a disposition of the Company's assets or a change in control of the Company even though that disposition or change in control might be in the best interests of the shareholders.

PURCHASE PRICES OF PROPERTIES HAVE NOT BEEN BASED ON INDEPENDENT APPRAISALS AND AS A RESULT THE MARKET CAPITALIZATION OF THE COMPANY MAY EXCEED THE FAIR MARKET VALUE OF THE COMPANY'S PROPERTIES IF DETERMINED BY APPRAISAL

  The valuations of the Company's Properties have not, and in the future may not, be determined by independent third-party appraisals. Therefore, the consideration being paid by the Company for certain Properties may exceed the fair market value of such Properties if determined by third-party appraisals. The Company considers several methods of valuation including the review and analyses of comparable properties and leases, discounted cash flow calculations, valuing alternative uses of the Property, and evaluating the financial strength of prospective Lessees. To the extent that Properties may be purchased from Sellers whose affiliates hold positions with the Company, including certain Trustees, the use of such valuation methodologies, and the basis of negotiation of the purchase price, for such Properties may be susceptible to conflict of interests. In connection with the acquisition of Properties other than the Initial Properties, the Operating Partnership may assign a value to Units for the purpose of determining the number of Units to be issued in an acquisition below the market price at which the Common Shares have been trading, which would result in the issuance of a greater number of Units to the Seller.

  Furthermore, management believes it is appropriate to value the Company as an operating enterprise rather than at the values that could be obtained from a liquidation of the Company or of individual Properties. Accordingly, the valuation of the Company has been determined based on the factors set forth in the section captioned "Underwriting." See "Underwriting." Because the liquidation value of the Company may be less than the value of the Company as a going concern, shareholders may suffer a loss in the value of their Common Shares if the Company is required to sell the Properties or any other assets.

THE COMPANY'S LACK OF OPERATING HISTORY; NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO GENERATE SUFFICIENT REVENUE TO MAKE OR SUSTAIN DISTRIBUTIONS TO SHAREHOLDERS

  The Company has been recently organized and has no operating history. There can be no assurance that the Company will be able to generate sufficient revenue from operations to pay operating expenses of the Company and make or sustain distributions to shareholders. See "Distributions." The Company also will be subject to the risks generally associated with the formation of any new business. The Company's management has extensive experience in the real estate industry but has no experience operating a real estate investment trust and working together.

  The Company's ability to make and sustain cash distributions is based on many factors, including the ability of the Company to make additional acquisitions, investment of the proceeds of this Offering, ability to negotiate favorable Lease terms, the Lessee's performance under Leases and anticipated operating expense levels, which may not prove accurate and actual results may vary substantially from estimates. Some of the factors are beyond the control of the Company, and a change in any such factor could affect the Company's ability to pay future distributions. No assurance can be given as to the Company's ability to pay or maintain distributions. Neither is there an assurance that the level of distributions will increase over time, that contractual increases in rent under the leases of the Properties or the receipt of rental revenue in connection with future acquisitions of Properties will increase the Company's Actual Cash Available for Distribution to shareholders. However, in the event of a default or a lease termination, there could be a decrease or cessation of rental payments and thereby a decrease in Actual Cash Available for Distribution. See "Distributions."

THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL COMPLETE ANY ADDITIONAL ACQUISITIONS OF PROPERTIES

  Apart from the Initial Properties, all except two of which the Company expects to acquire within 60 days of the closing of the Offering, and two of which the Company expects to acquire in July 1998, the Company has not completed any acquisitions, financings or dispositions of Properties. There can be no assurances that additional acquisitions of Properties or opportunities to finance the development of Properties on terms that meet the Company's investment criteria will be available to the Company or that the Company will be successful in capitalizing on such opportunities.

  Approximately 66% of the net proceeds of the Offering have not been committed to the acquisition of Properties on the date of this Prospectus. The Company cannot predict whether it will make future acquisitions for cash or Units or any combination thereof.

  Shareholders will not have an opportunity to approve or evaluate for themselves the Properties acquired by the Company, the terms of such acquisitions or the terms of the Leases. Shareholders must depend upon the ability of management of the Company with respect to the selection of Properties. Management has limited experience investing in Properties that are used by Dealerships and Related Businesses.

RISK THAT THE COMPANY COULD BE TREATED AS AN INVESTMENT COMPANY IF PROCEEDS HAVE NOT BEEN INVESTED WITHIN ONE YEAR

  In order to maintain the Company's exemption from regulation under the Investment Company Act, the Investment Company Act requires, among other things, that the Company be primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, within one year of the closing of the Offering. If the Company does not invest a significant portion of the proceeds of this Offering in Properties within one year of the closing date, the Company may temporarily invest any unused proceeds in certain government securities that could yield lower returns than other investments in order to avoid registering as an investment company and becoming subject to the requirements of the Investment Company Act.

RISK OF LEVERAGE

  The Company intends to use leverage, generally with a ratio of debt to total market capitalization of not more than 50%. This policy may be changed by the Board of Trustees without the approval of the shareholders. If the Company modifies this strategy to permit a higher degree of leverage and incurs additional indebtedness, debt service requirements would increase accordingly, and such an increase could adversely affect the Company's financial condition and results of operations. In addition, increased leverage could increase the risk of default by the Company on its debt obligations, with the potential for loss of the Properties secured thereby, cash available for distribution, and asset values, of the Company.

  In determining an appropriate level of leverage, the Company will utilize its market capitalization rather than the aggregate book value of its assets. The Company has chosen to use market capitalization because it believes that the book value of its assets (which is primarily the historic cost of real property less depreciation) may not always accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company will consider factors other than market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of Properties to be acquired with debt financing, the estimated market value of the Properties to be financed, and the ability of particular Properties and the Company as a whole to generate cash flow to cover expected debt service and to make distributions), there can be no assurance that management decisions based on the ratio of debt to total market capitalization (or to any other measures of asset value) will not adversely affect the expected level of distributions to shareholders.

THE COMPANY WILL NOT EXERCISE CONTROL OVER THE MANAGEMENT OR MAINTENANCE OF THE PROPERTIES

  The Lessees will control the management or maintenance of the Properties under the Leases. The Leases will generally require that the Lessees operate the Properties in an efficient and professional manner and maintain the Properties in good order, repair and appearance. During the terms of the Leases, the Company will not have the authority to require any Lessees to operate the Properties in a particular manner or to govern any particular aspect of their operation except as set forth in the Leases. Thus, even if the Company believes a Lessee is operating a Property in a manner adverse to the Company's interests, the Company will not be able to require such Lessee to change its method of operation. The Company is limited to seeking redress only if a Lessee violates the terms of the Lease, in which case the Company's primary remedy is to seek to enforce the Lease or terminate the Lease or, in certain circumstances, proceed under a Guaranty, if any, and seek to recover damages from such Lessee or to the extent applicable, any Guarantor of such Lease.

DEPENDENCE ON KEY PERSONNEL

  The loss of the services of Thomas D. Eckert, the Company's President and Chief Executive Officer, Scott M. Stahr, the Company's Executive Vice President and Chief Operating Officer, Donald L. Keithley, the Company's Executive Vice-President of Business Development, or David S. Kay, the Company's Vice President and Chief Financial Officer of the Company, could have a material adverse effect on the Company, its operations and its business prospects. The executive officers will receive substantial compensation from the Company. See "Management--Executive Compensation," "Management--Employment Agreements." The Company's success also depends upon its ability to attract and maintain qualified personnel.

GEOGRAPHIC CONCENTRATION OF THE INITIAL PROPERTIES IN CERTAIN MARKETS RENDERS THE COMPANY VULNERABLE TO LOCAL ECONOMIC CONDITIONS

  Twenty Initial Properties representing approximately 70% of the aggregate purchase prices for Initial Properties will be concentrated in the Washington, D.C. Metropolitan area. The Company's revenues and the value of the Initial Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors). In addition, local competitive conditions will affect the performance of the Dealerships and Related Businesses. There can be no assurance that the Company will be able to expand geographically, or that any such expansion will adequately insulate it from the adverse effects of local or regional economic conditions. See "Business of the Company and Properties--Washington, D.C. Metropolitan Area."

GENERAL REAL ESTATE INVESTMENT RISKS

  The Company's investments will be subject to the risks generally incident to the ownership of real property, including: (i) reliance on the Lessees to pay rent and perform their other obligations under the Leases, to generate revenues to meet fixed obligations, and cover debt service on borrowings; (ii) adverse changes in national or local economic conditions; (iii) changes in the investment climate for real estate; (iv) changes in real estate tax rates and other operating expenses; (v) adverse changes in governmental rules and fiscal policies; (vi) acts of God which may result in uninsured losses; (vii) the financial condition of the Sellers and Lessees; and (viii) other factors which are beyond the control of the Company. These factors are discussed below:

  General Risks of Real Estate Investment. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of rental income earned and capital appreciation generated, as well as property operating and other expenses incurred. If the Company's Properties do not generate revenues sufficient to meet operating expenses the Company may have to borrow amounts to cover fixed costs, and the Company's Actual Cash Available for Distribution may be adversely affected.

  The Leases require the Lessees to maintain the Properties and to return the Properties to the Company at the end of the Lease term in good condition, normal wear and tear excepted. The Company intends to collect one month's rent as a security deposit from each Lessee. If the Lessee does not return the Property to the Company in good condition, there is no assurance that the security deposit will be sufficient to restore a Property, in which event the Company would be required to expend its own funds to do so, which could be significant.

  Real Estate Tax Increases. Certain local real property tax assessors may seek to reassess certain of the Properties as a result of the Formation Transactions or future acquisitions of such Properties, which could result in those Properties being subject to higher real estate tax rates. The Leases permit the Company to pass through such increases to the Lessees for payment but there is no assurance that renewal Leases or future Leases will be negotiated on the same basis and no assurance that the Lessees will be able to make such payments.

  Operating Expense Increases. The Properties will be subject to operating risks common to commercial real estate in general, any or all of which may adversely affect the Company. The Properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. While the Initial Properties will be leased on a triple net basis, renewals of Leases or future Leases may not be negotiated on that basis, in which event the Company will have to pay those costs. If the Company is unable to lease Properties on a triple-net basis or if the Lessees fail to pay required tax, utility and other impositions, the Company could be required to pay those costs which could adversely affect funds available for future acquisitions or the Company's Actual Cash Available for Distribution.

  Risks Associated With Illiquidity of Real Estate. Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity real estate investments (such as interest payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments.

GOVERNMENTAL REGULATIONS; ENVIRONMENTAL MATTERS

  The Dealers and their Affiliates and the Company are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection laws and regulations relating to gasoline storage, waste treatment and other environmental matters, including:

  Environmental Laws. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with such disposal. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons including lessees, owners or operators, for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.

  The past and present business operations of the Dealers that are subject to such laws and regulations include the use, storage, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company, Dealers, Lessees and Sellers may be subject to other laws and regulations as a result of the past or present existence of certain underground and/or above-ground storage tanks at the Properties. The Dealers, Lessees or Sellers, like many of their competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations.

  Certain laws and regulations, including those governing air emissions and underground and above-ground storage tanks, have been amended so as to require compliance with new or more stringent standards as of future dates. The Company cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental contamination may require expenditures by the Company or additional expenditures by the Dealers, Sellers or Lessees and their Affiliates, some of which may be material. There can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Properties will not be affected by the operations of the Dealerships or Related Businesses or their Affiliates, by the condition of the land or operations in vicinity of the Properties (such as the presence of underground storage tanks) or by the activities of unrelated third parties. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation could be substantial. See "Business of the Company and Properties--Government Regulations Affecting the Properties--Environmental Laws."

  Limited environmental investigations have been conducted at certain of the Initial Properties, with the results set out in "Phase 1 reports" prepared by consultants retained by the Dealers and their Affiliates. The Phase 1 reports describe environmental conditions of concern at certain of the Initial Properties, including actual and potential releases of petroleum products from underground storage tanks and the presence of asbestos-containing materials. Based on the Phase 1 reports, the Company estimates that the aggregate cost expected to remedy identified environmental conditions of concern will not be material to the Company.

  The Initial Sellers are obligated to indemnify the Company for any third party claims based on environmental conditions, including claims by subsequent purchasers of the Property, at a minimum until such time as any relevant statute of limitations has run. In addition, the Initial Lessees and their Affiliates are obligated to comply with, indemnify and hold harmless the Company and its officers, directors, employees, shareholders, agents and Affiliates from, and to assume the cost of compliance with, all laws and regulations applicable to its Dealerships and Related Businesses, including environmental laws and remediation requirements. However, if any Initial Seller and Initial Lessee fail to comply with such requirements, the Company could be forced to pay such costs, which at such time could be significant, and then seek reimbursement of those costs from the Initial Seller and the Initial Lessee. Moreover, in the event remedial action addressing environmental conditions of concern identified in the Phase 1 reports is not conducted by the Initial Sellers or Initial Lessees or their Affiliates pursuant to environmental laws and regulations, it is possible that the existence of those conditions could impede the Company's ability to sell or re-lease the affected Initial Properties in the future or negatively impact future sales or rental proceeds.

  Americans With Disabilities Act of 1990. In addition, the Properties are required to comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Although the Company believes that each of the Initial Properties is in substantial compliance with the ADA, no assurance can be given that any investigation of the Initial Properties will not reveal non-compliance with the ADA or that the requirements of the ADA will not be changed. Although the Lessee will have primary responsibility for complying with the ADA, there is no assurance that the Lessee will comply, or that the Company would be reimbursed by the Lessee if the Company had to make expenditures to comply with the ADA. See "Business of the Company and Properties--Governmental Regulations Affecting the Properties--Americans With Disabilities Act of 1990."

  Other Regulations. The Properties are and will be subject to state and local fire, life-safety and similar requirements. The Leases will require that each Lessee comply with all regulatory requirements. Failure to comply with those requirements could result in the imposition of fines by governmental authorities, awards of damages to private litigants, or restrictions on the ability to conduct business on such properties.

COMPETITION FROM OTHER COMPANIES WITH SIMILAR BUSINESS OBJECTIVES AND
STRATEGIES

  The Company believes that it is the first publicly-offered REIT to focus primarily on consolidating the Properties used by Dealers or Related Businesses under one ownership structure. A subsidiary of Kimco Realty Corporation, a diversified public real estate investment trust, has announced that it will pursue the acquisition of properties used by Dealerships. Other public or private entities may also target these types of properties for acquisition, and some of those companies may have greater financial resources or general real estate experience than the Company. Those entities will compete with the Company in seeking Properties for acquisition and disposition and re-leasing of Properties to Dealers as they become available. The Company believes that competition for properties will primarily be on the basis of acquisition price and rental rates. Competition could have the effect of increasing acquisition prices and decreasing rents, which would have an adverse affect on the financial results of the Company and distributions to shareholders.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

  Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company intends to operate its business so as to qualify as a REIT under the Code commencing with its taxable year ending December 31, 1998. Although management believes that the Company will be organized and will operate in such a manner, no assurance can be given that the Company will be able to operate in a manner so as to qualify as a REIT or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly or more frequent basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT.

  Wilmer, Cutler & Pickering, counsel to the Company, will deliver its opinion to the Company regarding the Company's ability to qualify as a REIT. See "Certain Federal Income Tax Considerations--Taxation of the Company as a REIT" and "Legal Matters." Such legal opinion will be based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Wilmer, Cutler & Pickering has no obligation to advise the Company or its shareholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Such legal opinion is not binding on the IRS or any court.

  If the Company fails to qualify as a REIT in any taxable year, except as to certain failures for which there may be statutory relief or imposition of intermediate sanctions in the form of monetary penalties, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. See "Certain Federal Income Tax Consequences--Taxation of the Company as a REIT--Failure to Qualify." Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Trustees to revoke the Company's REIT election.

  Adverse Effects of REIT Minimum Distribution Requirements. To obtain the favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the calendar year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed income from prior years.

  The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid federal income taxes and the non-deductible 4% excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require the Company to borrow funds through the Operating Partnership on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

  Distributions by the Operating Partnership are determined by the Company, as general partner, and are dependent on a number of factors, including the amount of Actual Cash Available For Distribution, the Operating Partnership's financial condition, any decision by the Company's Board of Trustees to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. There can be no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to avoid corporate income taxation of the earnings that it distributes.

  Consequences of Failure to Qualify as a Partnership. Wilmer, Cutler & Pickering will deliver an opinion to the Company stating that, assuming that the Operating Partnership is being operated in accordance with its organizational documents, the Operating Partnership has been and will continue to be treated as a partnership, and not as a corporation, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were to challenge successfully the status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership with a resulting loss of REIT status of the Company, would reduce substantially the amount of cash available for distribution to the Company's shareholders.

  Risks Regarding Characterization of Initial Leases. Wilmer, Cutler & Pickering is of the opinion that each Initial Lease will be treated as a true lease for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were to challenge successfully the characterization of the Initial Leases as true leases, the Operating Partnership would not be treated as the owner of the Property in question for federal income tax purposes and the Operating Partnership would lose tax depreciation and cost recovery deduction with respect to such Property, which in turn could cause the Company to fail to qualify as a REIT. Although the Company will use its best efforts to structure any leasing transaction for Properties acquired in the future such that the Lease will be characterized as a "true lease' and the Operating Partnership will be treated as the owner of the Property in question for federal income tax purposes, the Company will not seek an advance ruling from the IRS and may not seek an opinion of counsel (except with respect to the Initial Leases) that it will be treated as the owner of any leased Properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.

  Other Tax Liabilities. Even if the Company qualifies as and maintains its status as a REIT, it may be subject to certain federal income taxes if it has a certain amount of non-qualified income. For example, if the Company has net income from a "prohibited transaction," such income will be subject to a 100% tax. See "Certain Federal Income Tax Consequences--Taxation of the Company as a REIT--Requirements for Qualification." In addition, the Company will be subject to state and local taxes on its income and property.

THE OWNERSHIP LIMIT

  For the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made).

  To ensure that the Company will not fail to qualify as a REIT under this and other tests under the Code, the Company's Declaration of Trust, subject to certain exceptions, authorizes the Board of Trustees to take such actions as are necessary and desirable to preserve its qualification as a REIT and to limit any person to direct or indirect ownership of no more than (i) 9.9% of the number of the outstanding Common Shares, or (ii) 9.9% of the number of outstanding Preferred Shares or any series of Preferred Shares (the "Ownership Limit"). The Company's Board of Trustees, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit; provided that such exemption would not result in the termination of the Company's status as a REIT. The Company has waived the Ownership Limit with respect to the Representative and its Affiliates to permit ownership of the Common Shares. The Company's Declaration of Trust and the Operating Partnership's Partnership Agreement contain provisions that require the approval of a majority of the Independent Trustees of the Company for waiver of the Ownership Limit with respect to any Trustee or his Affiliates. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer." The foregoing restrictions on transferability and ownership will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT, and (ii) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

  The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer."

CERTAIN TAX AND ANTI-TAKEOVER PROVISIONS MAY INHIBIT A CHANGE IN CONTROL OF THE COMPANY

  Certain provisions contained in the Declaration of Trust and Amended and Restated Bylaws of the Company (the "Bylaws") and the Maryland General Corporation Law (the "MGCL"), as applicable to Maryland REITs, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby delay, deter or prevent a change in control of the Company or the removal of existing management and, as a result, could prevent shareholders from being paid a premium for their Common Shares over then-prevailing market prices. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer" and "--Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws." These provisions are described below:

  Ownership Limit. The Ownership Limit provides that no person or entity may own, or be deemed to own more than 9.9% of the Common Shares or Preferred Shares of the Company, unless waived by the Board of

Trustees. See "--The Ownership Limit." The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Trustees and, consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price (a premium is customarily associated with such acquisitions). See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

  Removal of Trustees; Vacancies. The Company's Declaration of Trust provides that a Trustee may only be removed upon the affirmative vote of holders of two-thirds of the outstanding Common Shares of the Company. Vacancies may only be filled by the Board of Trustees. This requirement makes it more difficult to change the management of the Company by removing and replacing Trustees.

  Preferred Shares. The Declaration of Trust permits the Board of Trustees to issue up to 20 million Preferred Shares, issuable in one or more classes or series. The Board of Trustees may classify or reclassify any unissued Preferred Shares and establish the preferences and rights (including the right to vote, participate in earnings, and to convert into Common Shares) of any such Preferred Shares. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price of such Common Shares. See "Description of Shares of Beneficial Interest--Preferred Shares."

  Maryland Business Combination Statute. Under the MGCL, as applicable to Maryland REITs, certain "Business Combinations" (including certain issuances of equity securities) between a Maryland REIT such as the Company and any person who owns 10% or more of the voting power of the Company's beneficial interests or an Affiliate of the trust which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting shares of beneficial interest of then-outstanding voting shares of beneficial interest of the Company (an "Interested Shareholder"), are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such "Business Combination" must be approved by a super-majority shareholder vote unless, among other things, the holders of shares of beneficial interest receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. As permitted by the MGCL, the Declaration of Trust exempts any "Business Combinations" involving the issuance of Common Shares to any Initial Seller upon the exchange of Units acquired by any of them in connection with the Formation Transactions or the acquisition by any of them of any additional shares of beneficial interest in the Company. Accordingly, the five-year prohibition and the super-majority vote requirement will not apply to any "Business Combinations" between the Sellers and the Company. As a result, the Sellers may be able to enter into "Business Combinations" with the Company, which may or may not be in the best interests of the shareholders, without the super-majority shareholder approval. See "Description of Shares of Beneficial Interest--Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Business Combinations."

CHANGES IN POLICIES

  The major policies of the Company, including its policies with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by the Board of Trustees. Although it has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders. Accordingly, shareholders will have limited control over changes in policies of the Company.

NO PRIOR MARKET FOR COMMON SHARES

  Prior to this Offering, there has been no public market for the Common Shares. Although the Company has applied for listing of the Common Shares on the Nasdaq National Market, there can be no assurance that an active trading market will develop. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Shares after the Offering. See "Underwriting."

EFFECT OF MARKET INTEREST RATES ON SHARE PRICES

  One of the factors that may influence the price of the Common Shares in public markets will be the annual yield on the price paid for Common Shares from distributions by the Company. Thus, an increase in market interest rates may lead purchasers of Common Shares to demand a higher annual yield, which could adversely affect the market price of the Common Shares.

POSSIBLE ADVERSE EFFECTS ON SHARE PRICE ARISING FROM COMMON SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, of future sales of Common Shares, or the availability of shares for future sales, on the market price of the Common Shares. Sales of substantial amounts of Common Shares (including approximately up to 5,041,549 Common Shares issuable upon the exchange of Units, issued in connection with the acquisition of the Initial Properties; up to 2,828,314 Common Shares issuable upon exercise of options under the Plan; up to 1,792,115 Common Shares issued to FBR Asset Investment Corportion; up to 1,277,794 Common Shares issuable on exercise of the Underwriting Warrants and up to 1,414,158 Common Shares issuable on conversion of the Units issued on exercise of the Dealer Warrants, (all assuming exercise of the Underwriters' over-allotment option in full)), or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. Such Common Shares and Units will be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless such Common Shares or Units have been registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities from the Company and, after two years, permits unlimited sales by persons unaffiliated with the Company.

  Upon the completion of the Offering and the consummation of the Formation Transactions, the Company will have 21,792,115 Common Shares outstanding (24,792,115 Common Shares if the Underwriters' over-allotment option is exercised in full), of which 20,000,000 Common Shares (23,000,000 Common Shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the public market by persons other than "Affiliates" of the Company without restriction or registration under the Securities Act. The Company's officers and Trustees have agreed not to offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition of) any Common Shares or other shares of beneficial interest of the Company, or any securities convertible or exercisable or exchangeable for any Units or Common Shares or other shares of beneficial interest of the Company (other than pursuant to the Plan) for a period of two years following the effective date of this Offering, without the prior written consent of the Representative, subject to certain limited exceptions. The Representative, at any time and without notice, may release all or any portion of the Common Shares or Units subject to the foregoing lock-up agreements.

  If the Company exercises its option to deliver Common Shares upon the redemption of Units, the Partnership Agreement provides that the Company will deliver registered Common Shares to the holder. The Company has also granted demand and piggyback registration rights to register the Common Shares being privately placed with FBR Asset Investment Corporation. See "Common Shares Eligible for Future Shares--Registration Rights."

  The Company may issue from time to time additional Common Shares or Units in connection with the acquisition of Properties. See "Business of the Company and Properties--Strategy." The Company anticipates that it will file a registration statement with respect to the Common Shares issuable upon exercise of options under the Plan following or concurrent with the completion of this Offering. Such registration statement generally will allow Common Shares covered thereby to be transferred or resold with fewer restrictions under the Securities Act. See "Common Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The proceeds to the Company from the sale of the Common Shares offered hereby, net of the estimated underwriting discounts and expenses of the Offering, are expected to be approximately $277.4 million ($319.2 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price per share of $15.00. In addition, the Company will receive an aggregate of $25 million from the proceeds of the FBR Offering. The Company will use the net proceeds of the Offering to acquire 21,792,115 Units (24,792,115 Units if the Underwriters' over-allotment option is exercised in full) (representing an 81.2% interest in the Operating Partnership (83.1% if the Underwriters' over-allotment option is exercised in full)). The Operating Partnership will use the net proceeds of the Offering as follows:

                                                                  PROCEEDS OF
                                                                     PUBLIC
                                                                  OFFERING AND
                                                                  FBR OFFERING
                                                                  ------------
                                                                      (IN
                                                                   THOUSANDS)
Gross Offering Proceeds..........................................   $325,000
                                                                    --------
  Less Public Offering Expenses:
    Estimated Offering Expenses..................................   $  1,650
    Estimated Underwriting Discounts and Commissions.............     21,000
                                                                    --------
      Subtotal...................................................   $ 22,650
                                                                    ========
Repayment of FBR Loan (1)........................................   $  2,525
                                                                    --------
Repayment of Mortgage Debt Assumed on Certain Initial Properties
 (Loan Balance as of December 31, 1997):
    Pohanka Automotive Group (2).................................   $ 13,259
    Rosenthal Automotive Organization (3)........................     13,694
    Sheehy Auto Stores (4).......................................      9,574
    Cherner Automotive Group (5).................................      4,771
                                                                    --------
      Subtotal...................................................   $ 41,298
                                                                    ========
Acquisition of Certain Initial Properties:
    Cross-Continent Auto Retailers...............................   $ 35,330
    Good News Auto Mall..........................................      5,461
    Kline Automotive Group.......................................      8,510
                                                                    --------
      Subtotal...................................................   $ 49,301
                                                                    ========
Amount Available for Future Investment in Properties and for
 General Working Capital Purposes................................   $209,226
                                                                    ========

--------
(1) The proceeds of the FBR Loan were used to pay the operating expenses of the Company pending the closing of this Offering. The FBR Loan is payable on the earlier of (a) demand or (b) the closing of this Offering and accrues interest at the rate of 10%.
(2) The two assumed mortgage loans mature on April 7, 2003 and November 1, 2000, respectively, and accrue interest at a weighted average interest rate of 8.5% as of December 31, 1997.
(3) Three of the four assumed mortgage loans mature on June 1, 2006 and the fourth assumed mortgage loan matures of October 1, 2007. The four assumed mortgage loans accrue interest at a weighted average interest rate of 7.95% as of December 31, 1997.
(4) Three of the six assumed mortgage loans mature on May 29, 2002 and the other three mortgage loans are payable on demand. The six assumed mortgage loans accrue interest at a weighted average interest rate of 8.24% as of December 31, 1997.
(5) The two assumed mortgage loans mature on July 21, 2005 and July 21, 2000, respectively, and accrue interest at a weighted average rate of 8.22% as of December 31, 1997.

  The Company expects to enter into a bank line of credit with NationsBank, N.A. for $10 million and to borrow approximately $5 million at closing (approximately $2.5 million of which will be guaranteed by Affiliates of Mr. Rosenthal and approximately $2.5 million of which will be guaranteed by Affiliates of Mr. Sheehy). The NationsBank line of credit will be secured by the Pohanka Properties. See "The Initial Properties, Leases and Dealerships." While the Company may engage from time to time in discussions regarding potential acquisitions, it has not entered into any agreement as of the date of this Prospectus to make any such acquisition. Pending the described uses, any remaining net proceeds will be invested in short-term readily marketable interest-bearing securities, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of October 20, 1997, and pro forma as adjusted to give effect to the completion of the Offering (assuming no exercise of the Underwriters' over-allotment option) and the completion of the concurrent FBR Offering. The table should be read in conjunction with the historical and unaudited pro forma financial information of the Company included elsewhere in this Prospectus.

                                                                     PRO FORMA
                                                                    AS ADJUSTED
                                                        HISTORICAL  OCTOBER 20,
                                                        OCTOBER 20,    1997
                                                           1997     (UNAUDITED)
                                                        ----------- -----------
                                                            (IN THOUSANDS)
Debt outstanding under Line of Credit..................    $--       $  5,000
Minority Interest......................................     --         71,014
Shareholders' Equity:
  Preferred Shares of Beneficial Interest:
    Preferred Shares, par value $.01 per share; 20 mil-
     lion authorized; no shares outstanding historical;
     no shares outstanding pro forma...................     --            --
  Common Shares of Beneficial Interest:
    Common Shares, par value $.01 per share; 100
     million authorized; 10 shares outstanding
     historical; 21,792,115 shares outstanding pro
     forma as adjusted(1)..............................     --            218
  Additional Paid-in Capital...........................     --        306,742
                                                           ----      --------
    Total Shareholders' Equity.........................     --        306,960
                                                           ----      --------
    Total Capitalization...............................    $--       $382,974
                                                           ====      ========

--------

(1) Excludes 3,000,000 Common Shares reserved for the Underwriters' over-allotment option, 5,041,549 Common Shares reserved for issuance upon redemption of the Units issuable in connection with the acquisition of certain Initial Properties, 2,828,314 Common Shares and Units reserved for issuance pursuant to the Company's Plan, of which options to acquire 106,667 Common Shares and 2,368,107 Units have been granted, 1,277,794 Common Shares issuable upon exercise of the Underwriting Warrants and an aggregate of 1,414,158 Common Shares issuable upon conversion of Units issuable upon exercise of the Dealer Warrants (in each case assuming exercise of the Underwriters' over-allotment option in full). See "Structure and Formation of the Company," "Management--1998 Equity Incentive Plan" and "Related Transactions."

                                   DILUTION

  The Company expects there will be no substantial difference between the initial public offering price per Common Share and effective cash cost per Common Share paid in the Offering and the FBR Offering. Accordingly, the Company expects there will be no material dilution to new investors purchasing Common Shares in this Offering, except for the payment of Underwriters' discounts and commissions and other expenses of this Offering. The Company expects that the dilution per Common Share will be approximately $.91, determined by subtracting pro forma net tangible book value, after giving effect to the Offering and the Formation Transactions, from the initial public offering price paid by a new investor for a Common Share.

                        CONFLICTS OF INTEREST POLICIES

  The Company could be subject to various conflicts of interest arising from its relationship with Mr. Pohanka or Mr. Rosenthal, who have agreed to join the Board of Trustees of the Company prior to the closing of this Offering, and certain Initial Sellers and Initial Lessees who are Affiliates of Mr. Pohanka or Mr. Rosenthal. In order to mitigate any potential conflicts of interest, the Company's Declaration of Trust contains a requirement that any transaction involving the Company and a Trustee or an Affiliate of any Trustee or any agreement to which they are a party or an increase in the Ownership Limit for any Trustee or his Affiliate will require the approval of a majority of the Independent Trustees of the Company. However, there can be no assurance that these policies will be successful in all cases in eliminating the influence of the Trustees, and if they are not successful, decisions could be made that might fail to reflect fully the interest of the shareholders. See "Risk Factors--Conflicts of Interest." The potential conflicts include:

  Ability of Messrs. Pohanka and Rosenthal to Influence the Company. Assuming
(i) conversion of the Units issued to Affiliates of Messrs. Pohanka and Rosenthal to acquire certain Initial Properties into Common Shares, (ii) exercise of the Dealer Warrants and conversion of the Units to Common Shares, and (iii) the purchase of $13 million of Common Shares in this Offering by Mr. Pohanka and his family, Mr. Pohanka and his Affiliates will own 9.56% and Mr. Rosenthal and his Affiliates will own 14.27% of the outstanding Common Shares (including exercise of the Underwriters' over-allotment option in full) on a fully diluted and converted basis. The Units may be redeemed for Common Shares at the option of the Company, up to the Company's 9.9% ownership limit for Common Shares. The approval of the majority of the Independent Trustees of the Company will be required to waive the Ownership Limit for Trustees or their Affiliates under the Company's Declaration or Trust. As Trustees and major holders of Common Shares or Units, Messrs. Pohanka and Rosenthal will be in a position to exercise influence over the operations and affairs of the Company.

  Terms of Sale and Lease of Properties. The Company has separately negotiated the terms of the acquisition of the Initial Properties to be acquired by the Company and the terms of the Initial Leases for those Initial Properties with each of the Initial Sellers, including with each of Mr. Pohanka and Mr. Rosenthal. Because Messrs. Pohanka and Rosenthal will join the Board as Trustees, they may have had greater leverage to negotiate the terms of the contribution agreements and Initial Leases covering the Initial Properties to be sold by their respective Affiliates.

  Exercise of Rights and Obligations under Agreements with Company. Each of the contribution agreements for the acquisition of Properties and the Leases for such Properties contain certain continuing covenants, including, but not limited to, obligations relating to (i) indemnification, (ii) payment of rent,
(iii) delivery of information, (iv) maintenance and repair of Properties, (v) use of the Properties, and (vi) assignment and subletting. Failure to meet any or all of the above obligations could constitute an event of default under the relevant agreement or otherwise provide the Company with legal recourse to seek enforcement of the obligation or monetary damages. Because Messrs. Pohanka and Rosenthal will be Trustees of the Company, each of them could influence the Company's decision to take legal action or otherwise declare a default with respect to the failure of any related Seller or Lessee to perform its obligations under any Agreement with the Company.

  Ability of Messrs. Pohanka and Rosenthal and Their Affiliates to Influence the Sale or Refinancing of the Initial Properties. The Initial Lessees, who are Affiliates of Messrs. Pohanka and Rosenthal, have entered into Initial Leases that grant certain rights to the Initial Lessees to repurchase the Initial Properties at such time as the Company shall determine to sell an Initial Property or upon expiration of an Extended Term of the Initial Lease. Messrs. Pohanka or Rosenthal could influence the timing of the Company's decision to sell, the selection of a particular Initial Property to be sold, and the decision of the Company to accept or reject any offer by any Initial Lessee or third party. These Initial Lessees could experience different and more adverse tax consequences compared to those experienced by shareholders or other holders of Units upon the sale of, or reduction of mortgage indebtedness on, or financing of, certain Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority to determine whether and on what terms to sell or finance certain Properties, such parties may have different objectives regarding the appropriate pricing and timing of any sale of, or reduction of mortgage indebtedness on, such Properties. Messrs. Pohanka or Rosenthal could influence the Company not to sell particular Properties, or not to incur additional, or conversely, not to pay off outstanding, indebtedness on particular Initial Properties, even though such sales or financing might otherwise be financially advantageous to the Company and its shareholders.

  Pursuant to the lock-out provisions, the Company may not sell (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes) or may be required to maintain certain debt levels, for periods ranging from four to seven years on certain Initial Properties to be acquired from Affiliates of Mr. Pohanka or Mr. Rosenthal. Thus, the lock-out provisions materially restrict the Company from selling or otherwise disposing of or refinancing such Initial Properties without obtaining the consent of such Initial Sellers. The lock-out provisions apply even if it would otherwise be in the best interests of the shareholders for the Company to sell one or more of such Initial Properties, reduce the outstanding indebtedness with respect to any of such Initial Properties or not refinance such indebtedness on a nonrecourse basis at maturity, or increase the amount of indebtedness with respect to such Initial Properties. In addition, the lock-out provisions could preclude the Company from participating in certain major transactions that could result in a disposition of the Company or a change in control of the Company even though that disposition or change in control might be in the best interests of the shareholders.

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth summary selected historical and pro forma financial information for the Company. The unaudited pro forma operating information is presented as if the Formation Transactions had occurred as of the beginning of the period indicated and therefore incorporates certain assumptions that are included in the Company's Unaudited Pro Forma Financial Statements. The unaudited pro forma balance sheet information is presented as if the Formation Transactions had occurred on October 20, 1997. The unaudited pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The historical and unaudited pro forma financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                            PRO FORMA FOR THE
                                               PERIOD FROM     PRO FORMA
                                             JANUARY 1, 1997   YEAR ENDED
                                                 THROUGH      DECEMBER 31,
                                            OCTOBER 20, 1997      1996
                                            ----------------- ------------
                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Rental income(1)...........................      $13,901        $15,887
General and administrative expenses(2).....        3,063          3,500
Depreciation(3)............................        2,207          2,522
Minority interest(4).......................        1,545          1,765
Interest expense...........................          411            470
Net earnings to Common Shareholders........        6,675          7,630
Net earnings per Common Share..............         0.86           0.99
Weighted average Common Shares
 outstanding(5)............................        7,718          7,718
                                                PRO FORMA      HISTORICAL
                                               OCTOBER 20,    OCTOBER 20,
                                                  1997            1997
                                            ----------------- ------------
                                               (UNAUDITED)
BALANCE SHEET DATA:
Real estate owned, at cost.................     $144,113        $   --
Total assets...............................      384,298            --
Debt outstanding under line of credit......        5,000            --
Minority interest..........................       71,014            --
Total shareholders' equity.................      306,960            --

--------

(1) Represents rental income from the Initial Lessees recorded in accordance with the terms of the Initial Leases as if all Initial Properties had been subject to the Initial Leases for the entire period. Excludes rental income of approximately $2.4 million and $2.1 million for the year ended December 31, 1996 and the period ended October 20, 1997, respectively, for two of the Initial Properties as these Initial Properties are currently being developed for use.
(2) Represents management's estimates of general and administrative expenses.
(3) Represents depreciation of the building and improvements as allocated from the purchase prices of the Initial Properties over a 20-year period.
(4) Represents approximately 18.8% of the Operating Partnership's net earnings.

(5) Represents the number of Common Shares whose proceeds will be used to repay mortgage debt assumed and to acquire the Initial Properties. If the total number of Common Shares issued in the Offering and the FBR Offering had been used, weighted average Common Shares outstanding would be 21,792 for both the year ended December 31, 1996 and for the period ended October 20, 1997, resulting in net earnings per Common Share of $0.35 and $0.31 for the year ended December 31, 1996 and the period ended October 20, 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company was organized as a Maryland REIT on October 20, 1997, and intends to make an election to qualify under the Code as a REIT commencing with its taxable year ending December 31, 1998. Substantially all of the Company's initial revenues are expected to be derived from: (i) rents received under long-term triple-net Leases of Properties operated as Dealerships and Related Businesses, including 36 Initial Properties the Company anticipates acquiring upon the completion of this Offering and which the Company thereafter will lease back to the Initial Lessees pursuant to the Initial Leases (which are in some cases guaranteed by affiliated Guarantors) and (ii) interest earned from the temporary investment of funds in short-term investments. The Initial Base Annual Rent for each Initial Property under the Initial Leases is initially set at a fixed amount and the Base Annual Rent will be adjusted upward periodically based on a factor of the CPI. The CPI adjustments range from one-half of CPI adjusted every other year to full CPI adjusted every year. Certain Initial Leases establish minimum or maximum adjustment rates that range from zero to 3% of base annual rents.

  The Company will incur operating and administrative expenses including, principally, compensation expense for its executive officers and other employees, professional fees and various expenses incurred in the process of acquiring additional Properties. The Company will be self-administered and managed by its executive officers and staff, and will not engage a separate advisor or pay an advisory fee for services, although the Company will engage legal, accounting, tax and financial advisors from time to time.

  The primary non-cash expense of the Company will be the depreciation of its Properties. The Company expects to depreciate buildings and improvements on the Initial Properties over a 39.5-year and 20-year period for tax and financial reporting purposes, respectively. The Company will not own or lease any personal property, furniture or equipment at any Initial Property.

  The Company also expects to employ leverage, using a combination of debt or other equity securities and a bank credit facility, to fund additional investments, and will incur long and short-term indebtedness, and related interest expense, from time to time. See "Risk Factors--There Can be No Assurance That the Company Will Complete Any Additional Acquisitions of Properties or that the Company Will Not be Treated as an Investment Company."

  The Company intends to make distributions to its shareholders in amounts not less than the amounts required to maintain REIT status under the Code. The Company's ability to make distributions will depend on actual results of operations, including (i) the timing of the investment of the proceeds of the Offering and the FBR Offering, (ii) the rent received from the Lessees, (iii) the ability of the Lessees of the Properties to meet their obligations under the Leases, and (iv) the operating expenses of the Company.

RESULTS OF OPERATIONS
  The Company has had no operations prior to October 20, 1997 (the date of organization). The Company's future results of operations will depend upon the Company's receipt of payments under the Initial Leases, the acquisition of the additional Properties, and the terms of any other investments the Company may make.

PRO FORMA RESULTS OF OPERATIONS

  The aggregate acquisition price for the Initial Properties will be $144.1 million, including the assumption of aggregate indebtedness of $41.3 million. This aggregate purchase price excludes the agreed-upon purchase price of $22.1 million, for two of the Initial Properties, as these Initial Properties are currently being developed for use. The Company estimates that after giving effect to the Offering and the acquisition of the Initial Properties, rental income would have been $15.9 million for the year ended December 31, 1996 and $13.9 million for the period ended October 20, 1997. This rental income does not include $2.4 million and $2.1 million for the year ended December 31, 1996 and the period ended October 20, 1997, respectively, for the two Initial Properties referred to above. Estimated expenses, including depreciation and amortization, general and administrative expense, and interest expense, would have been $6.5 million and $5.7 million for the year ended December 31, 1996 and the period ended October 20, 1997, respectively. These expenses do not include $.4 million and .3 million for the year ended December 31, 1996 and the period ended October 20, 1997, respectively, for the two

Initial Properties referred to above. Net earnings would have been $7.6 million or $0.99 per Common Share for the year ended December 31, 1996, and $6.7 million or $0.86 per Common Share for the period ended October 20, 1997 (net earnings per Common Share would have been $0.35 and $0.31 for the year ended December 31, 1996 and the period ended October 20, 1997, respectively, if the Common Shares outstanding had included the Offering and the FBR Offering). Pro forma rental income is recorded in accordance with the terms of the Initial Leases as if all of the Initial Leases had been in effect for the entire period. Additional information relating to the adjustments and assumptions made for pro forma results of operations is reflected in the Company's Unaudited Pro Forma Financial Statements, located elsewhere in this Prospectus. See "Selected Financial Information."

  Environmental Matters. Each Initial Lease and Contribution Agreement provides for various representations and warranties by the Initial Lessee and Initial Seller, respectively, relating to environmental matters with respect to each Initial Property. The Phase 1 reports indicate that petroleum products have been released from leaking underground storage tanks removed from three of the Initial Properties and asbestos is present at two of the Initial Properties. Each Initial Lease and Contribution Agreement requires the Initial Lessee to indemnify and hold harmless the Company from and against third party liabilities, costs and expenses imposed upon or asserted against the Company or the Initial Property on account of, among other things, any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Initial Property. Each Initial Lessee is obligated to comply with all environmental laws. Notwithstanding the environmental laws impose liabilities on the owner of property. The Company, therefore, could incur liabilities regardless of the Initial Lease provisions, especially if the Initial Lessee defaults on its obligations to the Company.

LIQUIDITY AND CAPITAL RESOURCES
  The Company anticipates that the proceeds of the Offering and the FBR Offering, together with its cash from operations, and any bank credit facility anticipated to be available to the Company, will provide adequate liquidity to acquire additional Properties, conduct its operations, fund administrative and operating costs, interest payments and acquisitions, and allow distributions to shareholders in accordance with the Code's requirements for qualification as a REIT and to avoid any corporate level federal income or excise tax.

  In order to qualify as a REIT for federal income tax purposes, the Company will be required to make substantial distributions to its shareholders. The following factors, among others, will affect Funds from Operations and will influence the decisions of the Board of Trustees regarding distributions: (i) increases in Annual Base Rent under the Leases; and (ii) returns from short-term investments pending application of the net proceeds of the Offering. Although the Company will receive most of its rental payments on a monthly basis, it intends to make distributions quarterly. Amounts accumulated for distribution will be invested by the Company in short-term investments.

  Under the terms of the Initial Leases, each Initial Lessee is responsible for substantially all expenses associated with the operation of the related Initial Property, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. See "Business of the Company and Properties--The Initial Properties, Leases and Dealerships." As a result of these arrangements, the Company does not believe it will be responsible for any major expenses in connection with the Initial Properties during the terms of the respective Initial Leases. The Company anticipates entering into similar Leases with respect to additional Properties. After the terms of any respective Lease expires, or in the event a Lessee is unable to meet its obligations, the Company anticipates that any expenditures it might become responsible for in maintaining the related Property will be funded by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's Funds from Operations and liquidity may be adversely affected.

  Other than the purchase of the Initial Properties (including the repayment of Mortgage Debt) and the repayment of the FBR Loan, the Company has no commitments to make other capital expenditures at the date of this Prospectus. The Company may raise additional long-term capital by issuing, in public or private transactions, debt or other equity securities, but the availability and terms of any such issuance will depend upon the market and other conditions. The Company anticipates that as a result of its initially low ratio of debt to total market capitalization and its intention to maintain such ratio at no more than 50%, it will be able to obtain financing for its long-term capital needs. However, there can be no assurance that additional financing or capital will be available on terms acceptable to the Company. The Company intends to enter into a bank credit facility with NationsBank, N.A. for $10 million, approximately $5 million of which will be drawn down at the closing of the Offering. The NationsBank line of credit will be secured by the Pohanka Properties. See "Business of the Company and Properties--The Initial Leases, Properties and Dealerships. The Company also intends to obtain an additional line of credit for acquisition of Properties after the closing of this Offering and may borrow additional amounts in connection with the acquisition of additional Properties, the renovation or expansion of Properties, or, as necessary, to meet certain distribution requirements imposed on a REIT under the Code.

  Acquisitions will be made subject to the investment objectives and policies to maximize both current income and long-term growth in income described elsewhere in this Prospectus. The Company's liquidity requirements with respect to future acquisitions may be reduced to the extent the Company uses Common Shares or Units as consideration for such purchases.

                    BUSINESS OF THE COMPANY AND PROPERTIES

OVERVIEW

  The Company is a newly organized self-administered and self-managed Maryland REIT formed on October 20, 1997 to invest in the real property and improvements used by Dealers of multi-site, multi-franchised Dealerships and Related Businesses located in major metropolitan areas throughout the United States. The Company is the first publicly-offered REIT formed primarily to acquire and lease back Properties for use by Dealers.

  The Company has entered into agreements to acquire 36 Initial Properties on which 54 franchisees of 24 brands are located. Twenty of the Initial Properties are located in the Washington, D.C. Metropolitan Area, which Initial Properties are operated by four of the top 20 Dealers in the Washington, D.C. Metropolitan Area, as measured by total new vehicles sold in 1996. Other Initial Properties are located in Colorado, the eastern shore of Maryland, Nevada, Pennsylvania, Texas and southern Virginia. Dealers located on the Initial Properties sell domestic and imported luxury, family, economy, and sport utility vehicles, trucks and vans, including Mercedes-Benz, Honda, Toyota, Lexus, Chevrolet, Saturn, Ford, GMC, Mazda, Infiniti, Jaguar, Acura, Lincoln-Mercury, Mitsubishi and Nissan. The Initial Properties have been purchased from the Initial Sellers, each of whom is an Affiliate of a Dealer and will be leased back to the Initial Lessees. The Initial Leases will be long-term leases that require the Initial Lessees to pay all operating costs of the Initial Properties, as well as all real estate taxes, utilities, insurance, repairs, maintenance and other expenses (commonly referred to as "triple net" leases).

  The Initial Lessees are Affiliates of Pohanka, Rosenthal, Sheehy, Cherner, Cross-Continent, Good News and Kline. Intial Sellers affiliated with Pohanka, Rosenthal, Sheehy and Cherner will own 1,204,342; 3,438,298; 295,439; and 103,470 Units, respectively, in the Operating Partnership. Each of Messrs. Pohanka and Rosenthal will also have the right to acquire 707,079 Units (equal to 2% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis). Messrs. Pohanka and Rosenthal have agreed to join the Company's Board of Trustees prior to the closing of the Offering. Mr. Pohanka and his family have also advised the Representative that they intend to purchase up to $13 million of registered Common Shares in this Offering.

  The Company has employees located in Chicago, Los Angeles and Naples, Florida who will be responsible for identifying and negotiating acquisitions of Properties. The Company expects to identify Dealers through existing contacts, existing Sellers, participation in professional organizations or through other methods or by Dealers contacting the Company.

  Thomas D. Eckert, President and Chief Executive Officer, Scott M. Stahr, Executive Vice President and Chief Operating Officer, Donald L. Keithley, Executive Vice President of Business Development, and David S. Kay, Vice President and Chief Financial Officer, the Company's executive officers, have 22; 12; 38; and 10 years of experience, respectively, in the real estate, financial and motor vehicle industries, although they do not have experience managing or operating a REIT. Following the Offering, the Company's executive officers will own or have the right to acquire in the aggregate of 106,667 Common Shares and 2,368,107 Units (equal to 7% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis) pursuant to options granted under the Company's Plan. See "Management--1998 Equity Incentive Plan."

  The Pohanka Automotive Group, led by its Chairman, John J. Pohanka, has been in business for almost 80 years. The Pohanka family began operating dealerships in 1919, and the business' current leader, Mr. Pohanka has been involved in the automotive industry for almost 50 years. Today the second and third generation of the Pohanka family lead the business' operations. In 1996, the Pohanka Automotive Group Dealerships sold 11,900 new and used motor vehicles. The Pohanka Automotive Group is currently comprised of nine Dealerships, each of which is located in the Washington, D.C. Metropolitan Area. Under Mr. Pohanka's leadership, the Pohanka Automotive Group's Dealerships have received numerous awards, including the Time Magazine Quality Dealer Award. The Company has entered into agreements to purchase all of the Properties used by the Pohanka Automotive Group.

  The Rosenthal Automotive Organization, led by its Chairman, Robert M. Rosenthal, has been in business for over 40 years. With 19 franchises, the Rosenthal Automotive Organization is the 14th largest automotive group in the United States in terms of total new vehicles sold in 1996. In 1996, the Rosenthal Automotive Organization Dealerships sold more than 31,500 new and used motor vehicles. Under Mr. Rosenthal's leadership, the Rosenthal Automotive Organization's Dealerships have received numerous national and local awards, including the Time Magazine Quality Dealer Award, the International American Automobile Dealers/Sports Illustrated Dealer of Distinction, the Acura Precision Team Award, the Jaguar Pride of Jaguar Award, and the Mazda President's Award. The Company has entered into agreements to purchase seven of the 13 Properties used by the Rosenthal Automotive Organization or its Affiliates (which are substantially all of the Properties owned by the Rosenthal Automotive Organization).

  The Sheehy Auto Stores, led by its Chairman, Vincent A. Sheehy, were established in 1965. Mr. Sheehy entered the automotive business in 1945. Mr. Sheehy is a past chairman of the Ford Dealer Advertising Fund and a past director of the National Automobile Dealers Association. Mr. Sheehy's Dealerships have won numerous awards including the North American Customer Excellence Awards in 1995, 1996 and 1997 and the President's Circle Award in 1996. The Sheehy Auto Stores sold approximately 14,500 motor vehicles in 1996. The Company has entered into agreements to purchase four Initial Properties used by the Sheehy Auto Stores.

  The Cherner Automotive Group first began operating in the mid-1920's in Washington, D.C. Jonathan and Andrew Cherner took over management of the Dealerships in 1993. Jonathan Cherner is a board member of the Washington Lincoln Mercury Dealers Association, the Washington Area Isuzu Dealer Advertising Association and the Isuzu National Dealer Council. Andrew Cherner is an active member of Kia's National Dealer Council and the Lincoln Mercury Regional Marketing Committee. The Cherner Automotive Group sold approximately 4,200 motor vehicles in 1996. The Company has entered into agreements to purchase one Initial Property used by Cherner Automotive Group.

   Cross-Continent, led by its Chief Executive Officer, Bill Gilliland, was created in 1996 by reorganizing the ownership of six Dealerships controlled by Mr. Gilliland. Cross-Continent became a publicly-traded company on September 23, 1996, and is listed on the New York Stock Exchange under the symbol "XC." Prior to this, Mr. Gilliland had been involved in the automotive industry for over 30 years. Cross-Continent owns and operates 11 Dealerships and Related Businesses located in Amarillo, Texas, Oklahoma City, Oklahoma, Denver, Colorado and Las Vegas, Nevada, certain of which have been in continuous operation under various owners since the 1920s. Since its 1996 initial public offering Cross-Continent has acquired seven Dealerships located in Oklahoma City, Oklahoma, Denver, Colorado, and Las Vegas, Nevada. The Company has entered into agreements to purchase six Properties used by Cross-Continent.

  Good News, led by its Chairman, Roy L. Meyers, Jr., has been in business for 20 years. With Dealerships located on the eastern shore of Maryland that represent nine franchises, the Good News sold 4,200 new and used motor vehicles in 1996. Under Mr. Meyers' leadership, the Good News Dealerships have won several awards, including top dealership awards from Honda, Toyota, Nissan, Mazda and GMC Truck. The Company has entered into agreement to purchase seven of the Properties used or owned by the Good News.

  The Kline Automotive Group, led by its Chairman and President, James M. Kline, has been in business for over 70 years. The Kline family began operating dealerships in 1926, and the business' current leader, Mr. Kline has been involved in the automotive industry for over 40 years. In 1996, the Kline Automotive Group's Dealerships sold over 16,400 new and used motor vehicles. The Kline Automotive Group is currently comprised of six Dealerships located in southern Virginia and the Washington, D.C. metropolitan area. Under Mr. Kline's leadership, the Kline Automotive Group's Dealerships have received numerous awards, including the Toyota President's Award, Board of Governor's Award and Leadership Board Award and the Chevrolet Sales Volume Campaign Award. The Company has entered into agreements to purchase two of the Properties used by the Kline Automotive Group.

  New and used franchised motor vehicle retailing, including the sale of trucks, minivans, and sport utility vehicles, parts and services, and other ancillary businesses, is the largest consumer retail sector in the United States, with approximately $500 billion in 1996 sales. Sales by franchised motor vehicle retail dealerships are estimated to account for one-fifth of the nation's total retail sales of all products and merchandise. In 1996, the

100 largest Dealership groups generated less than 10% of total sales revenue and controlled approximately 5% of the over 22,000 existing franchised Dealerships, demonstrating the fragmentation of the industry. The Company believes that the size and the fragmentation of the industry and the increasing capital needs of Dealers provide an attractive environment in which the Company can seek to implement its primary business strategy. The current trend is for Dealers to consolidate their operations to increase efficiency and their competitive position. That trend should facilitate the Company's strategy of acquiring Properties from Dealers with multi-site, multi-franchised and diversified locations.

  The Company believes that because the real property and improvements are single use properties used by a single industry, that type of property is a major and discrete sector of the national retail real estate industry. Industry sources estimate that Dealerships have over $40 billion currently invested in Dealership-related real estate. The Company believes that those properties present attractive acquisition and financing opportunities because they have locations with frontage on, and visibility from, major thoroughfares and zoning for a wide range of alternative uses. In the event that such properties can no longer be leased to Dealers, the Company believes that they can be redeveloped for other commercial or residential uses.

STRATEGY

  The Company's primary business strategy is to acquire a diversified portfolio of Properties used by Dealers throughout the United States, including Properties used by new motor vehicle retail dealerships, used motor vehicle retail dealerships, motor vehicle auctioneers, and service, repair or parts businesses. In addition, the Company intends to commit to purchase Properties under construction, renovation or expansion upon completion of such construction, renovation or expansion. The Company believes that its acquisition strategy will provide sellers with an opportunity (i) to acquire liquidity, while maintaining ownership and control of the Dealerships or Related Businesses, (ii) to diversify their investments, (iii) to obtain funds to expand the operations of their Dealerships or Related Businesses, and (iv) to facilitate their estate planning.

  The Company's primary objective is to become an owner and lessor of Properties used throughout the United States for the primary purpose of generating rental income in order to provide the Company with predictable streams of cash flow to maximize shareholder value. To achieve these objectives, the Company plans to:

 .  Implement an aggressive, yet disciplined, acquisition program by purchasing
   Properties used by Dealers of multi-site, multi-franchised Dealerships or Related Businesses that have demonstrated historic growth, are well managed, and have been maintained in good condition, and whose location and characteristics will be suitable for alternative use by:

    . Diversifying geographically by acquiring Properties located primarily in major CMSAs in order to minimize the potential adverse impact of economic downturns in certain markets;

    . Leveraging the contacts and experience of the Company's management to build and maintain long-term relationships with Dealers;

    . Maintaining long-term working relationships with Dealers, by providing capital for multiple acquisitions of Properties on a market-by-market basis, thereby enhancing efficiency and value; and

    . Taking advantage of opportunities created by the fragmented ownership of Dealerships and Related Businesses, and the large number of suitable locations with adequate roadway frontage, high visibility and appropriate zoning.

 . Use the Company's UPREIT structure to acquire Properties in exchange for cash or Units, or a combination of cash and Units, thereby deferring some or all of a Seller's potential taxable gain, and enhancing the ability of the Company to consummate transactions and to structure more competitive acquisitions than other real estate companies in the market that lack the Company's access to capital and the ability to acquire Properties with Units.

 . Use several valuation mechanisms, including calculations of discounted cash flow, evaluations of comparable sales and leases of properties, analysis of the alternative uses of the Properties and evaluation of the Dealers' financial strength, to determine the purchase price and lease terms for the Properties.

 . Lease back the Properties to Lessees on a triple-net basis, thereby eliminating brokerage, re-leasing and similar costs and the risk of high Lessee turnover due to the general historic long-term operation of Dealerships or Related Businesses at Property locations.

 . Negotiate Lease covenants designed to minimize the likelihood of loss to the Company, by permitting the Company to establish the ability of the Lessees (together with any Guarantors) to pay rent by bi-annually monitoring compliance with a Rent Coverage Ratio of 1.5 to 1 or require the Lessee to provide additional security in the form of a Guarantee of an Affiliate.

 . Utilize a variety of other financing sources, that may include the issuance of Units, or other equity securities or debt securities, or a combination thereof; and enter into a bank credit facility that will be used to leverage Properties, acquire additional Properties and for working capital purposes as a means to gain positive spread on investment. The Company's policy is to operate with a debt to total market capitalization ratio of not more than 50%, which policy may be changed from time to time by the Board of Trustees.

THE INITIAL LEASES, PROPERTIES AND DEALERSHIPS

  The Company has entered into agreements to acquire 20 Initial Properties that are located primarily in suburban communities of the Washington, D.C. Metropolitan Area. The locations of the other 16 Initial Properties include Colorado, the eastern shore of Maryland, Nevada, Pennsylvania, Texas and southern Virginia. The Company's interest in each Initial Property includes the land, buildings and improvements, related easements and rights and fixtures. The Company will not own or lease any personal property, furniture or equipment at any Initial Property, all of which will be owned, or leased from third parties or by the respective Initial Lessee. The Initial Properties are generally zoned for a wide range of commercial uses and typically have frontage on major transportation arteries with high traffic patterns, high visibility, bright signage, and ease of entrance and exit. The improvements on the Initial Properties generally consist of one or more retail showrooms, office space (which may or may not be contained in separate buildings), adjacent full service and repair facilities, parts and accessories departments, and in many cases, acreage set aside for used car sales, body shops and parking for inventory.

  The Company will own fee simple title to the Initial Properties, with the exception of Rosenthal Chevrolet, a portion of which is subject to a ground lease. The sites of the Initial Properties are generally subject to standard and customary utility and other easements, certain covenants and restrictions and certain reciprocal easements regarding access. Fourteen of the Initial Properties are secured by Mortgage Debt that will be paid in full from the proceeds of this Offering. The Pohanka Properties will secure the line of credit that the Company expects to obtain from NationsBank, N.A. in the amount of $10 million. See "Use of Proceeds."

  Set forth below is certain information relating to the Initial Properties:

                                                                      AGGREGATE
                                                                        GROSS
                                                             LAND     LEASEABLE
                                               PURCHASE      AREA      BUILDING
     DEALERSHIPS(1)            LOCATION       PRICE(2)(3)  IN ACRES AREA (SQ. FT.)
     --------------            --------      ------------- -------- --------------
Rosenthal Infiniti,
 Mazda/Nissan...........  Tysons Corner, VA  $  23,873,587   12.0       84,384
Rosenthal Nissan, Acura,
 Mazda & Isuzu..........  Gaithersburg, MD      11,855,771    8.4       68,898
Rosenthal Honda &
 Jaguar.................  Tysons Corner, VA     11,454,528    7.8       46,836
Rosenthal Chevrolet &
 Jeep/Eagle.............  Arlington, VA          6,779,469    5.2       67,000
Rosenthal Mazda.........  Arlington, VA          5,356,973    2.2       16,176
Rosenthal Storage Lot...  Arlington, VA          4,890,991    4.7       32,349
Rosenthal Body Shop.....  Tysons Corner, VA      1,057,392    0.9       16,000
                                             -------------  -----      -------
   Subtotal.............                     $  65,268,711   41.2      331,643
                                             =============  =====      =======
Pohanka Acura &
 Chevrolet/GEO(4).......  Chantilly, VA      $   7,651,113    5.1       48,571
Pohanka Saturn/Isuzu
 Oldsmobile & GMC
 Truck(4)...............  Marlow Heights, MD     4,326,150    5.9       38,377
Pohanka Saturn(4).......  Bowie, MD              4,064,550    5.3       22,679
Pohanka Honda(4)........  Marlow Heights, MD     3,700,387    2.3       40,769
Pohanka Lexus(4)........  Chantilly, VA          3,438,343    2.3       15,111
Pohanka Cadillac,
 Hyundai, Nissan &
 Kia(4).................  Fredricksburg, VA      3,432,650    6.2       42,473
Pohanka Undeveloped
 Dealership Lot(4)......  Chantilly, VA          2,459,742    7.1          --
Pohanka Hyundai &
 Subaru(4)..............  Marlow Heights, MD     1,556,465    2.6       15,372
Pohanka Body Shop(4)....  Marlow Heights, MD       694,575    2.7        2,550
                                             -------------  -----      -------
   Subtotal.............                     $  31,323,975   39.5      225,902
                                             =============  =====      =======

                                                                     AGGREGATE
                                                                       GROSS
                                                            LAND     LEASEABLE
                                               PURCHASE     AREA      BUILDING
     DEALERSHIPS(1)            LOCATION      PRICE(2)(3)  IN ACRES AREA (SQ. FT.)
     --------------            --------      ------------ -------- --------------
Sheehy Ford & Kia.......  Springfield, VA    $  6,308,000    6.6        51,512
Chapman Ford Sales(5)...  Philadelphia, PA      3,000,000    7.9           --
Sheehy Lincoln-Mercury &
 Mitsubishi.............  Woodbridge, VA        2,565,925    3.1        24,597
Sheehy Ford.............  Marlow Heights, MD    2,132,000    4.6        26,400
                                             ------------  -----     ---------
   Subtotal.............                     $ 14,005,925   22.2       102,509
                                             ============  =====     =========
Cherner Lincoln-
 Mercury................  Annandale, VA      $  6,322,909    5.3        43,884
                                             ============  =====     =========
T. West Sales & Service
 (Toyota)...............  Las Vegas, NV      $ 13,205,000    8.8       126,685
Douglas Motors
 (Toyota)...............  Denver, CO            8,905,000    6.5       148,461
Plains Chevrolet........  Amarillo, TX          4,705,000   16.1       121,425
Westgate Chevrolet......  Amarillo, TX          4,405,000    8.0        48,000
Midway Chevrolet........  Amarillo, TX          3,105,000   12.2        43,262
Quality Nissan..........  Amarillo, TX          1,005,000    3.4        16,947
                                             ------------  -----     ---------
   Subtotal.............                     $ 35,330,000   55.0       504,780
                                             ============  =====     =========
Price Buick & Pontiac...  Salisbury, MD      $  1,344,826    3.3        12,500
Good News Body Shop.....  Salisbury, MD         1,268,500    6.2        12,200
Good News Olds-Cadillac-
 GMC....................  Salisbury, MD           830,300    3.5        14,700
Good News Honda.........  Salisbury, MD           586,560    2.4        11,800
Towne Toyota & Mercedes-
 Benz...................  Salisbury, MD           568,500    2.3        12,100
Good News Nissan........  Salisbury, MD           449,400    1.2        17,200
Good News Mazda.........  Salisbury, MD           413,000    1.4        12,400
                                             ------------  -----     ---------
   Subtotal.............                     $  5,461,086   20.3        92,900
                                             ============  =====     =========
Kline Toyota
 Greenbrier/Kline
 Chevrolet..............  Chesapeake, VA     $  6,984,755   11.2        71,280
Kline (Land)............  Chesapeake, VA        1,525,245   14.0           --
                                             ------------  -----     ---------
   Subtotal.............                     $  8,510,000   25.2        71,280
                                             ============  =====     =========
   Total                                     $166,222,606  208.7     1,372,898
                                             ============  =====     =========

--------

(1) The Company currently intends to close the acquisitions of the Initial Properties within 60 days of the date of closing of this Offering, except that the acquisition of the Cross-Continent Initial Properties located in Las Vegas, Nevada and Denver, Colorado are scheduled to close in July 1998.
(2) The purchase prices for the Initial Properties are allocated among the initial selling groups as follows:

                                              ASSUMED ALLOCATION OF PURCHASE PRICE
                                             --------------------------------------
                                                             ASSUMED
                             TOTAL PURCHASE                APPROXIMATE    ESTIMATED
   SELLING GROUP                  PRICE         CASH     MORTGAGE DEBT(A)   UNITS
   -------------             --------------- ----------- ---------------- ---------
   Pohanka Automotive
    Group..................  $    31,323,975 $       --    $13,258,844    1,204,342
   Rosenthal Automotive Or-
    ganization.............       65,268,711         --     13,694,242    3,438,298
   Sheehy Auto Stores......       14,005,925         --      9,574,333      295,439
   Cherner Automotive
    Group..................        6,322,909         --      4,770,863      103,470
   Cross-Continent Auto Re-
    tailers, Inc. .........       35,330,000  35,330,000           --           --
   Good News Auto Mall.....        5,461,086   5,461,086           --           --
   Kline Automotive Group..        8,510,000   8,510,000           --           --
                             --------------- -----------   -----------    ---------
                                                                          5,041,549
      Totals...............  $   166,222,606 $49,301,086   $41,298,282
                             =============== ===========   ===========    =========

--------

    (a) Based on mortgage debt outstanding as of December 31, 1997.

(3) Includes an aggregate of approximately $1.4 million attributable to estimated acquisition fees and expenses (including transfer taxes, recordation taxes and title insurance and costs of other services but excludes $1.5 million attributable to estimated consulting and attorneys'
    fees). The Initial Sellers who are Affiliates of Pohanka, Rosenthal, Sheehy or Cherner may elect to receive the portion of the purchase price relating to acquisition fees or expenses either in cash or in Units.

(4) The Company expects to enter into a line of credit with NationsBank, N.A. in the amount of $10 million and to borrow $5 million at closing of this Offering. The line of credit will be secured by the Pohanka Mortgage on the Pohanka Properties. The Pohanka Mortgage will accrue interest payable monthly in arrears at a floating interest rate equal to 90 days Libor + 1.50%. The line of credit (and Pohanka Mortgage) will mature in August 1998. At maturity, a balloon principal payments in the aggregate amount of the then outstanding borrowings plus any accrued and unpaid interest will be due and payable, unless the line of credit is renewed or is refinanced as is currently contemplated by the Company. The line of credit and Pohanka Mortgage may be paid in full at any time without prepayment penalty or premium. In addition, approximately $2.5 million of the line of credit will be guaranteed by Affiliates of Mr. Sheehy and approximately $2.5 million will be guaranteed by Affiliates of Mr. Rosenthal.

(5) The Company will acquire the land but not the improvements occupying the land of Chapman Ford Sales.

  Concurrently with the Company's acquisition of the Initial Properties, the Company will lease them back to the Initial Lessees pursuant to the Initial Leases. The Company expects that the Initial Leases will be for the Fixed Terms ranging from eight to 11 years and may be extended for one or two Extended Terms of ten years at the option of the respective Initial Lessee. The Initial Leases will require the Initial Lessees to pay substantially all expenses associated with the operation of the Initial Properties, such as real estate taxes and other governmental charges, insurance, utilities, service, maintenance and, therefore, will be on a "triple-net" basis. The Initial Leases also require the Initial Lessees to undertake and pay for any substantial additions, repairs, renovations and improvements to the Initial Properties after receiving the consent of the Company, unless the Company decides, at its option, to pay for such expenditures, which would be on terms to be negotiated. Upon expiration or termination of the Initial Leases, the Initial Leases generally provide that additions, repairs, renovations and improvements will become the Property of the Company. Each Initial Lease will require the Initial Lessee to operate the Initial Property only for the same purpose for which it was used on the Company's purchase date, unless the Company consents to a different use.

                                     48--1

  The Initial Annual Base Rent under each Initial Lease has been negotiated by the Company to produce an appropriate yield to the Company (based on the return on the Company's investment) considering (i) the purchase price of the Property, (ii) the credit worthiness of the Lessee, (iii) the rental rates for similarly situated properties in the geographic location in which the Property is situated, (iv) the characteristics of the Property, (v) the cost to the Company of the funds used to acquire the Property, and (vi) the return that the Company could realize from alternative investments on that Initial Property's purchase price (including acquisition fees and expenses). The yield to the Company from an investment in Properties will differ from the yield to shareholders from an investment in the Common Shares. The Initial Annual Base Rent and the Annual Base Rent will be adjusted upward periodically based on a factor of the CPI. The CPI adjustments range from one half of CPI adjusted every other year to full CPI adjusted every year. Certain Initial Leases establish minimum and maximum periodic adjustments that range from zero to 3% of base annual rent. The Company will have general recourse to the Initial Lessees, but the Initial Lessees' payment obligations under the Initial Leases will be unsecured.

  Set forth below is certain information relating to the Initial Lessees:

                                                              INITIAL
                                                            ANNUAL BASE   LEASE     FIXED
      LESSEE (DEALERSHIPS)(1)(2)              LOCATION         RENT     EXPIRATION   TERM   EXTENDED TERM(3)
      --------------------------         ------------------ ----------- ---------- -------- -----------------
Geneva Enterprises, Inc.
 d/b/a Rosenthal Nissan/Mazda(4).......  Tysons Corner, VA  $ 2,506,727 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Mazda.......................  Arlington, VA          621,408 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Chevrolet/Jeep/Eagle
 (Storage Lot).........................  Arlington, VA          562,464 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Honda(4)....................  Tysons Corner, VA      511,866 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Jaguar(4)...................  Tysons Corner, VA      511,854 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a Geneva
 Management (Related Business).........  Arlington, VA          453,600 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Isuzu.......................  Gaithersburg, MD       451,418 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc.
 d/b/a Nissan Gaithersburg.............  Gaithersburg, MD       350,214 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Acura.......................  Gaithersburg, MD       330,111 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc.
 d/b/a Rosenthal Chevrolet/Jeep/Eagle..  Arlington, VA          312,476 Feb. 2008  10 years 2-10 year options
Maryland Imported Cars, Inc.
 d/b/a Gaithersburg Mazda(5)...........  Gaithersburg, MD       261,308 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Honda (2-acre lot)(4).......  Tysons Corner, VA      178,997 Feb. 2008  10 years 2-10 year options
Geneva Enterprises, Inc. d/b/a
 Rosenthal Honda (Body Shop)(4)........  Tysons Corner, VA      126,887 Feb. 2008  10 years 2-10 year options
                                                            -----------
   Subtotal............................                     $ 7,179,330
                                                            ===========
Pohanka Properties, Inc. (Chevrolet/GEO
 and Acura)(6).........................  Chantilly, VA      $   841,622 Feb. 2009  11 years 2-10 year options
Pohanka Properties, Inc.
 (Saturn, Isuzu, Oldsmobile and GMC
 Truck)(6) ............................  Marlow Heights, MD     475,877 Feb. 2009  11 years 2-10 year options
Pohanka Virginia Properties Partnership
 (Saturn)(6)...........................  Bowie, MD              447,101 Feb. 2008  10 years 2-10 year options
Pohanka Properties, Inc. (Honda)(6) ...  Marlow Heights, MD     407,043 Feb. 2009  11 years 2-10 year options
Pohanka Properties, Inc. (Lexus)(6)....  Chantilly, VA          378,218 Feb. 2009  11 years 2-10 year options
Pohanka Virginia Properties Partnership
 (Cadillac, Hyundai, Nissan, Oldsmobile
 & Kia)(6).............................  Fredricksburg, VA      377,592 Feb. 2008  10 years 2-10 year options
Pohanka Virginia Properties Partnership
 (Undeveloped Dealership Lot)(6).......  Chantilly, VA          270,658 Feb. 2008  10 years 2-10 year options
Pohanka Properties, Inc. (Hyundai &
 Subaru)(6)............................  Marlow Heights, MD     171,211 Feb. 2009  11 years 2-10 year options
Pohanka Properties, Inc. (Body
 Shop)(6)..............................  Marlow Heights, MD      76,403 Feb. 2009  11 years 2-10 year options
                                                            -----------
   Subtotal............................                     $ 3,445,725
                                                            ===========
Sheehy Ford of Springfield, Inc. (Ford
 & Kia)................................  Springfield, VA        662,340 Feb. 2008  10 years 2-10 year options
Sheehy Ford, Inc.(7)...................  Philadelphia, PA       330,000 Oct. 2007   9 years 2-10 year options
Sheehy Lincoln-Mercury, Inc. (Lincoln-
 Mercury & Mitsubishi).................  Woodbridge, VA         282,252 Feb. 2008  10 years 2-10 year options
Sheehy Ford, Inc.......................  Marlow Heights, MD     255,840 Feb. 2008  10 years 2-10 year options
                                                         --------------
   Subtotal............................                  $    1,530,432
                                                         ==============

                                           INITIAL
         LESSEE                          ANNUAL BASE   LEASE     FIXED
  (DEALERSHIPS)(1)(2)        LOCATION       RENT     EXPIRATION   TERM     EXTENDED TERM(3)
  -------------------     -------------- ----------- ---------- -------- ---------------------
Cherner Lincoln Mercury-
 Annadale, Inc. ........  Annandale, VA  $   695,520 Feb. 2008  10 years     2-10 year options
                                         ===========
T. West Sales & Service,
 Inc. (Toyota) (8)......  Las Vegas, NV  $ 1,452,000 Feb. 2008  10 years     2-10 year options
Douglas Motors, Inc.
 (Toyota)(8)............  Denver, CO         979,000 Feb. 2008  10 years     2-10 year options
Plains Chevrolet,
 Inc.(8)................  Amarillo, TX       517,000 Feb. 2008  10 years     2-10 year options
Westgate Chevrolet,
 Inc.(8)................  Amarillo, TX       484,000 Feb. 2008  10 years     2-10 year options
Midway Chevrolet,
 Inc.(8)................  Amarillo, TX       341,000 Feb. 2008  10 years     2-10 year options
Quality Nissan,
 Inc.(8)................  Amarillo, TX       110,000 Feb. 2008  10 years     2-10 year options
                                         -----------
   Subtotal.............                 $ 3,883,000
                                         ===========
Good News Salisbury,
 Inc.(9)................  Salisbury, MD  $   469,920 Feb. 2008  10 years     2-10 year options
Price Buick-Pontiac,
 Inc. and The Price
 Organization(10)(11)...  Salisbury, MD      154,080 Dec. 2006   8 years                   N/A
                                         -----------
   Subtotal.............                 $   624,000
                                         ===========
Kline Chevrolet Sales
 Corp.(12)..............  Chesapeake, VA $   960,000 Feb. 2008  10 years 3-10 year options(13)
                                         ===========
    Total..............................  $18,318,007
                                         ===========

--------
(1) See the historical financial statements for Geneva Enterprises, Inc. and an affiliated company and summary financial information of Cross-Continent.
(2) The Company believes that all the Initial Properties are adequately covered by insurance.
(3) If any Initial Lease is renewed for a second Extended Term, the Annual Base Rent will be renegotiated at the time of renewal by the parties to reflect the fair market rate at the renewal date.
(4) The Initial Lessees may assign these Initial Leases (subject to compliance with certain conditions to the satisfaction of the Company), to a limited liability company to be formed by Mr. Rosenthal or his Affiliates as members.
(5) Guaranteed by Geneva Enterprises, Inc.

(6) Each Initial Lease with an Affiliate of Pohanka Automotive Group will be guaranteed by each other Initial Lessee and Dealership affiliated with the Pohanka Automotive Group.
(7) The occupant is Chapman Ford Sales, which is an unrelated third party.
(8) Guaranteed by Cross-Continent.
(9) Master Lease covering all Initial Properties acquired from Affiliates of Good News Automotive, Inc. other than Price Buick-Pontiac.

(10) The occupant is Price Buick Pontiac, which is an unrelated third party. The Company is assuming an existing Lease among Price Buick-Pontiac, Inc. and The Price Organization (Lessees) and Meyers and Rose (Lessor) dated December 10, 1991 and terminating December 31, 2006.
(11) Guaranteed by Warren A. Price and Good News Salisbury, Inc.
(12) Guaranteed by Kline Imports Chesapeake, Inc. The Property is occupied by both Kline Chevrolet and Kline Toyota (sublease to Kline Chesapeake).
(13) If the Company is required by the Initial Lessee to pay for repairs to such Initial Property in an amount in excess of $50,000 during the 29th lease year, the Initial Lessee will be required to extend such Initial Lease for a third 10-year term at a rental rate equal to fair market value.

  The Dealerships are operated pursuant to written Franchise Agreements with Manufacturers that, among other things, (i) generally designate the location or geographic area in which the Dealerships have the right to sell and service motor vehicles, (ii) impose requirements on the size, design, layout and maintenance of showrooms and other structures, and (iii) provide guidelines relating to matters such as advertising, inventory maintenance, personnel training, and the use and display of the Manufacturers' trademarks, service marks and designs. In addition, Dealers have entered into related agreements with certain Manufacturers that establish financial covenants, and that, in certain cases, restrict changes in control of the Dealerships without the consent of such Manufacturers. Certain of the Franchise Agreements contain certain restrictions relating to the sale or transfer of assets or Properties necessary for the operation of the Dealership, or grant the Manufacturer a right of first refusal to purchase such assets or Properties. The Franchise Agreements generally have terms of one to five years, and have historically been renewed by the Manufacturers in the ordinary course of business. Such Dealers have never had their Franchise Agreements involuntarily terminated by a Manufacturer nor has a Manufacturer failed to renew a Franchise Agreement upon request for renewal by such Dealer. See "Business of the Company and Properties--Franchise Agreements."

  Dealers affiliated with the Initial Lessees sell domestic and imported luxury, family, economy and sport utility vehicles, trucks and vans including, Mercedes-Benz, Honda, Toyota, Lexus, Chevrolet, Saturn, Ford, GMC, Mazda, Infiniti, Jaguar, Acura, Lincoln-Mercury, Mitsubishi and Nissan. The diversification of Manufacturers decreases the risks associated with changes in consumer preferences and dependence on any single brand, Manufacturer or market.

  In addition to selling new vehicles, many of those Dealers lease new vehicles and sell used vehicles. Lease arrangements could provide Dealers with a steady source of late-model, off-lease vehicles for its used vehicle inventory. Dealers also provide service and parts primarily for the vehicle makes and models that they sell or lease, and perform both warranty and non-warranty service work. In general, parts departments support the sales and service divisions. Dealers may also sell factory-approved parts at retail to their customers or at wholesale to independent repair shops. Dealers arrange third party financing for their customers, sell vehicle service contracts and arrange selected types of credit insurance for which they receive financing fees, subject to a charge-back against a portion of the finance fees if contracts are terminated prior to their scheduled maturity.

TYPICAL INITIAL LEASE TERMS

  In general, the Company's Initial Leases will include the following general lease terms. The Company expects to negotiate substantially the same terms with Lessees of additional Properties.

  Use of the Properties. Generally the Initial Leases will require the Initial Property to be continuously operated for the same purposes as they were used on the Company's purchase date unless the Company consents otherwise. The Initial Leases will generally require that the Initial Lessee or any permitted assignee operate the Initial Properties in an efficient and professional manner.

  Amounts Payable Under the Leases; Net Provisions. During the Fixed Term and any Extended Terms, each Initial Lessee or its assigns will pay the Initial Annual Base Rent and Annual Base Rent, which will be payable in monthly installments. The Initial Annual Base Rent and Annual Base Rent will be adjusted upward periodically based on a factor of the CPI, ranging from one-half of CPI adjusted every other year to full CPI adjusted every year. Certain Initial Leases establish minimum or maximum adjustments that range from zero to 3% of base annual rent.

  Each Initial Lease is what is commonly referred to as a "triple net" lease, under which each Initial Lessee is required to pay thereunder rent and substantially all expenses associated with operation of a particular Initial Property. Such expenses include all taxes, assessments and levies, excises, fees, and all other governmental charges with respect to such Initial Property, and all charges for insurance, utilities, service, repair and maintenance, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Initial Property, and any ground lease payments. Each Initial Lessee will generally be obligated to comply with all laws, contracts, covenants and restrictions affecting an Initial Property and to perform all obligations under any ground lease affecting an Initial Property.

  Maintenance, Alterations, Capital Additions or Improvements. The Initial Lessee or its assigns generally is obligated, at its sole cost and expense, to maintain its Initial Property in good order, repair and appearance and to make structural and non-structural, interior and exterior, foreseen and unforeseen, and ordinary and extraordinary repairs and replacements, which may be necessary and appropriate to keep such Initial Property in good order, repair and appearance (excluding ordinary wear and tear) or which may be required by any governmental authority, including those required to continue to satisfy any licensure requirements related to the operation of the Dealership or Related Business. The Company will not be required to build or rebuild any improvements to any Initial Property, or to make any repairs, replacements, alterations, restorations or renewals to any Initial Property.

  The Initial Lessee or its assigns, at its sole cost and expense, generally may make alterations, additions, changes and/or improvements to each Initial Property with the prior written consent of the Company, provided that the value and primary intended use of such Initial Property (determined in the Company's reasonable judgment) is not impaired. The Company may, but is under no obligation to, provide or arrange construction, permanent or other financing for any addition, alteration or improvement, the terms of which will be separately negotiated. Typically, all improvements, additions, alterations and replacements constructed upon each Initial Property by the Initial Lessee during the Fixed Term or an Extended Term of an Initial Lease will be the sole property of the Initial Lessee until the expiration or early termination of such Initial Lease, at which time all improvements, additions, alterations and replacements will become the Property of the Company. All machinery, equipment, furniture, furnishings and other personal property installed at the expense of an Initial Lessee on any Initial Property will remain the property of such Initial Lessee and may be removed by such Initial Lessee at the expiration or earlier termination of the Initial Lease.

  Insurance. Each Initial Lease provides that the Initial Lessee will maintain insurance on the related Initial Property under the Initial Lessee's insurance policies providing for the following coverages in such amounts as are or shall customarily be insured against with respect to properties similar to the Initial Properties, including: (i) fire, vandalism and malicious mischief, extended coverage perils and all physical loss perils, (ii) commercial general public liability (including personal injury and property damage), (iii) flood (when the Initial Property is located in whole or in material part in a designated flood plain area), earthquake and other similar hazards as may be customary for comparable properties in the area, (iv) worker's compensation and (v) such other insurance as the Manufacturer under the relevant Franchise Agreement or any holder of a mortgage, deed of trust or other security agreement on such Initial Property (a "Company Mortgagee") may reasonably require, which at the time is usual and commonly obtained on commercially reasonable terms in connection with properties similar in type of building size and use to the Initial Property and located in the geographic area where the Initial Property is located. The foregoing insurance policies would name the Company and any company mortgagee as additional insureds or loss payees, as applicable. Each Initial Lease specifies the deductibles for insurance covering each class of risk. Notwithstanding, there will be risks for which insurance will not be obtainable or will be prohibitively expensive. In such event, an Initial Lessee's ability to restore the Initial Property may be dependent on its internally generated funds or borrowing capacity.

  Damage to, or Condemnation of, a Property. In the event of any insurable damage or destruction to any Initial Property, the Initial Lessee is required to submit complete and detailed plans and specifications to the Company, and upon authorization of the Company (which will not be unreasonably withheld or delayed), will have the obligation to promptly repair or restore the same, at the Initial Lessee's expense so as to make such Leased Property at least equal in value to such Initial Property immediately prior to such occurrence and as nearly similar to it in character as is practicable and reasonable. Typically, the Annual Base Rent, real estate taxes and other impositions on the particular Initial Property will be proportionately abated during the time of restoration, but only to the extent of any rental interruption insurance proceeds actually received by the Company. If any Initial Property is damaged by an insurable event to such an extent that the Initial Property is "completely destroyed" (which will be sufficient damage to such Leased Property such that the Company and the Initial Lessee agree to that classification) or "partially destroyed" (which will be damage to such Initial Property such that the Initial Property will not be suitable for use by a Dealership or Related Business (as determined by a reasonable Dealer in light of standard trade practices) within a specified period after the date of the occurrence of such damages), the Initial Lessee may elect to terminate the relevant Initial Lease upon notice to the Company. In the event of the termination of the Initial Lease upon an Initial Property being "completely destroyed" or "partially destroyed," typically, the Initial Lessee will have no obligation to repair, rebuild or replace such Initial Property, and the entire insurance proceeds will belong to the Company.

  Generally, under the Initial Lease terms, if at any time during the Term or any Extended Term, any Initial Property is totally and permanently taken by right of eminent domain or by conveyance made in response to the threat of the exercise of such right ("Condemnation"), the Initial Lease will terminate as to Initial Property so taken as of the date the condemning authority has the right to possession of the Initial Property being condemned. Generally, the Initial Lessee will be required to pay all outstanding applicable rent and other charges through the date of termination. The Initial Lease generally will not terminate if the condemnation occurred due to the failure of the Initial Lessee to maintain such Initial Property, whether or not such failure constituted an event of default at the time of the Condemnation.

  If a portion of an Initial Property is taken by condemnation, the Initial Lease generally will remain in effect as to such Initial Property if such Initial Property is not thereby rendered unsuitable for use as a Dealership or Related Business. In such event, the Company will retain the amount of any award received by the Company, is obligated to apply such award to restore the Initial Property, and any excess after such application will be retained by the Company. Any award made by the condemning authority to the Initial Lessee will belong to the Initial Lessee.

  Financial Covenants. Substantially all affiliated Initial Lessees and Guarantors, if any, as a group will be required to maintain a Rent Coverage Ratio of at least 1.5 to 1 as of the date of the Initial Lease and at 24 month intervals thereafter, computed as the aggregate of net income before taxes plus mortgage interest, rent expense, depreciation, compensation of principals of the Initial Lessees, management fees plus the annual LIFO adjustment and other non-cash expenses, less recurring capital expenditures and gain (loss) on sale of real estate, dividends and/or profits taken out of the Initial Lessees and Guarantors if any, divided by the aggregate of the Initial Lessees' and Guarantors', if any, obligations under the Initial Leases. In addition, the Initial Lessee will be required to comply with all financial covenants imposed by Manufacturers with whom the Initial Lessee has a Franchise Agreement. These covenants have been designed to minimize the likelihood of loss to the Company, by permitting the Company to establish the ability of affiliated Initial Lessee's (and any Guarantors) to pay rent. The Company will monitor bi-annually the Initial Lessee's compliance with the Rent Coverage Ratio or require an Initial Lessee to provide additional security in the form of a Guaranty of an Affiliate.

  Assignment and Subletting. The Initial Leases generally provide that each Initial Lessee may not, without the prior written consent of the Company (which will not be unreasonably withheld) or upon compliance with conditions established by the Company, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer any Initial Lease or sublease any Initial Property, in whole or in part, except to an Affiliate. Generally, an assignment of the Initial Lease includes any change of control of the Initial Lessee. In the event that (i) the Company withholds any consent to any assignment or transfer of such Initial Lease or any interest herein, and (ii) such assignee or transferee is approved by the relevant Manufacturer for continuation as a franchisee, there will be a presumption that such assignment or transfer was reasonable and the Company will have the burden of rebutting such presumption and of proving that such consent was in fact reasonably withheld (or that such conditions were reasonable). The Company will also receive an assignment of all management, operating or service agreements relating to the maintenance, management, possession or use of an Initial Property. Certain Initial Lessees affiliated with Mr. Rosenthal may assign their Leases (subject to compliance with certain conditions, including the requirements of the applicable franchise agreement, to the satisfaction of the Company) to a limited liability company to be formed by Mr. Rosenthal or his affiliates as members.

  Generally, if the Company withholds its consent to any assignment or if the Company establishes conditions to approval of any assignment but such conditions have not been complied with to the satisfaction of the Company, the Initial Lessee will continue to be primarily liability under the Initial Lease. Any assignment or other transfer of all or any portion of the Initial Lessee's interest in an Initial Lease in violation of the restrictions on assignment or subletting will be voidable at the Company's option.

  Generally, if the Initial Lessee requests the assignment of an Initial Lease with respect to less than the entire Initial Property, and such Initial Property is not a separate subdivided lot, the Company may condition its approval of an assignment upon a showing that the Initial Lessee has taken the actions necessary to sever and spin-off one or more of such parcels of such Initial Property from such Initial Lease.

  The Initial Lessee will need the Company's prior approval before entering into any sublease, license agreement or other arrangement which would have the effect of causing all or a portion of the amount received or accrued by the Company under the Initial Leases to be treated as other than "rents from real property" within the meaning of Section 856(d) of the Code.

  Indemnification. Generally, an Initial Lessee will be required to indemnify, and will be obligated to save harmless, the Company generally from and against liabilities, costs and expenses (including reasonable attorneys' fees and expenses) and actual or consequential damages imposed upon or asserted against the Company, its officers, directors, employees, shareholders, agents or Affiliates on account of, among other things, (a) the use, condition, operation or occupancy of the Initial Properties; (b) any activity, work, or thing done, or permitted or suffered by the Initial Lessee in, on or about the Initial Properties; (c) any acts, omissions, or negligence of the Initial Lessee or any person claiming under the Initial Lessee, or the contractors, agents, employees, invitees, or visitors of the Initial Lessee or any such person; (d) any breach, violation, or nonperformance by the Initial Lessee or any person claiming under the Initial Lessee or the employees, agents, contractors, invitees, or visitors of the Initial Lessee or of any such person, of any term, representation, warranty, covenant, or provision of this Initial Lease or any law, ordinance, or governmental requirement of any kind; (e) any injury or damage to the person, property or business of Lessee, its employees, agents, contractors, invitees, visitors, or any other person entering upon any Initial Property under the express or implied invitation of the Initial Lessee; (f) any accident, injury to or death of persons or loss or damage to any item of property occurring at any Initial Property; (g) any environmental law or any pollution or other threat to human health or the environment at, arising out of or relating to any Initial Property, and (h) any brokers' or agents' fees and commissions. If any action or proceeding is brought against the Company or any of its employees, or agents by reason of any such demand, claim, or cause of action, the Initial Lessee, upon notice from the Company, will defend the same at the Initial Lessee's expense with counsel reasonably satisfactory to the Company. In the event the Company reasonably determines that its interests and the interests of the Initial Lessee in any such action or proceeding are not substantially the same and that Initial Lessee's counsel cannot adequately represent the interests of the Company, the Company shall have the right to hire separate counsel in any such action or proceeding and the reasonable costs thereof shall be paid for by the Initial Lessee. The Initial Lessees' obligations to indemnify the Company will continue after the expiration or earlier termination of the Initial Lease until the later of (i) two years following the date of the Initial Lease, (ii) the expiration of the period 90 days after the date the Company has actual knowledge of the existence of a claim covered by indemnification, or (iii) 90 days after the expiration of the applicable statute of limitations for claims arising from, or relating to, any environmental law or any pollution or other threat to human health or the environment.

  Environmental Matters. Generally, the Initial Leases provide for various representations and warranties by the Lessee relating to environmental matters with respect to each Initial Property. Each Initial Lease also requires the Initial Lessee to indemnify and hold harmless the Company from and against all liabilities, costs and expenses imposed upon or asserted against the Company, the Initial Lessee or the Initial Property on account of, among other things, any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Initial Property (irrespective of whether there has occured any violation of any environmental law). Such Initial Lessee is required to comply with all environmental laws. See "--Governmental Regulations Affecting the Properties-- Environmental Laws."

  Events of Default. Generally, the following events, among others, will constitute "Events of Default" under the Initial Leases: (a) the Initial Lessee fails to pay in full any installment of rent, or any other monetary obligation payable by the Initial Lessee to the Company hereunder, within ten days after notice is given by the Company to the Initial Lessee (except that after two defaults within any 12 month period, any further default during such 12 month period will constitute an immediate event of default); (b) the Initial Lessee fails to observe and perform any covenant (other than the covenant in respect of insurance, and certain conditions or agreements required to be performed by the Initial Lessee and such failure continues for a period of 20 days after written notice thereof is given to Lessee by the Company; or if, by reason of the nature of such default, the same cannot with due diligence be remedied within said 20 days, such failure will not be deemed to continue if the Initial Lessee proceeds promptly and with due diligence to remedy the failure and diligently completes the remedy thereof; provided, however, said cure period will not extend beyond 40 days if the facts or circumstances giving rise to the default are creating a further harm to the Company or the subject Initial Property and the Company makes a good faith determination that the Initial Lessee is not undertaking remedial steps that the Company would cause to be taken if the Initial Lease were then to terminate; (c) if the Initial Lessee (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency act, (iii) makes an assignment for the benefit of its creditors, (iv) is unable to pay its debts as they mature, (v) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (vi) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; (d) if the Initial Lessee, on insolvency proceedings or on a petition in bankruptcy filed against it, is adjudicated as bankrupt or a court of competent jurisdiction enters an order or decree appointing, without the consent of the Initial Lessee, a receiver of Lessee of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the Initial Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States or any state thereof, and such judgment, order or decree is not vacated, dismissed or set aside within 60 days from the date of the entry thereof; (e) if the estate or interest of the Initial Lessee in an Initial Property or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within 15 days after commencement thereof (unless the Initial Lessee is contesting such lien or attachment in accordance with the Initial Lease); (f) any representation, warranty or covenant made by the Initial Lessee on behalf of itself or an Affiliate in the Initial Lease or in any certificate, demand or request made pursuant hereto proves to be incorrect, in any material respect, as of the date of issuance or making thereof; (g) conviction of Lessee of a crime or offense constituting a felony in the jurisdiction in which committed or under federal law; (h) termination or relinquishment of the franchise or license pursuant to which an Initial Lessee conducts business on or from the Initial Property, provided that such event shall not constitute an Event of Default if (i) no other Event of Default shall have occurred and be continuing, and (ii) at a date no later than 24 months following such date of termination or relinquishment, the Initial Lessee has entered into written new or amended franchises or licenses for operation of the Dealership or Related Business at the Initial Property satisfactory to the Company in its discretion applying commercially reasonable standards; (i) default under any franchise or license pursuant to which Lessee conducts business at a Property, if in the Company's judgment such default in light of commercially reasonable standards and industry practice would have a material adverse effect on the Initial Lessee or the Initial Property; (j) a final, non-appealable judgment or judgments for the payment of money not fully covered (excluding deductibles) by insurance is rendered against the Initial Lessee and the same remains undischarged, unvacated, unbonded, unappealed or unstayed for a period of 15 consecutive days; (k) the Initial Lessee shall fail to observe the covenant in respect to insurance; or (l) except after the effective date of a permitted assignment, if the Initial Lessee is liquidated or dissolved or proceedings for that purpose or for the purpose of selling or divesting the Initial Lessee of all or substantially all of its assets have been brought.

  Subject to the Initial Lease, the Company may exercise any one or more of the following remedies upon the occurrence of an event of default: (i) the Company may terminate the Initial Lease, (ii) exclude the Initial Lessee from possession of the Initial Property, and (iii) use reasonable efforts to lease such Initial Property to others. If an Initial Lease is terminated with respect to all or a portion of the Initial Property, the Initial Lessee will remain liable to the Company for damages in an amount equal to the rent and other sums which would have been owing by the Initial Lessee as to the Initial Property for the balance of the Fixed Term or Extended Term as if the Lease had not been so terminated, less the net proceeds, if any, of any re-letting of the Initial Property by the Company subsequent to such termination, after deducting all the Company's expenses in connection with such re-letting. In the event of any event of default, the Company may cause the Initial Lessee to vacate the Initial Property. In addition, the Company may exercise any other rights that it may have under law or under the leases. However, except in certain circumstances or for certain Initial Lessees, there will be no cross defaults between or among any Initial Property to any other Initial Property leased to affiliated Initial Lessees.

  Right of First Offer and Option to Purchase Property. The Initial Lessees under the Initial Leases may have a right of first offer to purchase the Initial Property if the Company decides to sell the Initial Property. The Company will notify the Initial Lessee of its intention to sell the Initial Property and the Initial Lessee will have 30 days to extend an offer, including specifying the purchase price for the Initial Property. The Company may reject the offer, at its discretion based on its reasonable judgment. If the Company rejects the Initial Lessee's offer, it may sell the Initial Property to a third party on other terms if the purchase price is higher or the Company reasonably believes such terms are more advantageous than the terms proposed by the Initial Lessee. In addition, upon expiration of any Extended Term, provided that there is no event of default, the Initial Lessee has an option to purchase the Initial Property at a purchase price equal to the mean of the closest two appraised values of the Initial Property to be determined by three independent appraisers.

  Governing Law. Each Initial Lease will be governed by and construed in accordance with the law of the Commonwealth of Virginia (but not including such state's conflict of laws rules) except when the law of the state in which the Property is located is required to control.

WASHINGTON, D.C. METROPOLITAN AREA

  The Company will own 20 Initial Properties in the Washington, D.C. Metropolitan Area representing approximately 70% of the aggregate purchase prices for the Initial Properties. According to Population Estimates Program, Population Division, U.S. Bureau of the Census, December 1997 Internet Reference, the 1996 mid-year population of the Washington, D.C. metropolitan area was 4,563,123, an increase of 8.1% from the 1990 census (compared to a 6.7% increase for the United States as a whole). According to the U.S. Department of Commerce, Economics and Statistics Administration, Bureau of Economic Analysis, per capita income for the Washington, D.C. metropolitan area for 1995 was $30,824, compared to $24,594 for U.S. metropolitan areas generally. According to the U.S. Department of Labor, Bureau of Labor Statistics, Philadelphia Regional Office, the average annual unemployment rate for calendar year 1996 in Virginia was 4.4%, and the corresponding figure for the first nine months of 1997 was 4.2%. According to that same source, the average annual unemployment rate for calendar year 1996 in Maryland was 4.9%, and the corresponding figure for the first nine months of 1997 was 4.7%

GOVERNMENTAL REGULATIONS AFFECTING THE PROPERTIES

  Environmental Laws. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous or toxic substances. The presence of such substances may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person.

  The Company is not aware of any environmental liability that the Company believes would have a material adverse effect on the Company's business, financial condition or results of operations. Based on certain environmental "Phase 1 reports" (described under "Risk-Factors--Governmental Regulations; Environmental Matters" above), the Company estimates that the aggregate cost of addressing environmental conditions at certain of the Initial Properties identified in the Phase 1 reports will not be material. In addition, the Initial Sellers of such Initial Properties have agreed to indemnify the Company for third party claims based on those conditions at a minimum until such time as the relevant statutes of limitations have expired, and the Initial Lessees and their Affiliates are obligated to comply with environmental laws and remediation requirements and hold harmless the Company and its officers, directors, employees, shareholders, agents and Affiliates from any failure to comply with those requirements. No assurance can be given, however, that all potential environmental liabilities have been identified, that no prior owner or operator or other person created any material environmental condition not known to the Company or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable environmental laws and regulations) will not result in the imposition of environmental liabilities. The Initial Lessees and the Initial Sellers have made certain representations in the Initial Leases and Contribution Agreements, respectively, regarding the environmental matters and will indemnify the Company for third party claims arising from breach of such representations. There can be no assurance that such indemnification will be available or uncontested, however, or that any environmental conditions of concern at such time which are not remediated by the Initial Sellers or Initial Lessees and their Affiliates will not impede the ability of the Company to sell or re-lease the Initial Properties in the future or negatively impact future sales or rental proceeds.

  Americans With Disabilities Act of 1990. The Initial Properties and any subsequently acquired Properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction, or technically infeasible for alterations. The Company believes that the Properties substantially comply with all present requirements under the ADA and applicable state laws. Under the Leases, the Lessee is responsible for all costs associated with compliance with the ADA. However, noncompliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

FRANCHISE AGREEMENTS

  Each Dealer operates its Dealership pursuant to a written Franchise Agreement with the applicable Manufacturer. The typical automotive Franchise Agreement specifies the locations at which the Dealer has the right and the obligation to sell motor vehicles and related parts and products and to perform certain approved services in order to serve a specified market area. The designation of such areas and the allocation of new vehicles among Dealerships are subject to the discretion of the Manufacturer, which generally does not guarantee exclusivity within a specified territory. A Franchise Agreement may impose requirements on the Dealer concerning such matters as the showrooms, the facilities and equipment for servicing vehicles, the maintenance of inventories of vehicles and parts, the maintenance of minimum net working capital and the training of personnel. Compliance with these requirements is closely monitored by the Manufacturer. In addition, Manufacturers require the Dealers to submit a financial statement of operations on a monthly basis. The Franchise Agreement also grants the Dealers the non-exclusive right to use and display the Manufacturer's trademarks, service marks and designs in the form and manner approved by the Manufacturer.

  Each Franchise Agreement sets forth the name of the person approved by the Manufacturer to exercise full managerial authority over the operations of a Dealership and the names and ownership percentages of the approved owners of the Dealership and contains provisions requiring the Manufacturer's prior approval of changes in management or transfers of ownership of the Dealership. Each Initial Lessee's Dealerships are owned, directly or indirectly, by such Initial Lessee. Several Manufacturers include provisions in their Franchise Agreements that prohibit transfers of assets or real property considered necessary for the conduct of the Dealership or similar restrictions that could prohibit or require the prior consent of a Manufacturer before a Seller can sell and the Company can purchase a Property.

  Most Franchise Agreements expire after a specified period of time, ranging from one to five years, and the Company believes that each Initial Lessee expects to renew any expiring agreements in the ordinary course of business. The typical Franchise Agreement provides for early termination or non-renewal by the Manufacturer under certain circumstances such as change of management or ownership without Manufacturer approval, insolvency or bankruptcy of the Dealership, death or incapacity of the dealer manager, conviction of a dealer manager or owner of certain crimes, misrepresentation of certain information by the Dealer or owner to the Manufacturer, failure to adequately operate the Dealership, failure to maintain any license, permit or authorization required for the conduct of business, or material breach of other provisions of the Franchise Agreement. The Dealership is typically entitled to terminate the Franchise Agreement at any time without cause.

  The motor vehicle franchise relationship is also governed by various federal and state laws established to protect Dealers from the general unequal bargaining power between the parties. The following discussion of state court and administrative holdings and various state laws is based on management's beliefs and may not be an accurate description of the state court and administrative holdings and various state laws. Under the laws of most states, despite the terms of contracts between the Manufacturers and the Dealers, Manufacturers may not unreasonably withhold approval of a transfer of a Dealership, or reject a prospective transferee of a Dealership who is of good moral character and who otherwise meets the Manufacturer's written, reasonable and uniformly applied standards or qualifications relating to the prospective transferee's business experience and financial qualifications. In addition, under the laws of certain states, franchised Dealerships may challenge Manufacturers' attempts to establish new franchises in the franchised dealers' markets, and state regulators may deny applications to establish new Dealerships for a number of reasons, including a determination that the Manufacturer is adequately represented in the market. The laws of certain states also limit the ability of Manufacturers to terminate or fail to renew franchises.

COMPETITION

  The Company believes that it is the first publicly-offered REIT to primarily focus on consolidating the Properties utilized by Dealerships or Related Businesses under one ownership structure. A subsidiary of Kimco Realty Corporation, a public diversified real estate investment trust, has publically announced that it will pursue the acquisition of properties used by motor vehicle dealerships. Other public or private entities may also decide to pursue the same or similar strategy, some of which may have greater financial resources or general real estate experience than the Company. Those entities will compete with the Company in seeking Properties for acquisition and disposition or, land for development. The Company believes that competition for properties will primarily be on the basis of acquisition price and negotiation of rents. Lessees or their Affiliates may own other Properties that will not be acquired by the Company and which may instead be sold to competitors. See "Risk Factors--Competition with Other Companies with Similar Business Objectives and Strategies."

OTHER INVESTMENT POLICIES

  The Company will engage in the investment in Properties used by Dealerships and Related Properties. The Company has established no limit on the amount that can be invested in any one Property. The Company does not intend to acquire Properties used by businesses other than Dealerships and Related Businesses. Pending investment in real estate, the proceeds of this Offering and the FBR Offering will be invested in various short term investments. See "Use of Proceeds." The Company currently does not intend to invest in mortgages (including participating and convertible mortgages), the securities of other issuers, except in connection with acquisitions of indirect interests in Properties (normally through partnership interests in special purpose partnerships owning title to Properties) or generally to make loans to third parties. The Company does not intend to underwrite the securities of other issuers. The Company currently has no plans to repurchase or otherwise reacquire its shares or the shares of others (except pursuant to the redemption rights of holders of Units). The Company may change its policies with respect to the above activities without the approval of its shareholders. In any event, any activities of the Company with respect to investments in securities of other issuers will be subject to the asset and gross income tests necessary for REIT qualification for federal income tax purposes.

EMPLOYEES

  As of January 11, 1998, the Company had 11 employees. None of the employees is represented by a collective bargaining unit. The Company believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings. Pursuant to the Leases, the Lessees will indemnify the Company from and against all liabilities, costs and expenses imposed upon or asserted against the Company as owner of the Properties on account of certain matters relating to the operation of the Properties by Lessee and, where appropriate, the ownership of the Properties prior to their acquisition by the Company. See "--Typical Initial Lease Terms--Indemnification."

                                  MANAGEMENT

TRUSTEES, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information concerning each of the Company's trustees, executive officers and key employees:

       NAME               AGE                       POSITION
       ----               ---                       --------
John J. Pohanka(1)......   69 Chairman of the Board of Trustees
Thomas D. Eckert........   50 President and Chief Executive Officer, Trustee
Scott M. Stahr..........   41 Executive Vice-President and Chief Operating Officer
Donald L. Keithley......   58 Executive Vice-President of Business Development
David S. Kay............   31 Vice President and Chief Financial Officer
Robert M. Rosenthal(1)..   69 Trustee
John D. Reilly(1)(2)....   71 Trustee
William E.
 Hoglund(1)(2)..........   63 Trustee
William R. Swanson(1)...   50 Trustee

--------

(1) The Company anticipates that Messrs. Pohanka, Rosenthal, Reilly and Hoglund will become members of the Board of Trustees prior to the effective date of this Offering. Mr. Swanson will become a member of the Board of Trustees immediately after the closing of this Offering.

(2) Members of Audit Committee.

  The Company's Declaration of Trust requires that within 90 days of the closing of this Offering, the Board of Trustees will increase the size of the Board of Trustees to not less than nine and not more than 15 members, a majority of whom will be unaffiliated with the Company, the Sellers, the Lessees or the Representative (the "Independent Trustees"). Each Trustee will hold office until the next annual meeting of shareholders of the Company and his successor is elected and qualified.

  John J. Pohanka will be the Chairman of the Board of Trustees. Mr. Pohanka is the Chairman of the Pohanka Automotive Group. Mr. Pohanka has been involved in the automotive industry for almost 50 years, and is a member of the second-generation of the Pohanka family to be involved in the automotive industry, with the first Pohanka dealership having been founded in 1919. The Pohanka Automotive Group is currently comprised of eight Dealerships, each of which is located in the Washington, D.C. Metropolitan Area. In 1996, the Pohanka Automotive Group's Dealerships sold more than 11,900 new and used motor vehicles. The Pohanka Automotive Group's Dealerships have received numerous awards, including the Time Magazine Quality Dealer Award. Mr. Pohanka has been active in a number of national and local industry and business groups during his career, having served as past President of the National Automobile Dealers Association, a past President of the National Capitol Area Automotive Trade Association, and a past Chairman of the National Institute for Automotive Service Excellence, a group which he co-founded. Mr. Pohanka also is a co-founder of the National Automobile Technicians Educational Foundation. Mr. Pohanka is a graduate of Princeton University.

  Thomas D. Eckert is the Company's President and Chief Executive Officer and is a member of the Board of Trustees. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation ("Pulte"), the largest homebuilding firm in the U.S. Most recently, Mr. Eckert served as President of Pulte's Mid-Atlantic Region, which included oversight of the company's land acquisition, development and homebuilding operations from Virginia to New Jersey. Mr. Eckert is a former director of PHM Mortgage Company and is currently a director of the Munder Funds, a $6.2 billion mutual fund group, and the Celotex Corporation, a building products manufacturing entity with $700 million in annual revenues. Prior to working at Pulte, Mr. Eckert was employed with the public accounting firm of Arthur Andersen LLP for over seven years. Mr. Eckert is a graduate of the University of Michigan. From November 1996 to November 1997, Mr. Eckert was a director of the FBR Funds, a diversified family of mutual funds affiliated with the Representative.

  Scott M. Stahr is the Company's Executive Vice-President and Chief Operating Officer. From 1985 to 1997, Mr. Stahr was a Principal at LaSalle Partners, a Chicago-based real estate investment firm. In that role, Mr. Stahr was responsible for sourcing, underwriting and negotiating acquisitions of office, retail, parking and industrial properties. Mr. Stahr has also advised and provided consulting services to corporate and institutional clients on the acquisition, disposition and value enhancement of their real estate-related holdings. Prior to joining LaSalle Partners, Mr. Stahr was a practicing attorney with a broad commercial litigation and real estate practice. Mr. Stahr is a graduate of the University of Virginia and holds a J.D. from the University of Texas.

  Donald L. Keithley is the Company's Executive Vice-President of Business Development. Mr. Keithley was the J.D. Power and Associates Partner in charge of Dealer Relations from 1984 to 1997. In 1996, Mr. Keithley authored "The Revolution in Automotive Retailing: A Perspective of the New Millennia," a book which addresses the rapidly evolving changes in the dealership franchise system. He has given numerous presentations on this subject to executives within the industry. Before his tenure at J.D. Power and Associates, Mr. Keithley was employed by the Toyota Motor Company and the Ford Motor Company for numerous years. Mr. Keithley received a Masters in Business Administration from the University of California at Los Angeles, and currently serves on the Business Advisory Council for Loyola Marymount University.

  David S. Kay is the Company's Vice-President and Chief Financial Officer. Prior to joining the Company, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP in Washington, D.C. for approximately ten years. His areas of expertise included emerging companies in the automotive, retail, and distribution industries. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy and equity financing. He also has several years of experience in capital formation projects, roll-up transactions, and initial public offerings for motor vehicle dealerships across the nation. Mr. Kay has participated on an NADA task force and has given presentations at NADA conventions and at other industry seminars. Mr. Kay is a graduate of James Madison University.

  Robert M. Rosenthal will be a member of the Board of Trustees. Mr. Rosenthal is the Chairman of the Rosenthal Automotive Organization. Mr. Rosenthal has been involved in the automotive industry for 50 years and during that time has founded more than 35 Dealerships. Mr. Rosenthal is a second-generation member of the Rosenthal family involved in the automotive industry. His father's association with Chevrolet began in 1919. With 19 current Dealerships, the Rosenthal Automotive Organization was the nation's 14th largest automotive group in terms of total new and used vehicle retail sales. In 1996, the Rosenthal Automotive Group Dealerships sold more than 31,500 new and used motor vehicles. Under Mr. Rosenthal's leadership, the Rosenthal Automotive Organization's Dealerships have received numerous national and local awards, including the Time Magazine Quality Dealer Award, the International American Automobile Dealers/Sports Illustrated Dealer of Distinction, the Acura Precision Team Award, the Jaguar Pride of Jaguar Award, and the Mazda President's Award. Mr. Rosenthal has been active in a number of national and local industry and business groups during his career, including, the Washington New Automobile Dealers Association, of which he has served as a past Director and President, the National Capitol Automobile Dealers Association, the Chief Executives Organization and the World Business Council. He also serves on the Board of Directors of First Virginia Bank and is an officer and trustee of the Phillips Collection. Mr. Rosenthal is a graduate of Temple University.

  John E. Reilly will be a member of the Board of Trustees. Currently, Mr. Reilly is serving as a consultant to American Isuzu Motors, Inc. From 1980 until his retirement in 1997, Mr. Reilly was employed by American Isuzu Motors, Inc. At the time of his retirement, Mr. Reilly was serving as a Senior Executive Advisor. His previous assignments at American Isuzu Motors, Inc. included serving as Chairman and Senior Vice President. During his tenure, Mr. Reilly oversaw the initial establishment of the Isuzu franchise in the U.S. marketplace. Prior to his employment with American Isuzu Motors, Inc., Mr. Reilly held a number of positions within the automotive industry, including positions with General Motors Corporation, Toyota and Volkswagen of America. Mr. Reilly has also served three terms as the Chairman of the Association of International Automobile Manufacturers. Mr. Reilly attended Boston College and Boston College Law School and is a graduate of Siena University.

  William E. Hoglund will be a member of the Board of Trustees. From 1956 until his retirement in 1994, Mr. Hoglund was employed by General Motors Corporation. At the time of his retirement in 1994, Mr. Hoglund was serving as an Executive Vice President and member of the General Motors Corporation Board of Directors. His previous assignments at General Motors Corporation included serving as Corporate Comptroller, Chief Financial Officer, President of Saturn, General Manager of the Pontiac Division, and Group Executive for the Buick-Oldsmobile-Cadillac Group. Currently, Mr. Hoglund is a director of the Mead Corporation, Detroit Diesel Corporation and the Sloan Foundation. Mr. Hoglund is a graduate of Princeton University and received a Masters in Business Administration from the University of Michigan.

  William R. Swanson will be a member of the Board of Trustees. Mr. Swanson has been a Managing Director of the Representative in its Real Estate Group since February 1994. The Representative may be considered a promoter of the Company under the Securities Act. From 1991 to 1994, Mr. Swanson served as a founding director of H.G. Smithy Company, Inc., a full service commercial, multi-family and mortgage servicing real estate company headquartered in Washington, D.C. Mr. Swanson began working for LaSalle Partners, Ltd. in 1973 as the controller of the firm's first public fund and as the financial officer for its development subsidiary. Mr. Swanson then served as a Managing Director of LaSalle Partners from 1982 until his departure in 1991. While with LaSalle Partners, he managed and directed the firm's acquisition and development activities for the southeastern region of the United States. Mr. Swanson received a Bachelor of Science in Accounting from the University of Illinois at Urbana-Champaign and upon graduation joined KPMG Peat Marwick as a CPA and tax specialist.


COMMITTEES OF THE BOARD OF TRUSTEES

  Audit Committee. Promptly following the closing of the Offering, the Board of Trustees of the Company will establish an Audit Committee. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, to review with the independent accountants the plans and results of the audit engagement, to approve professional services provided by the independent public accountants, to review the independence of the independent public accountants, to consider the range of audit and non-audit fees and to review the adequacy of the Company's internal accounting controls. Messrs. Reilly and Hoglund will be members of the Audit Committee.

  Executive Committee. Promptly following the closing of the Offering, the Board of Trustees of the Company will establish an Executive Committee. Subject to the Company's conflicts of interest policies, the Executive Committee may be granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and, consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions.

  Executive Compensation Committee. Promptly following the closing of the Offering, the Board of Trustees of the Company will establish an Executive Compensation Committee to determine compensation for the Company's executive officers and to implement and administer the Company's Plan.

COMPENSATION OF TRUSTEES

  The Company intends to pay its Trustees who are not employees of the Company or affiliated with a Seller $15,000 a year for their services as Trustees. Each non-employee Trustee (other than Messrs. Pohanka and Rosenthal) also will receive a grant of options to purchase 15,000 Units under the Company's Plan upon election or appointment to the Company's Board of Trustees. See "--1998 Equity Incentive Plan."

EXECUTIVE COMPENSATION

  The Company was organized in October 1997, did not conduct any prior operations and, accordingly, did not pay any compensation to its executive officers for the year ended December 31, 1996. The following table below sets forth the annual base salary rates and other compensation expected to be paid in 1998 to the Company's Chief Executive Officer and each of the Company's other executive officers. The Company will assign certain of its rights and obligations under the employment agreements, as amended (the "Employment Agreements"), with the executive officers to the Operating Partnership, which will also employ the executive officers and will pay their compensation.

                                                                    LONG TERM
                                            ANNUAL COMPENSATION    COMPENSATION
                                          ------------------------ ------------
                                                                    SECURITIES
                                                                    UNDERLYING
       NAME AND PRINCIPAL POSITION        SALARY($)(1) BONUS($)(2)   OPTIONS
       ---------------------------        ------------ ----------- ------------
Thomas D. Eckert.........................   350,000                  958,345
 President and Chief Executive Officer
Scott M. Stahr...........................   225,000                  519,104
 Executive Vice President and
 Chief Operating Officer(3)
Donald L. Keithley.......................   200,000                  239,586
 Executive Vice President of
 Business Development
David S. Kay.............................   150,000                  519,104
 Vice President and Chief Financial
 Officer

--------

(1) This reflects the initial annual base salaries payable for the 12-month period beginning on the date of commencement of each officer's Employment Agreement. See "--Employment Agreements."
(2) Each executive officer named above will be eligible for a bonus of up to 100% of their initial base salary. In addition, Mr. Keithley is also eligible for an additional incentive bonus of $200,000.
(3) Mr. Stahr received a signing bonus of $250,000 to compensate him for terminating his employment with his prior employer.

EMPLOYMENT AGREEMENTS

  The Company has entered into Employment Agreements with each of the executive officers named in the table above. The Company has assigned the Employment Agreements to the Operating Partnership and the Operating Partnership has assumed these Agreements effective as of January 1, 1998. These Agreements are for a four year term and provide that the executive officers agree to devote their full business time to the operation of the Company (except as the Company otherwise agrees, including on behalf of the Operating Partnership). The term is shortened to June 30, 1998 if the Company has not completed its initial public offering by such date. The Employment Agreements permit the Company to terminate the executives' employment with appropriate notice for or without cause. In general, cause is defined to include (i) engaging in dishonesty relating materially to performance of services or obligations contained in the Employment Agreements, (ii) conviction of any misdemeanor (other than minor infractions) involving fraud, breach of trust, misappropriation, or other similar activity or any felony,
(iii) performance of duties in a grossly negligent manner; or (iv) wilful breach of the Employment Agreement in a manner materially injurious to the Company. In addition, executives may resign for good reason (generally defined in the Agreements to include the Company's failure to comply with the agreements' material terms, the reduction of responsibilities and duties or, for Mr. Eckert, his involuntary departure from the Board of Trustees), relocation, or a change of control. In general terms, a change of control occurs (i) if a person, entity, or group (with certain exceptions) acquires more than 40% of the Company's then-outstanding voting securities, (ii) if the Company merges into another entity unless prior Company shareholders have at least 60% of the combined voting power of the securities in the merged entity, or (iii) the liquidation, dissolution, or sale or disposition of substantially all of the Company's assets.

  If the executives' employment ends for any reason, the Company will pay accrued salary, bonuses already determined, and other existing obligations. In addition, if the Company terminates the executives' employment without cause or any of them resigns for good reason, the Company will be obligated to pay
(i) a lump sum payment of severance equal to 24 months' salary, (ii) payment of premiums for the period of group health coverage, if any, to which he is entitled by law, and (iii) a pro rata annual bonus for the year of termination. Notwithstanding the foregoing, the Company has not agreed to pay severance and provide the foregoing benefits if the executives' employment ends because of expiration or non-extension of their agreements. Friedman,

Billings, Ramsey Group, Inc., an affiliate of the Representative, has agreed to employ Messrs. Eckert and Kay for a period of up to one year if the Offering is not completed for any reason at substantially the same salaries and equivalent benefits as set forth in their respective employment agreements. See "Underwriting."

  While employed and for a one-year period after employment, the executives have agreed not to compete with the Company by working with or investing in any enterprise engaged in forming or operating Dealerships or that invest primarily in Dealerships or Related Businesses or properties used by Dealerships or Related Businesses or that provide real estate financing to Dealerships or Related Businesses.

1998 EQUITY INCENTIVE PLAN

  The Company (including the Operating Partnership) has established the Plan for the purpose of attracting and retaining trustees, executive officers and other key employees. Each option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive option" or as a "non-qualified option." If the grant is for an "incentive option," the Company will issue options for Common Shares. If the grant is for "non-qualified options" the Company intends to issue options for Units.

  The Plan provides for the grants of options ("Options") to purchase a specified number of Common Shares or Units. Under the Plan, Common Shares and Units in an aggregate number equal to 8% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment in full) on a fully diluted basis will be available for grants. Contemporaneously with the completion of the Offering, the Company will grant Options for an aggregate number of Common Shares and Units equal to 7% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis (the "Initial Grants") to the following key officers and employees of the Company: Thomas D. Eckert, Scott M. Stahr, Donald L. Keithley and David S. Kay. Participants in the Plan, who may be trustees, officers or employees of the Company, or its subsidiaries or Company-owned partnerships, will be selected by the Executive Compensation Committee. See also "--Compensation of Trustees."

  The Plan authorizes the Executive Compensation Committee to grant incentive Options for Common Shares at an exercise price to be determined by it, provided that such price cannot be less than 100% of the fair market value of Common Shares on the date on which the Option is granted. The exercise price of non-qualified Options will be at 100% of the fair market value of Units on the date the Option is granted as determined by the Executive Compensation Committee.

  The Initial Grants will become exercisable, subject to certain conditions being met, at a rate of 25% per year over four years commencing on the first anniversary of their date of grant and will have a term of ten years. The exercise price of the Options issued under the Initial Grants will be the initial public offering price of the Common Shares. The exercise price for any Option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of Common Shares. The Plan provides that exercise may be delayed or prohibited if it would adversely affect the Company's REIT status.

  All unexercisable Options held by an optionee will automatically be forfeited if the optionee leaves employment for any reason other than death or permanent disability. Upon a "change in control" (as defined in the Plan), all unexercisable Options will become exercisable. The rights of any optionees to exercise a Option may not be transferred in any way other than by will or applicable laws of descent and distribution.

  The Company also anticipates that it will grant Options to its non-employee Trustees (other than Messrs. Pohanka and Rosenthal). The exercise price for any of these Options will generally be payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of Common Shares.

  The Executive Compensation Committee may grant options under the Plan in substitution for outstanding options with higher exercise prices. In addition, in the event of certain extraordinary events, the Executive Compensation Committee may make adjustments in the aggregate number and kind of shares of beneficial interest reserved for issuance, the number and kind of shares of beneficial interest covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

  The following table contains information concerning the grant of Share Options under the Company's Plan expected to be made for the year ending December 31, 1998. The table also lists potential realizable values of such options on the basis of assumed annual compounded share appreciation rates of 5% and 10% over the life of the Options.

OPTION GRANTS IN CONNECTION WITH THE FORMATION TRANSACTIONS

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                         NUMBER OF   % OF TOTAL                         PRICE APPRECIATION FOR
                         SECURITIES   OPTIONS                                OPTION TERM
        NAME AND         UNDERLYING  GRANTED TO  EXERCISE OR                (IN THOUSANDS)
       PRINCIPAL          OPTIONS   EMPLOYEES IN BASE PRICE  EXPIRATION ----------------------
        POSITION         GRANTED(1) FISCAL YEAR   PER SHARE   DATE(2)     5%(3)      10%(3)
       ---------         ---------- ------------ ----------- ----------   -----    -----------
Thomas D. Eckert........  958,345       37.5%        $15                    $9,040     $22,910
 President and Chief
 Executive Officer
Scott M. Stahr..........  519,104       20.3          15                     4,897      12,410
 Executive Vice
 President and
 Chief Operating Officer
Donald L. Keithley......  239,586        9.4          15                     2,260       5,728
 Executive Vice
 President of Business
 Development
David S. Kay............  519,104       20.3          15                     4,896      12,410
 Vice President and
 Chief Financial Officer

--------
(1) The Options granted will become exercisable at a rate of 25% per year over four years commencing on the first anniversary of their date of grant.
(2) The expiration date of the Options will be ten years after the date of the grant.
(3) The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% from the date of grant to the expiration date of the Options.

INDEMNIFICATION OF TRUSTEES AND OFFICERS

  The Declaration of Trust contains a provision permitted under Maryland law eliminating (with limited exceptions) each Trustee's personal liability for monetary damages for breach of any duty as a Trustee. In addition, the Declaration of Trust and Bylaws authorize the Company to indemnify its present and former Trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is a trustee, officer, employee or agent of a corporation or was a trustee or officer of the corporation or is or was serving as a trustee or officer of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the Board of Trustees.

  The Company intends to enter into indemnification agreements with each of the Company's Trustees and certain of its executive officers, either as separate agreements or as part of their employment agreements. The indemnification agreements will require, among other things, that the Company indemnify its Trustees and officers to the fullest extent permitted by law, and advance to the Trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by Trustees and officers seeking to enforce their rights under the indemnification agreements and cover trustees and officers under the Company's Trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust and Bylaws, it provides greater assurance to Trustees and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the Board of Trustees or by the shareholders to eliminate the rights it provides.

                    STRUCTURE AND FORMATION OF THE COMPANY

  The Company was formed on October 20, 1997. The Operating Partnership was formed on November 13, 1997.

STRUCTURE OF THE COMPANY

  The Company will be the sole general partner of the Operating Partnership. The Company will contribute the proceeds of the Offering to the Operating Partnership in exchange for Units representing approximately 81.2% of the partnership interests in the Operating Partnership (the terms and conditions of which will correspond to the Common Shares). The Company will conduct substantially all of its business, and will hold all of its interests in the Properties, through the Operating Partnership. As the sole general partner of the Operating Partnership, the Company will have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions set forth in the Partnership Agreement. See "Partnership Agreement."

  The following diagram depicts the ownership structure of the Company and the Operating Partnership upon completion of the Offering and the Formation Transactions (as defined below):

                           [FLOWCHART APPEARS HERE]

FORMATION TRANSACTIONS

    The following transactions will be completed in connection with the completion of the Offering:

    . Concurrently with the closing of this Offering, pursuant to the FBR Offering, FBR Asset Investment Corporation, an Affiliate of the Representative, has agreed to acquire 1,792,115 Common Shares in a private placement at the initial public offering price (net of underwriting discounts and commissions).

    . Concurrently with the closing of the Offering, the Company will contribute the net proceeds of the Offering and the FBR Offering to the Operating Partnership in exchange for 21,792,115 Units.

    . At closings scheduled within 60 days of the closing of the Offering, the Company will acquire certain Initial Properties from Cross-Continent, Good News and Kline in exchange for cash consideration of $13.1 million, $5.5 million and $8.5 million, respectively.

    . At closings scheduled for July 1998, the Company will acquire certain Initial Properties from Cross-Continent for cash consideration of approximately $22.1 million.

    . At closings scheduled within 60 days of the Offering, the Company will acquire Initial Properties from Pohanka, Rosenthal, Sheehy and Cherner in exchange for 1,204,342; 3,438,298; 295,439; and 103,470 Units of the Operating
       Partnership, respectively. The Operating Partnership will acquire certain Initial Properties subject to existing mortgage debt of $41.3 million. The Company will pay Mortgage Debt of approximately $13.3 million, $13.7 million, $9.6 million and $4.8 million assumed from Pohanka, Rosenthal, Sheehy and Cherner, respectively, in full at the closing of the purchase of such Initial Properties. See "Use of Proceeds" and "Business of the Company and Properties--The Initial Leases, Properties and Dealerships" for a description of the consideration to be paid and Mortgage Debt to be assumed by the Company with respect to the Initial Sellers.

    . The Operating Partnership will use the aggregate net proceeds of the Offering and the FBR Offering of $302.4 million ($344.2 million of the Underwriters' over-allotment option is exercised in full) as described in "Use of Proceeds."

    . Dealers or their Affiliates will enter into long-term triple-net Leases with the Company and may enter into other agreements with the Company with respect to the Initial Properties.

    . Each of Messrs. Pohanka and Rosenthal, who will be Trustees of the Company and Affiliates of certain Initial Sellers and Initial Lessees, will receive warrants representing the right to acquire up to 707,079 Units (equal to 2% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis), at an exercise price equal to the initial public offering price of the Common Shares, such warrants to be exercisable beginning on the closing of the Offering and for a period of five years thereafter.

    . The Company will obtain a $10 million line of credit from NationsBank, N.A. and will borrow approximately $5 million at the closing of the Offering (approximately $2.5 million of which will be guaranteed by Affiliates of Mr. Rosenthal and approximately $2.5 million of which will be guaranteed by Affiliates of Mr. Sheehy).

BENEFITS TO RELATED PARTIES

  The following table sets forth the benefits of the Formation Transactions to the executive officers and trustees of the Company:

PERSON RECEIVING BENEFIT  NATURE AND AMOUNT OF BENEFIT
------------------------  ----------------------------
John J. Pohanka and
Robert M. Rosenthal.....  1,204,342 Units and 3,438,298 Units, respectively, in connection with the sale of the Initial Properties, and
                          the repayment of approximately $13.3 million and $13.7
                          million in principal amount of debt, respectively. The
                          receipt of Units will permit the deferral of taxes on
                          the sale of such Initial Properties. In addition, the
                          Company will be

PERSON RECEIVING BENEFIT                NATURE AND AMOUNT OF BENEFIT
------------------------                ----------------------------
                          prevented from selling, financing or repaying debt
                          secured by certain Initial Properties. See "Structure
                          and Formation of the Company--Lock-out Provisions."
                          Affiliates of Messrs. Pohanka and Rosenthal will
                          lease such Initial Properties from the Company and
                          will continue to control the operations of the
                          Dealership or Related Business operated on those
                          Initial Properties. Each of Messrs. Pohanka and
                          Rosenthal will receive Dealer Warrants to acquire
                          Units equal to 2% of the outstanding Common Shares
                          following the Offering (including exercise of the
                          Underwriters over-allotment option in full) on a
                          fully diluted basis at the intial public offering
                          price.

                          Beginning one year after the closing of the Offering, the right to convert the Units held by them for Common
                          Shares, subject to the Ownership Limitation.

                          Purchase by Mr. Pohanka and his family of up to $13 million of Common Shares in this Offering at the initial public offering price, of which a portion may be purchased net of underwriting discounts and commissions because executive officers and Trustees may acquire in the aggregate up to 2% of the offered
                          Common Shares at the initial public offering price
                          (net of underwriting discounts and commissions).

Executive Officers......  Salary and bonus as an executive officer of the
                          Company as described under "Management--Executive
                          Compensation."

                          Options to acquire Common Shares and Units equal to 3%
                          (Thomas D. Eckert), 1.625% (Scott M. Stahr), .75%
                          (Donald L. Keithley) and 1.625% (David S. Kay) of the outstanding Common Shares following the Offering
                          (including exercise of the Underwriters' the over-allotment option on a fully diluted basis) at an assumed initial public offering price.

                          The executive officers and Trustees may acquire in the aggregate up to 2% of the Common Shares in this Offering at the initial public offering price (net of underwriting discounts and commissions). The executive officers have advised the Representative that they currently intend to purchase an aggregate of approximately 122,000 Common Shares in this Offering.

  In addition to the foregoing, the Representative of the Underwriters and its Affiliates will receive certain benefits in connection with the Offering in addition to its compensation as an underwriter (see "Underwriting") as set forth below:

Friedman, Billings, Ram-  Repayment of the loan made to the Company in the sey Group, Inc.........  amount of up to approximately $2.5 million, plus interest thereon at the rate of 10% per annum.

FBR Asset Investment      Purchase of 1,792,115 Common Shares at the initial
 Corporation............  public offering price (net of underwriting discounts and commissions). Such purchaser will have certain
                          "demand" and "piggy-back" registration rights with
                          respect to such Common Shares. See "Common Shares
                          Eligible for Future Sale--Registration Rights."

LOCK-OUT PROVISIONS

  The Contribution Agreements contain "Lock-out Provisions" that restrict the Company's ability to sell, or require the Company to maintain indebtedness on, certain Initial Properties for periods ranging from zero to seven years following the completion of the Offering, which will enable certain participants in the Formation Transactions to defer certain tax consequences associated with the Formation Transactions. See "Risk Factors--Conflicts of Interests Among the Company and Certain Trustees--Ability of Certain Trustees and Their Affiliates to Influence the Sale or Refinancing of the Initial Properties--," "Business of the Company and Properties," "Management" and "Related Transactions."

BENEFITS OF THE UPREIT STRUCTURE

The benefits of the Company's UPREIT status and structure include the following:

 . Access to Capital. The Company's structure will, in the Company's judgment, provide it with greater access to capital for refinancing and growth. Sources of capital include the Common Shares sold in the Offering and possible future issuances of debt or equity through public offerings or private placements. The financial strength of the Company should enable it to obtain financing at advantageous rates and on acceptable terms.

 . Growth of the Company. The Company's structure will allow shareholders, through the ownership of Common Shares, and Sellers, through their ownership of Units, to participate in the growth of the real estate market through an ongoing business enterprise. In addition to the existing portfolio of Initial Properties, the Company gives shareholders and Sellers an interest in all future investment in those Properties.

 . Liquidity. The Company's structure allows shareholders and Sellers the opportunity to liquidate their capital investment through the disposition of Common Shares or the conversion of Units into Common Shares. Pursuant to the Partnership Agreement and subject to certain conditions, each Unit held by the Company or any Seller may be redeemed for cash or, at the option of the Company, exchanged for one Common Share (subject to adjustment).

 . Tax Deferral. The Formation Transactions provide to the Sellers the opportunity to defer the tax consequences that would arise from a sale or contribution of their interests in the Properties and other assets to the Company or to a third party.

ACQUISITION OF THE INITIAL PROPERTIES FROM THE INITIAL SELLERS

  The Operating Partnership will acquire the Initial Sellers' interests in the Initial Properties pursuant to Contribution Agreements with each Initial Seller negotiated on an arm's length basis. The obligations of the Initial Sellers to transfer such Initial Properties pursuant to the Contribution Agreements is or will be conditioned upon the completion of the Offering, the closing of the transactions contemplated by the Initial Leases and the Contribution Agreements, and normal and customary conditions to the closing of real estate transactions, including the consents of lenders, if required. In addition, in certain circumstances, the Initial Sellers' will be required to deliver the consent of certain Manufacturers under the applicable Franchise Agreements to the sale of certain Initial Properties. The Initial Sellers are in the process of obtaining such lender or Manufacturer consents, if applicable, and expect to obtain all necessary consents prior to the completion of the Offering. The Contribution Agreements also contain representations and warranties to the Operating Partnership concerning the ownership and operation of the Initial Properties and environmental matters and certain other covenants, representations and warranties customarily found in real estate purchase agreements. Claims for indemnification for any breach under the Contribution Agreements could be made by the Operating Partnership for approximately two years from the completion of the Offering, subject to longer periods for breaches relating to environmental matters. Although each Initial Seller is obligated during the Indemnification period to maintain a net worth equal to the purchase price for the relevant Initial Property, there is no assurance that an Initial Seller will be able to satisfy its indemnification obligation.

                             RELATED TRANSACTIONS

TRANSACTIONS WITH TRUSTEES

  Dealer Warrants. Messrs. Pohanka and Rosenthal are Trustees of the Company and principals of certain Initial Sellers. They will each be granted the Dealer Warrants.

  Acquisition of Initial Properties. Mr. John J. Pohanka is Chairman of Pohanka Automotive Group. Upon consummation of this Offering, the Company will purchase nine of the Initial Properties from Affiliates of Pohanka Automotive Group for aggregate consideration of approximately $31.3 million through the issuance of 1,204,342 Units and the assumption of $13.3 million of mortgage debt. The Company has agreed not to sell, and to maintain specified levels of debt on, the Initial Properties acquired from Affiliates of Mr. Pohanka for periods ranging from four years to seven years, with most being subject to a four year lock-out period.

  Mr. Robert M. Rosenthal is Chairman of Rosenthal Automotive Organization. Upon consummation of this Offering, the Company will purchase seven of the Initial Properties from Affiliates of Rosenthal Automotive Organization for aggregate consideration of approximately $65.3 million to be paid through the issuance of 3,438,298 Units and the assumption of $13.7 million of mortgage debt. The Company has agreed not to sell, and to maintain specified levels of debt on, the Initial Properties acquired from Affiliates of Mr. Rosenthal for periods ranging from five to seven years, with most being subject to a seven year lock-out period.

  Initial Leases. The Company will enter into Leases with Affiliates of Pohanka Automotive Group for nine Initial Properties for aggregate initial annual base rent of approximately $3.4 million. See "Business of the Company and Properties--The Initial Properties, Leases and Dealerships."

  The Company will enter into Initial Leases with Affiliates of Rosenthal Automotive Organization for seven Initial Properties for aggregate initial annual base rent of approximately $7.2 million. See "Business of the Company and Properties--The Initial Properties, Leases and Dealerships."

  Sale of Common Shares in This Offering. Mr. Pohanka has advised the Representative that he and his family intend to purchase $13 million of registered Common Shares in this Offering at a purchase price per share equal to the initial public offering price, of which a portion may be purchased net of underwriting discounts and commissions because executive officers and Trustees may acquire in the aggregate up to 2% of the offered Common Shares following the Offering (including exercise of the Underwriters' the over-allotment option on a fully diluted basis) at an assumed initial public offering price.

                             PARTNERSHIP AGREEMENT

  The following summary of the Partnership Agreement, and the descriptions of certain provisions set forth elsewhere in this Prospectus, are qualified in their entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

  The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. The Company will initially hold approximately 81.2% of the Units of the Operating Partnership, including its interest held as a limited partner of the Operating Partnership (a "Limited Partner"). The Company will conduct substantially all of its business through the Operating Partnership. Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, will generally have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and to cause changes in the Operating Partnership's line of business and distribution policies.

  Limited Partners of the Operating Partnership will have no authority to transact business for, or participate in the management or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law. The Company, as general partner and without the consent of the Limited Partners, may amend the Operating Partnership Agreement; provided however, that any amendment (i) affecting the conversion factor or redemption right in a manner adverse to the Limited Partners, (ii) adversely affecting the rights of the Limited Partners to receive distributions or allocations of profit or loss (other than in connection with the issuance of additional Units), (iii) imposing on the Limited Partners any obligation to make additional capital contributions, or (iv) affecting the Limited Partners' registration rights, requires the consent of two-thirds of the Limited Partners (excluding any Units held by the Company in its capacity as a Limited Partner). Further, the Company, without the consent of the Limited Partners (including the Company in its capacity as a Limited Partner) holding at least two-thirds of the Units, may not sell, transfer or convey all or substantially all of the assets of the Operating Partnership, including without limitation a sale, assignment, transfer to another public or private company or approve a merger or consolidation of the Operating Partnership. The Limited Partners have no right to remove the Company as general partner of the Operating Partnership.

INDEMNIFICATION

  To the extent permitted by law, the Partnership Agreement provides for indemnification of the Company, as general partner, its officers and trustees and such other persons as the Company may designate to the same extent indemnification is provided to officers and trustees of the Company in the Declaration of Trust, and limits the liability of the Company and its officers and trustees to the Operating Partnership to the same extent liability of officers and trustees of the Company is limited under the Declaration of Trust.

TRANSFERABILITY OF INTERESTS

  Except for a transaction described in the following paragraph, the Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership. A Limited Partner may transfer its interests in the Operating Partnership to a transferee subject to certain conditions, including, the written consent of the Company and compliance with federal securities laws and applicable state securities and blue sky laws, provided further that such transfer does not cause the Operating Partnership to be treated as an association taxable as a corporation for federal or state income tax purposes and does not cause the Company to cease to comply with requirements under the Code for qualification as a REIT. Such transferee will be admitted as a substitute Limited Partner only upon assumption of all obligations of the transferor Limited Partner, and the consent of the Company, as general partner.

EXTRAORDINARY TRANSACTIONS

  The Partnership Agreement provides generally that the Company may not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares (a "Business Combination"), unless the holders of Units will receive, or have the opportunity to receive, the same consideration per Unit as shareholders receive per Common Share in the transaction and no more than 75% of the equity securities of the acquiring entity shall be owned by the Company or its Affiliates. If, in connection with a Business Combination, a purchase, tender or exchange offer (the "Offer") shall have been made to and accepted by the holders of more than 50% of the outstanding Common Shares, each holder of Units shall be given the option to exchange its Units for the greatest amount of cash, securities or other property which a Limited Partner would have received had it (i) exercised its right to cause its Units to be redeemed by the Operating Partnership (the "Redemption Right") and pursuant to the Company's option to issue Common Shares in exchange for Units, received Common Shares immediately prior to the expiration of the Offer, and (ii) sold, tendered or exchanged pursuant to the Offer the Common Shares received upon the exercise of the Redemption Right. In addition, the Company may merge into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the "Surviving Entity"), other than Units held by the Operating Partnership's general partner, are contributed to the Operating Partnership as a Capital Contribution in exchange for Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving Entity in good faith, and (ii) the Surviving Entity expressly agrees to assume, or acknowledge and ratify, all obligations of the General Partner under the Partnership Agreement.

ISSUANCE OF ADDITIONAL UNITS

  As sole general partner of the Operating Partnership, the Company has the ability to cause the Operating Partnership to issue additional Units representing general or limited partnership interests, including Preferred Units in the Operating Partnership.

CAPITAL CONTRIBUTIONS AND ADDITIONAL FUNDS

  The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or prior capital contributions, the Company may borrow such funds from a financial institution or other lender or through public or private debt offerings and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. The Partnership Agreement and the Plan also provide that in the event the Company issues additional shares of beneficial interest (including any issuance of Common Shares pursuant thereto), the Company is required to contribute to the Operating Partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the beneficial interests so issued. As an alternative to borrowing funds required by the Operating Partnership, the Company may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

AWARDS UNDER THE PLAN

  If Options granted in connection with the Plan are exercised at any time or from time to time, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the Company in connection with the issuance of Common Shares to such exercising participant. Upon such contribution the Company will be issued a number of Units in the Operating Partnership equal to the number of Common Shares so issued.

DISTRIBUTIONS

  The Partnership Agreement provides that the Operating Partnership shall distribute cash on a quarterly basis (or more frequently at the election of the Company, as general partner), pro rata in accordance with the partners' respective percentage interests.

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, unless the Company otherwise ceases to qualify as a REIT and to ensure that the Partnership will not be classified as a publicly traded partnership under the Code. Pursuant to the Partnership Agreement, the Operating Partnership will assume and pay when due, or reimburse the Company for payment of, all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operations of the Company.

LIMITED PARTNER REDEMPTION RIGHTS

  Beginning one year after the issuance of the Units, the Limited Partners will have the right to redeem their Units for cash based on the average market price of the Company's Common Shares for the twenty days immediately preceding the five trading days prior to the exercise of the right to have Units redeemed by the Operating Partnership. Under the Partnership Agreement, the Operating Partnership may redeem Units for cash (calculated as provided in the preceding sentence) prior to the expiration of the one-year holding period for Units to the extent that a Limited Partner has pledged his Units to secure a loan and has thereafter defaulted on such loan. The Company, in its sole discretion, may assume the obligations of the Operating Partnership to redeem Units, in which case the Company will have the option, in its sole discretion, to exchange the Units for cash or the issuance of a like number of Common Shares. The Company may not exchange any Common Shares for Units if actual or constructive ownership of such Common Shares would (i) violate the Ownership Limit, (ii) result in the Company's shares being owned by fewer than 100 persons, (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of
Section 856(d)(2)(B) of the Code, or (v) cause the acquisition of Common Shares by such Limited Partner to be "integrated" with any other distribution of Common Shares for purposes of complying with the registration provisions of the Securities Act. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer." Following the expiration of the foregoing restrictions, any Common Shares issued to the Company or any of the Limited Partners upon redemption of their Units may be sold in the public market pursuant to the registration statements which the Company will be obligated to file under the Partnership Agreement. See "Common Shares Eligible for Future Sale."

TAX MATTERS

  Pursuant to the Partnership Agreement, the Company will be the "tax matters partner" of the Operating Partnership and, as such, will have authority to make certain tax decisions under the Code on behalf of the Operating Partnership.

TERM

  The Operating Partnership will continue in full force and effect until December 31, 2073 or until sooner dissolved and terminated (i) upon the dissolution, bankruptcy, insolvency or termination of the Company (unless the Limited Partners elect to continue the Operating Partnership), (ii) upon the passage of 90 days after the sale or other disposition of all, or substantially all the assets of the Operating Partnership, or (iii) upon the election by the Company, as general partner, that the Operating Partnership should be dissolved, or (iv) by operation of law.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

  The following table sets forth certain information regarding the expected beneficial ownership of the Common Shares immediately following the consummation of the Offering and the Formation Transactions, by (a) each person known by the Company to be the beneficial owner of more than 5% of the Common Shares, (b) each Trustee of the Company, (c) each executive officer of the Company and (d) all Trustees and executive officers of the Company as a group (excluding exercise of the Underwriters' over-allotment option in full). Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of Common Shares the person holds or the number of Common Shares into which Units held by the person are exchangeable (if the Company elects to issue shares or Units rather than pay cash upon such exchange). The executive officers and Trustees of the Company have agreed not to sell Common Shares (including Common Shares issued on exercise of Units), without the consent of the Representative, for a period of two years following completion of the Offering. See "Partnership Agreement-- Limited Partner Redemption Rights."

                             NUMBER OF
                              COMMON                            NUMBER OF
                              SHARES        PERCENTAGE OF     COMMON SHARES   PERCENTAGE OF
                           BENEFICIALLY     COMMON SHARES     BENEFICIALLY    COMMON SHARES
                            OWNED PRIOR     OWNED PRIOR TO     OWNED AFTER   OWNED FOLLOWING
     NAME                 TO THE OFFERING THE OFFERING(1)(2) THE OFFERING(2) THE OFFERING(3)
     ----                 --------------- ------------------ --------------- ---------------
Thomas D. Eckert(3)(4)..         10              100%                 -- (8)       -- (8)
Scott M. Stahr(3)(4)....        --               --                   -- (8)       -- (8)
Donald L.
 Keithley(3)(4).........        --               --                   -- (8)       -- (8)
David S. Kay(3)(4)......        --               --                   -- (8)       -- (8)
John J.
 Pohanka(1)(4)(5)(6)....        --               --               866,667          3.8%
Robert M.
 Rosenthal(1)(4)(5).....        --               --                   --           --
FBR Asset Investment
 Corporation(7).........        --               --             3,069,909         13.3%
Trustees and Executive
 Officers as a group
 (eight persons)........         10              100%             988,531          4.5%

--------
(1) Affiliates of Mr. Pohanka and Mr. Rosenthal will own an aggregate of 1,204,342 Units and 3,438,298 Units respectively, that are not redeemable for a period of one year from the date of issuance. If the holder chooses to redeem the Units, the Operating Partnership may redeem them for cash, or at the option of the Company, they may be redeemed for Common Shares. However, the aggregate number of Units redeemable for Common Shares is subject to the Ownership Limit and certain other limitations.
(2) The total number of Common Shares outstanding used in calculating the percentage assumes that none of the Units is redeemed for Common Shares.

(3) Mr. Eckert owns 10 Common Shares prior to the Offering, which the Company intends to repurchase immediately prior to the effective date of the Offering. Excludes Options held by Messrs. Eckert, Stahr, Keithley and Kay to acquire 26,667; 26,667; 26,667; and 26,667 Common Shares and 931,678;
    492,437; 212,919; and 492,437 Units, respectively, which are not exercisable within 60 days from the date of the Prospectus.
(4) The address for the executive officers and Trustees of the Company is c/o 1925 North Lynn Street, Suite 306, Arlington, Virginia 22209. Messers. Pohanka and Rosenthal will join the Board of Trustees of the Company immediately prior to the effective date of the Offering.
(5) Does not assume redemption of Units for Common Shares issued on exercise of the Dealer Warrants that will be subject to a one year holding period from the closing date of the Offering. Assuming (i) conversion of the Units issued upon acquisition of Initial Properties acquired from Affiliates of Mr. Pohanka and Affiliates of Mr. Rosenthal, (ii) exercise of the Dealer Warrants and conversion of the Common Shares to be issued on exercise of Units, and (iii) the purchase of $13 million of registered Common Shares by Mr. Pohanka and his family, Mr. Pohanka and his Affiliates and Mr. Rosenthal and his Affiliates will own 2,709,906 and 4,077,195 of the outstanding Common Shares at the closing of the Offering, respectively, representing 9.56% and 14.27% of "Common Shares Owned Following the Offering," respectively, on a fully diluted and converted basis. The total number of Common Shares outstanding used in calculating these percentages assumes that all of the Units are redeemed for Common Shares.
(6) Assumes Mr. Pohanka and his family purchases $13 million of Common Shares in the Offering.
(7) Includes Common Shares to be issued on exercise of the Underwriting Warrants issued to the Representative, an Affiliate of FBR Asset Investment Corporation.
(8) Represents less than 1%.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

  The Company was formed as a REIT under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Articles, Annotated Code of Maryland (the "Maryland REIT Law") and by the Declaration of Trust and Bylaws. The following summary of the terms of shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

AUTHORIZED SHARES

  The Declaration of Trust provides that the Company may issue up to 100 million Common Shares, par value $.01 per share, and 20 million Preferred Shares, par value $.01 per share. Upon completion of the Offering and the consummation of the Formation Transactions, there will be 21,792,115 Common Shares issued and outstanding.

  As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Trust, to classify or reclassify any unissued Common Shares or Preferred Shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest, or amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Trust has authority to issue. The Company believes that the power of the Board of Trustees to issue additional shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional shares of beneficial interest, including possibly Common Shares, will be available for issuance without further action by the Company's shareholders, unless action by the shareholders is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trustees currently has no intention of doing so, it could authorize the Company to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares and might otherwise be in the best interests of the shareholders.

  The Maryland REIT Law provides that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his or her status as a shareholder of the Company. The Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of the Company by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of the Company by reason of being a shareholder. The Company's Bylaws further provide that the Company shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be sufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

  All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of Common Shares will be entitled to receive distributions on shares if, as and when authorized and declared by the Board of

Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

  Holders of Common Shares have no conversion, sinking fund, redemption, exchange or appraisal rights, and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares have equal dividend, distribution, liquidation and other rights.

  Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to (a) the intentional disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of Common Shares entitled to vote on such matter at a meeting of the shareholders of the Company), (b) the election of Trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present), (c) the removal of Trustees (which requires the affirmative vote of the holders of a two-thirds the outstanding voting shares of the Company), (d) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and (e) the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law without the approval of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees. As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Trust, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Trust has authority to issue.

  The registrar and transfer agent and registrar for the Common Shares is American Stock Transfer & Trust Company.

  The Company has applied for trading of the Common Shares on the Nasdaq National Market System under the trading symbol "CARS."

PREFERRED SHARES

  Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to the issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust to fix for each series, subject to the provisions of the Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of Preferred Shares could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest. The Board of Trustees has no present plans to issue any Preferred Shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, among other things, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) during the last half of a taxable year (other than the first year for which the election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year (the "Five or Fewer Requirement"). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a Lessee of the Company, the rent received by the Company (either directly or through any such partnership) from such Lessee will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock or beneficial interests must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, shares in excess of the Ownership Limitation. Any transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of
Section 856 (d) (2) (B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common Shares or Preferred Shares. The Company has waived the Ownership Limit with respect to the Representative and its Affiliates to permit them to own the Common Shares.

  Subject to certain exceptions described below, if any purported transfer of Common Shares or Preferred Shares would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, the Common or Preferred Shares will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective as of the close of business on the business day before the purported transfer of such Common Shares or Preferred Shares. The record holder of the Common Shares or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Shares to the Company for registration in the name of the Share Trust. The Share Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

  Shares-in-Trust will remain issued and outstanding Common Shares or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and
(ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust and resulting in the redesignation of such Common Shares or Preferred Shares as Shares-in-Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date for which was on or after the date that such shares became Shares-in-Trust. Upon sale or other disposition of the Shares-in-Trust to a permitted transferee, the Prohibited Owner generally will receive from the Share Trustee, the lesser of (i) in the case of (a) a purported transfer in which the Prohibited Owner gave value for Shares and which transfer resulted in the transfer of the Shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Shares or (b) a case in which the Prohibited Owner did not give value for such Shares (e.g., if the Shares were received through a gift or devise), the price per share equal to the Market Price (as defined below) on the date thereof, (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary. Unless sooner sold to a permitted transferee, upon the liquidation, dissolution or winding up of the Company, the Prohibited Owner generally will receive from the Share Trustee its share of the liquidation proceeds, provided, however, the Prohibited Owner may not receive amounts in excess of (i) the price per share such Prohibited Owner paid for the Common Shares or Preferred Shares that were designated as Shares-in-Trust or (ii) in the case of a gift or devise, the Market Price per share on the date of such transfer.

  The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

  "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE") or, if the Common Shares or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares or Preferred Shares are listed or admitted to trading or, if the Common Shares or Preferred Shares are not listed or admitted to trading on any national securities exchange, on the National Market System of the Nasdaq Stock Market or, if the shares are not listed for trading on the National Market System, the last quoted price, or if not so quoted, the average of the closing bid and asked prices in the over-the-counter market, as reported by Nasdaq or, if such system is no longer in use, the principal automated quotation system that may then be in use or, if the Common Shares or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares or Preferred Shares selected by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares or Preferred Shares are not listed or admitted to trading on any national securities exchange or stock market, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire Common or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common Shares or Preferred Shares that were transferred to a Share Trust, will be required
(i) to give immediate written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

  The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common Shares and Preferred Shares, within 30 days after January 1 of each year, to provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common Shares and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation generally will not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation under certain circumstances. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. The foregoing restrictions will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT, and (ii) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company. The Company has waived the Ownership Limit with respect to the Representative and its Affiliates to permit them to own the Common Shares.

  The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

  All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE DECLARATION OF TRUST AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and of the Declaration of Trust and the Bylaws of the Company. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the Maryland REIT Law, the Declaration of Trust and the Bylaws of the Company. The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on the removal of Trustees and the advance notice provisions of the Bylaws could have the affect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

  Business Combinations. Under the MGCL, as applicable to Maryland REITs, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the REIT's shares or an affiliate of the REIT who, at any time within the two-year period prior to the date in question, was an Interested Shareholder (as defined below) or an affiliate of such an Interest Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such REIT and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of the REIT' outstanding voting shares of beneficial interest, and (b) two-thirds of the votes entitled to be cast by holders of the REIT's outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom or with whose Affiliate the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares of beneficial interest and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the REIT prior to the time that the Interested Shareholder becomes an Interested Shareholder. As permitted by the MGCL, the Declaration of Trust exempts any "Business Combinations" involving the issuance of Common Shares to any Initial Seller upon the exchange of Units acquired by any of them in connection with the Formation Transactions or the acquisition by any of them of any additional shares of beneficial interest in the Company. Accordingly, the five-year prohibition and the super-majority vote requirement will not apply to any "Business Combinations" between the Initial Sellers and the Company. As a result, the Initial Sellers may be able to enter into "Business Combinations" with the Company, which may or may not be in the best interests of the shareholders, without the super-majority shareholder approval.

  "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of a Maryland real estate investment trust's shares of beneficial interest or an affiliate of the REIT which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the REIT.

  Control Share Acquisitions. The Declaration of Trust will contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any point in the future. The MGCL, as applicable to Maryland REITs, provides that "control shares" of a Maryland real estate investment REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust. "Control shares" are voting shares of beneficial interest which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.

  Limitation of Liability and Indemnification. The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its Trustees, officers, employees and agents to the same extent as permitted by the MGCL for trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustees or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to

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

obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Declaration of Trust authorizes the Company to indemnify its officers and Trustees to the maximum extent permitted by Maryland law. The Declaration of Trust and Bylaws also permit the Company to indemnify any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify each Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The Company intends to enter into separate indemnification agreements with each of the Company's Trustees and certain of its executive officers. The indemnification agreements will require, among other things, that the Company indemnify its Trustees and officers to the fullest extent permitted by law, and advance to the Trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by Trustees and officers seeking to enforce their rights under the indemnification agreements and cover trustees and officers under the Company's Trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust and Bylaws, it provides greater assurance to Trustees and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the Board of Trustees or by the shareholders to eliminate the rights it provides.

  Maryland Asset Requirements. To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

  Meetings of Shareholders. The Bylaws provide for annual meetings of shareholders to elect the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by the President, the Board of Trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of the outstanding shares of beneficial interest of the Company entitled to vote.

  The Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder entitled to notice of the meeting but not entitled to vote at such meeting.

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

                    COMMON SHARES ELIGIBLE FOR FUTURE SALE

  General. Prior to the date of this Prospectus, there has been no public market for the Common Shares. The Company has applied for trading of the Common Shares on the Nasdaq National Market System, subject to official notice of issuance. No prediction can be made as to the effect, if any, that future sales of Common Shares (including sales pursuant to Rule 144) or the availability of Common Shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of options or the exchange of Units), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares and impair the Company's ability to obtain additional capital through the sale of equity securities. See "Risk Factors--Possible Adverse Effects on Share Price Arising from Common Shares Eligible for Future Sale." For a description of certain restrictions on transfers of Common Shares held by certain shareholders of the Company, see "Underwriting" and "Description of Shares of Beneficial Interest."

  The executive officers and Trustees of the Company have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any Units or Common Shares or other shares of beneficial interest of the Company, or any securities convertible or exercisable or exchangeable for any Units or Common Shares or other shares of beneficial interest of the Company (other than pursuant to the Plan) for a period of two years following the effective date of this Offering, without the prior written consent of the Representative. The Representative, at any time and without notice, may release all or any portion of the Common Shares subject to the foregoing lock-up agreements.

  The Common Shares owned by "Affiliates" of the Company and the Common Shares issuable upon exchange of Units, including Units issued upon conversion of the Dealer Warrants, will be "restricted securities" under Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an Affiliate of the issuer in a transaction not involving a public offering) for at least one year, and including the holding period of any seller of securities unless such seller is an Affiliate, would be entitled to sell within any three-month period a number of Common Shares that does not exceed the greater of 1% of the then-outstanding number of Common Shares or 1% of the average weekly trading volume of the Common Shares on the Nasdaq National Market during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with them in accordance with Rule 144) who is not deemed to have been an Affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements. An "Affiliate" of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.

  The Company has established the Plan for the purpose of attracting and retaining executive officers, Trustees and other key employees. See "Management Incentive Plan." Contemporaneously with the completion of the Offering, the Company will issue in the aggregate options to purchase an aggregate of 106,667 Common Shares and 2,368,107 Units (equal to 7% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis) to executive officers and will reserve an additional number of Common Shares and Units equal to 1% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully diluted basis for future issuance under the Plan. The Company intends to file a registration statement under the Securities Act registering the Common Shares reserved for issuance upon the exercise of

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

options granted under the Plan and redemption of Units issued under the Plan. See "Management--Incentive Plan." This registration statement is expected to be filed as of the date of the Prospectus and to become effective automatically upon the effective date of registration of the Common Shares.

  Underwriting Warrants. The Representative of the Underwriters will receive Underwriting Warrants representing the right to acquire a number of Common Shares equal to 4% of the Common Shares to be outstanding on the closing of the Offering (excluding exercise of the Underwriters' over-allotment option in full) on a fully-diluted basis, at the initial public offering price of the Common Shares, exercisable beginning on the closing date of the Offering and for a period of five years thereafter, as compensation for its assistance in the formation and structuring of the Company, identifying key managers of the Company and raising the initial capital necessary to form the Company. However, the Underwriting Warrants and any Common Shares received upon exercise of the Underwriting Warrants may not be sold or otherwise transferred (except to executive officers of the Representative or members of the selling group) for a period of one year following the closing of the Offering.

  Dealer Warrants. Each of Messrs. Pohanka and Rosenthal, Trustees of the Company, will be granted the Dealer Warrants representing the right of each of them to acquire 1,414,158 Units (equal to 2% of the Common Shares to be outstanding on the closing of the Offering (including exercise of the Underwriters' over-allotment option in full) on a fully-diluted basis), at the initial public offering price, exercisable beginning on the closing of the Offering and for a period of five years thereafter.

  Conversion of Units. If the Company exercises its option to deliver Common Shares upon the redemption of Units, the Partnership Agreement provides that the Company will deliver registered Common Shares to the holder. The Company will bear the expenses of registering those Common Shares.

  Registration Rights. The Company has granted certain "demand" and "piggyback" registration rights to FBR Asset Investment Corporation with respect to the Common Shares acquired by it in the FBR Offering. Subject to certain conditions, the demand registration rights permit holders of such shares to request one demand registration. Subject to certain conditions, the piggyback registration rights permit the holders of such shares to include their Common Shares in the registration by the Company of its equity securities other than in connection with the registration by the Company under the Securities Act of any of its securities, (i) in connection with any corporate reorganization, or (ii) in connection with an employee benefit plan. FBR Asset Investment Corporation may not offer, pledge, sell, dispose of or otherwise transfer the Common Shares acquired in the FBR Offering for a period of one year following the closing of the Offering, without the consent of the Representative.

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

                        FEDERAL INCOME TAX CONSEQUENCES

  The following summary of the taxation of the Company and the material federal income tax consequences to holders of the Common Shares is for general information only, and is not tax advice. The tax treatment of a holder of Common Shares will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Common Shares as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, banks, tax-exempt organizations, except as described herein, life insurance companies, persons that hold Common Shares that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

  SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

  General. The Company plans to make an election to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with its taxable year ending December 31, 1998. The Company believes that, commencing with such taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code.

  In the opinion of Wilmer, Cutler & Pickering, commencing with its taxable year ending December 31, 1998, the Company will be organized in conformity with, and its proposed method of operation will enable it to meet, the requirements for qualification and taxation as a REIT under the Code. Shareholders should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Wilmer, Cutler & Pickering is relying upon representations received from the Company that its proposed method of operation will satisfy the requirements to be treated as a REIT under the Code. The qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, share ownership requirements and the various qualification tests imposed under the Code. Accordingly, while the Company intends to qualify to be treated as a REIT, no assurance can be given that the actual results of the Company's operations for any particular year will satisfy such requirements. Wilmer, Cutler & Pickering will not monitor the compliance of the Company with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular year will satisfy such requirements.

  The sections of the Code applicable to REITs are highly technical and complex. Certain aspects thereof are summarized below.

  As a REIT, the Company generally will not be subject to federal corporate income tax on its net income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest

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

corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company (the "Recognition Period"), then, pursuant to Treasury regulations that have not yet been issued and to the extent of the excess of the fair market value of the asset as of the date of the Company's acquisition over the Company's adjusted basis in such asset on such date, such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to assets acquired from a C corporation assume that the Company will make an election pursuant to Internal Revenue Service Notice 88-19.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

  The Company's Declaration of Trust provides for restrictions regarding the ownership and transfer of the Company's shares of beneficial interest, which restrictions are intended to assist the Company in satisfying the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to the Common Shares are described under the heading "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. The Company's proportionate share of the assets and gross income of the Operating Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property") or from certain types of

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

temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

  Pursuant to the Leases, the Lessees will lease from the Company the land, buildings and improvements comprising the Properties for initial terms ranging from eight to 11 years. The Leases will be "triple-net" leases which will require the Lessees to pay substantially all expenses associated with the operation of the Properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments. During the Fixed Term and the Extended Terms of the Leases, the Lessees will pay the Initial Annual Base Rent and, thereafter, the Annual Base Rent which will be payable in monthly installments. Initial Base Annual Rent and Annual Base Rent will be adjusted upward periodically based on a factor of the CPI, ranging from one-half of CPI adjusted every other year to full CPI adjusted every year, which may be subject to periodic minimum or maximum adjustment rates-ranging from zero to 3%, respectively.

  Rents under the Leases (the "Rent") will constitute "rents from real property" only if the Leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties;
(ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property); and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

  Wilmer, Cutler & Pickering is of the opinion that each Initial Lease will be treated as a true lease for federal income tax purposes. Such opinion is not binding on the IRS. Such opinion is based, in part, on the following facts:
(i) the Company and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) the Lessees will have the right to exclusive possession and use and quiet enjoyment of the Properties during the term of the Leases; (iii) the Lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Properties, and will dictate how the Properties are operated, maintained, and improved; (iv) the Lessees will bear all of the costs and expenses of operating the Properties during the terms of the Leases;
(v) the Lessees will benefit from any savings in the costs of operating the Properties during the terms of the Leases; (vi) the Lessees will generally indemnify the Company against all liabilities imposed on the Company during the term of the Leases by reason of (a) injury to persons or damage to property occurring at the Properties, or (b) the Lessees' use, management, maintenance or repair of the Properties; (vii) the Lessees are obligated to pay substantial fixed rent for the period of use of the Properties; (viii) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Properties; (ix) the useful lives of the Properties are significantly longer than the terms of the Leases; and (x) the Company will receive the benefit of any increase in value, and will bear the risk of any decrease in value, of the Properties during the terms of the Leases. If the IRS were to challenge successfully the characterization of the Initial Leases as true leases, the Operating Partnership would not be treated as the owner of the Property in question for federal income tax purposes and the Operating Partnership would lose tax depreciation and cost recovery deductions with respect to such Property, which in turn could cause the Company to fail to qualify as a REIT. See "--Annual Distribution Requirements."

  Shareholders should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the Leases that address whether such leases constitute true leases for federal income tax purposes. If the Leases are recharacterized as financing arrangements or partnership agreements, rather than true leases, part or all of the payments that the Company receives from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status. Although the Company will use its best efforts to structure any leasing transaction for Properties acquired in the future such that the Lease will be characterized as a "true lease' and the Operating Partnership will be treated as the owner of the Property in question for federal income tax purposes, the Company will not seek an advance ruling from the IRS and may not seek an opinion of counsel (except with respect to the Initial Leases) that it will be treated as the owner of any leased Properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company has represented that Rent paid by the Lessees for the Properties will be a fixed amount, and will not be based in whole or in part on the net income of any person with respect to the Properties. Thus, the Rent should also satisfy this requirement.

  A second requirement for qualification of the Rent as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of any Initial Lessee or any other Lessee of the Properties (a "Related Party Tenant"). The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Company may inadvertently enter into leases with Lessees who, through application of such rules, will constitute Related Party Tenants. In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT. The Company will use its best efforts not to rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT.

  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". The Rent attributable to the personal property associated with a property is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the property at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company will not lease any personal property to the Initial Lessees pursuant to the Initial Leases. Accordingly, Rent received by the Company should satisfy this requirement. If the Company were to lease personal property in connection with a future lease, the Company intends to satisfy the 15% test described above.

  A fourth requirement for qualification of the Rent as "rents from real property" is that the Company cannot furnish or render noncustomary services to the Lessees of its properties, or manage or operate such properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income provided, however, that the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property. Provided that the Leases are respected as true leases, the Company should satisfy this requirement with respect to the Rent because it will not perform any service for the Lessees. If the Company were to provide services to a Lessee that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received by the Company for such services would not be treated as "rents from real property" for purposes of the REIT gross income tests but would not cause other amounts received with respect to the property to fail to be treated as

"rents from real property" unless the amounts received in respect of such services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by the Company during the taxable year with respect to such property. However, if the 1% threshold is exceeded, then all amounts received or accrued by the Company with respect to the property will not qualify as "rents from real property." The Leases do not provide for the Company to render any noncustomary services to the Lessees. Further, the Company will not offer any services to the Lessees.

  Based on the foregoing, the Rent should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

  On an ongoing basis, the Company will use its best efforts not: (i) to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) to rent any property to a Related Party Lessee (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Lessee is not material and will not jeopardize the Company's status as a REIT; (iii) to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and (iv) to perform services considered to be rendered to the occupant of the property, unless such services generate rents not in excess of 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom the Company derives no revenue or if the provisions of such services will not jeopardize the Company's status as a REIT. Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing.

  As part of its acquisition strategy, the Company may provide financing to Operators for the development of Dealerships or Related Businesses and earn interest with respect to such financings. The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as "rents from real property" if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

  Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the Company receives interest income with respect to a loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds fair market value of the real property on the date the Company acquired the loan, the interest income from the loan will be apportioned between the real property and the other property, which apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test. The Company intends to structure any such financing arrangements such that it will continue to qualify as a REIT.

  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default

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

was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code for taxable years of REITs beginning after August 5, 1997, property generally ceases to be foreclosure property with respect to a REIT on the last day of the third taxable year following the taxable year in which the REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent) or (iii) that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

  The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Company or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the Company's or the Operating Partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) real estate assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest, (ii) for a period of one year from the date of the Company's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another REIT), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting

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securities (other than securities issued by another REIT). All of the Initial
Properties will qualify as real estate assets. The Company intends to select future investments so as to remain in compliance with REIT asset qualification tests.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset acquired from a C corporation in a carryover basis transaction during its Recognition Period, the Company will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to satisfy the annual distribution requirements.

  The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company. Such amount would be treated as having been distributed for purposes of the 4% excise tax described above.

  It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

  The Company intends to calculate its "REIT taxable income" based upon the conclusion that the Operating Partnership is the owner for federal income tax purposes of all of the Properties. As a result, the Company expects that depreciation deductions with respect to all such Properties will reduce its "REIT taxable income". If the Service were to successfully challenge this position, the Company might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Partnership Anti-Abuse Rule. The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

  The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the corporation's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. Based on the foregoing, Wilmer, Cutler & Pickering is of the opinion that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON SHARES

  U.S. Shareholders. As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is
(i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation, or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

  As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Shareholders as

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

gain from the sale and exchange of a capital asset (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his Common Shares. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

  Recently enacted legislation (The Taxpayer Relief Act of 1997 (the "1997 Act")) reduces the maximum rate on long-term capital gains of non-corporate taxpayers from 28% to 20% (10% for taxpayers in the 15% tax bracket). The lower rates generally apply to sales or exchanges of capital assets occurring after May 6, 1997. However, the reduced long-term capital gains rates are currently only available for sales or exchanges of capital assets held for more than 18 months. Any long-term capital gains from the sale or exchange of depreciable real property that would be subject to ordinary income taxation (i.e., "depreciation recapture') if it were treated as personal property will be subject to a maximum tax rate of 25% instead of the 20% maximum rate for gains taken into account after July 28, 1997. In Notice 97-64, released November 10, 1997, the IRS described temporary regulations to be published in the near future pursuant to which a REIT may designate a capital gain dividend as a 20% rate gain dividend, an unrecaptured section 1250 gain distribution in the 25% rate group or as a 28% rate gain distribution.

  To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Common Shares have been held as a capital asset). Dividends authorized by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

  Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

  Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset. Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and the maximum rate is reduced to 20% in the case of property held in excess of 18 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from the Company which were required to be treated as long-term capital gains.

  U.S. Shareholders holding Common Shares at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year falls, such amount of undistributed long-term capital gains as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by the Company in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. Shareholders will increase their basis in their Common Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

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

  Backup Withholding. The Company will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

  Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Common Shares as "debt financed property" within the meaning of the Code and such Common Shares are not otherwise used in a trade or business, the dividend income from Common Shares will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Shares will not constitute UBTI unless such tax-exempt shareholder has held such Common Shares as "debt financed property" within the meaning of the Code or has used the Common Shares in a trade or business.

  For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in the Company's Common Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Common Shares. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

  Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

  A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The Company does not expect to be classified as a "pension-held REIT."

  Tax-exempt entities will be subject to the rules described above, under the heading "--U.S. Shareholders" concerning the inclusion of the Company's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

  Non-U.S. Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

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

  Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by the Company of U.S. real property interests (discussed below) and other than distributions designated by the Company as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation).

  The Company expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with the Company or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

  Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate.

  Under the recent Final Regulations that are proposed to be effective for distributions made after December 31, 1998 (the "New Withholding Regulations"), however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Regulations, in the case of Common Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners in the partnership and
(y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The New Withholding Regulations provide look-through rules in the case of tiered partnerships. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Common Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

  The New Withholding Regulations also require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed below) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. THE DISCUSSION SET FORTH IN "TAXATION OF NON-U.S. SHAREHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

  Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

  Return of Capital. Distributions in excess of current and accumulated earnings and profits of the Company, which are not treated as attributable to the gain from disposition by the Company of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common

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

Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Common Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  Capital Gain Dividends. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). The Company is required by applicable Treasury regulations under FIRPTA to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. However, if the Company designates as a capital gain dividend a distribution made prior to the day the Company actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, the Company must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

  Sales of Common Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. It is currently anticipated that the Company will continue to be a "domestically controlled REIT," and, therefore, that the sale of Common Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is treated as "effectively connected" with the Non- U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

  If the Company were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Common Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Common Shares sold at any time during a specified period (generally the shorter of the period that the Non- U.S. Shareholder owned the Common Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Common Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Common Shares would be required to withhold 10% of the gross purchase price.

  Backup Withholding. Backup withholding tax (which generally is withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends, or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

OTHER TAX CONSEQUENCES

  The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership. The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if
(i) it is not expressly classified as a corporation under Section 301.7701-2(b)(l) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

  The Operating Partnership will not request a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, at the Closing, Wilmer, Cutler & Pickering will deliver its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Wilmer, Cutler & Pickering is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

  Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the Redemption Rights enabling the partners to dispose of their Units.

  Under Treasury regulations governing the classification of partnerships under Section 7704 (the "PTP Regulations"), the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation.

  The Operating Partnership is expected to have less than 100 partners. The Operating Partnership has not issued any Units required to be registered under the Securities Act. Thus, the Operating Partnership presently qualifies for the safe harbors provided in the PTP Regulations. If the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), it nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property (the "90% Passive-Type Income Exception"). For purposes of this test, Rents received from greater than 10% owners of lessees, which owners also own 5% or more of the interests in the Operating Partnership would not qualify as rents from real property. Because of the substantial ownership of the Operating Partnership by certain of the Initial Lessees (or their Affiliates), the Operating Partnership currently would not be eligible for the 90% Passive-Type Income Exception. Thus, if the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), the Company would be required to place appropriate restrictions on the ability of the Limited Partners to exercise their redemption rights as and if deemed necessary to ensure that the Operating Partnership does not constitute a publicly traded partnership. However, there is no assurance that the Operating Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership. The Company intends to conduct its operations in such a way as to continue to fall within a safe harbor from publicly traded partnership status.

  If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "--Taxation of the Company as a REIT--Income Tests" and "-- Taxation of the Company as a REIT --Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Taxation of the Company as a REIT-- Annual Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

  The following discussion assumes that the Operating Partnership will be treated as a partnership for federal income tax purposes.

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations With Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties contributed by Initial Sellers who are Affiliates of Pohanka, Rosenthal, Sheehy or Cherner) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code.

  In general, the Initial Sellers who are Affiliates of Pohanka, Rosenthal, Sheehy or Cherner will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Initial Sellers and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Offering. This will tend to eliminate the Book-Tax Difference over such life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company as a REIT--Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets entirely for cash.

  The Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. Under the Partnership Agreement, the General Partner has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury Regulations) will be elected with respect to any properties contributed to the Partnership. With respect to certain of the Initial Properties, the Partnership has agreed to utilize the "traditional method with ceiling rule" of eliminating the Book-Tax Difference with respect to such Properties, except that the Operating Partnership will be permitted to utilize a so-called "curative allocation" in connection with a sale of certain Initial Properties in accordance with a special rule in the Treasury Regulations. The use of this method may result in the Company being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. In such event, distributions to shareholders will be comprised of a greater portion of taxable income as opposed to a return of capital than would have been the case if another method were utilized. The Company has not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to its properties to be contributed to the Operating Partnership in the future.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

  If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

  Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company as a REIT-- Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "--Taxation of the Company as a REIT--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, providing financing for the development of, owning, and operating the Properties (and other similar properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below and the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc. is acting as Representative, has severally agreed to purchase, the number of Common Shares offered hereby set forth below opposite its name.

                                                                       NUMBER OF
     UNDERWRITER                                                        SHARES
     -----------                                                       ---------
     Friedman, Billings, Ramsey & Co., Inc. ..........................
                                                                         ----
         Total........................................................
                                                                         ====

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all the Common Shares offered hereby if any are purchased. The Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters propose initially to offer the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not
to exceed $   per Common Share. The Underwriters may allow and such dealers
may reallow a concession not to exceed $   per Common Share to certain other
dealers. After the Common Shares are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 3,000,000 Common Shares for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase that number of additional Common Shares which is proportionate to such Underwriter's initial commitment.

  The Underwriters have agreed to reserve up to 2% of the Common Shares offered hereby for sale to certain persons associated with the Company, including executive officers and Trustees of the Company and their families, at the initial public offering price net of underwriting discounts and commissions. To the extent such reserved shares are sold to such individuals, the total underwriting discounts and commissions will be reduced.

  The Company has agreed to grant to the Representative the Underwriting Warrants representing the right to acquire 1,277,794 Common Shares, an amount equal to 6.385% of the Common Shares offered hereby (excluding exercise of the Underwriters' over-allotment option) and equal to 4% of the Common Shares to be outstanding on the closing of the Offering (excluding exercise of the Underwriters' over-allotment option) on a fully diluted basis. The Underwriting Warrants will be exercisable on the closing date of the Offering and for a period of five years thereafter at the initial public offering price of the Common Shares. The Underwriting Warrants and the underlying Common Shares issued upon exercise of the Underwriting Warrants may not be sold, transferred, assigned or hypothecated for one year following the date of this Prospectus, except to officers or partners of the Representative or members of the selling group. The Company has also registered the Common Shares underlying the Underwriting Warrants. The Underwriting Warrants enable the Representative to profit from a rise in the market price of the Common Shares. Dilution to the Common Shares will occur if the Underwriting Warrants are exercised at a time when the exercise price is less than the market price of the Common Shares. In addition, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the Underwriting Warrants can be expected to exercise them at a time when the Company likely would be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriting Warrants.

  Prior to the Offering, Friedman, Billings, Ramsey Group, Inc. an affiliate of the Representative, established in the Company's favor a short-term revolving loan facility on a secured basis in the principal amount of up to approximately $2.5 million. Any outstanding loan amount and any accrued interest are due and payable in full from the net proceeds of this Offering on the closing date of this Offering.

  FBR Asset Investment Corporation, an Affiliate of the Representative of the Underwriters, has subscribed to purchase 1,792,115 Common Shares in a private placement at a purchase price equal to the initial price to the public (net of underwriting discounts and commissions). FBR Asset Investment Corporation may not offer, pledge, sell, dispose of or otherwise transfer the Common Shares acquired in the FBR Offering for a period of one-year following the closing of the Offering, without the consent of the Representative.

  The Company has agreed to reimburse the Underwriters for their out-of-pocket expenses, including fees and expenses of counsel to the Underwriters.

  The Company has granted to the Representative of the Underwriters preferential rights for three years from the date of the Registration Statement, assuming completion of the Offering, to act as the exclusive underwriter for, or advisor to, the Company in specified transactions or offerings for customary fees to be mutually agreed to by the parties.

  Thomas D. Eckert, the Company's President and Chief Executive Officer, and David S. Kay, the Company's Chief Financial Officer, have agreements with Friedman, Billings, Ramsey Group, Inc. providing that if the Offering is not completed for whatever reason, Friedman, Billings, Ramsey Group, Inc. will employ them at a rate equal to their respective annual salaries and benefits provided under their respective employment agreements with the Company for up to one year following the abandonment of the Offering.

  In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may over-allot this Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase Common Shares in the open market to cover syndicate short positions or to stabilize the price of the Common Shares. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed Common Shares in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  Prior to this Offering, there has been no public market for the Common Shares. The initial public offering price has been determined by negotiation between the Company and the Representative. Among the factors considered in making such determination were the history of, and the prospects for, the industry in which the Company will compete, an assessment of the Initial Properties and the Company's prospects for future earnings, the general conditions of the economy and the securities markets, and the prices, dividend yields and other financial characteristics of comparable publicly traded REITs. There can, however, be no assurance that the price at which the Common Shares will sell in the public market after this Offering will not be lower than the price at which they are sold by the Underwriters.

  The Company has been advised by the Representative that it and certain other Underwriters intend to make a market in the Common Shares. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriters. Application has been made by the Company to list the Common Shares in The Nasdaq National Market under the symbol "CARS," but one of the requirements for listing and continued listing is the presence of two market makers for the Common Shares. The presence of a second market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Common Shares.

  The Representative has informed the Company that the Underwriters do not intend to confirm sales of the Common Shares offered hereby to any accounts over which they exercise discretionary authority.

  The executive officers and Trustees of the Company have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any Units or

Common Shares or other shares of beneficial interest of the Company, or any securities convertible or exercisable or exchangeable for any Units or Common Shares or other shares of beneficial interest of the Company (except for Options granted under the Plan) for a period of two years from the effective date of this Offering. The Representative, at any time and without notice, may release all or any portion of the Common Shares subject to the foregoing lock-up agreements.

  The Representative may be considered a promoter of the Company under the Securities Act. William R. Swanson, a Managing Director of the Representative, will join the Board of Trustees of the Company following the closing of this Offering.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C. and for the Underwriters by Hunton & Williams, Richmond, Virginia. In addition, the description of federal income tax consequences contained in this Prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Wilmer, Cutler & Pickering.

                                    EXPERTS

  The financial statements of the Company as of October 20, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Geneva Enterprises, Inc. and Affiliated Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Walpert, Smullian & Blumenthal, P.A. independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-11 under the Securities Act, with respect to the Common Shares offered hereby (the "Registration Statement"). This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits filed therewith. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the Commission, including the Company, and the address is http://www.sec.gov.

  Following the closing of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will, therefore, be required to file reports, proxy and information statements and other information with the Commission pursuant to the reporting requirements of Section 13(a) thereof, in addition to any other legal or Nasdaq requirements. Such reports, statements and information can also be inspected and copied at the Commission's offices and web site listed above.

  The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

INTRODUCTION TO FINANCIAL STATEMENTS......................................  F-2
CAPITAL AUTOMOTIVE REIT:
  Report of Independent Public Accountants--Arthur Andersen LLP...........  F-3
  Balance Sheet as of October 20, 1997....................................  F-4
  Notes to Balance Sheet..................................................  F-5
  Introduction to Pro Forma Financial Statements (Unaudited)..............  F-9
  Pro Forma Balance Sheet as of October 20, 1997 (Unaudited).............. F-10
  Pro Forma Statement of Operations for the Year Ended December 31, 1996
   (Unaudited)............................................................ F-11
  Pro Forma Statement of Operations for the Period Ended October 20, 1997
   (Unaudited)............................................................ F-12
  Notes to Pro Forma Financial Statements (Unaudited)..................... F-13
GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY:
  Independent Auditors' Report--Walpert, Smullian & Blumenthal, P.A. ..... F-16
  Combined Balance Sheets as of December 31, 1996 and September 30, 1997
   (Unaudited)............................................................ F-17
  Combined Statements of Income for the Year Ended December 31, 1996 and
   the Nine Months Ended September 30, 1996 (Unaudited) and 1997
   (Unaudited)............................................................ F-18
  Combined Statements of Changes in Stockholders' Equity for the Year
   Ended December 31, 1996 and the Nine Months Ended September 30, 1997
   (Unaudited)............................................................ F-19
  Combined Statements of Cash Flows for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1996 (Unaudited) and 1997
   (Unaudited)............................................................ F-20
  Notes to Combined Financial Statements.................................. F-21
CROSS-CONTINENT AUTO RETAILERS, INC.:
  Summary Historical Financial Information................................ F-28

                     INTRODUCTION TO FINANCIAL STATEMENTS

  The following pages present the audited financial statements of the Company and Geneva Enterprises, Inc. and Affiliated Company ("Geneva") as well as summary historical financial information for Cross-Continent Auto Retailers, Inc. ("Cross-Continent"). The audited financial statements of Geneva and the summary financial information for Cross-Continent have been included in this Prospectus to present the financial condition and historical operations of the significant Initial Lessees, in order to show their ability to make base rental payments under the Initial Leases. Only Geneva, who is the Lessee (or has guaranteed the rent of the Lessee) of all the Rosenthal properties acquired, and Cross-Continent have been presented, as they represent Initial Lessees for which the purchase price of the related Initial Property under lease represents greater than 20 percent of the aggregate purchase price of all of the Initial Properties, and therefore are considered significant. As Cross-Continent is a publicly traded entity, registered with the Securities and Exchange Commission, only summary historical financial information has been provided; however, audited historical financial statements and other information as filed with the Securities and Exchange Commission is publicly available.

  Financial Statements of the Operating Partnership have not been presented, as it has not had any significant activity since its inception in November 1997. The Operating Partnership will commence activity concurrent with the closing of the Offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We have audited the accompanying balance sheet of Capital Automotive REIT (a Maryland real estate investment trust, the "Company") as of October 20, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Capital Automotive REIT as of October 20, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Washington, D.C.,

February 3, 1998

                            CAPITAL AUTOMOTIVE REIT

                                 BALANCE SHEET

                             AS OF OCTOBER 20, 1997

                                 ASSETS
Cash..................................................................... $ --
                                                                          -----
  Total assets........................................................... $ --
                                                                          =====
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities........................................................ $ --
                                                                          -----
Common stock, par value $.01, 10 shares issued and outstanding...........   --
Additional paid-in capital...............................................   100
Stock subscriptions receivable...........................................  (100)
                                                                          -----
Total stockholders' equity...............................................   --
                                                                          -----
  Total liabilities and stockholders' equity............................. $ --
                                                                          =====



       The accompanying notes are an integral part of this balance sheet.

                            CAPITAL AUTOMOTIVE REIT

                            NOTES TO BALANCE SHEET

                            AS OF OCTOBER 20, 1997

NOTE 1--THE COMPANY

  Capital Automotive REIT (the "Company") was formed as a Maryland real estate investment trust on October 20, 1997 and was initially capitalized on such date through the sale of 10 shares of common stock for a $100 stock subscription receivable. The Company's mission is to invest in the real property and improvements used by operators of motor vehicle dealerships and related businesses, through its ownership interest in Capital Automotive L.P. (the "Operating Partnership"). After its formation, the Company will consolidate the Operating Partnership due to its control as sole general partner. The accompanying balance sheet includes all accounts of the Company.

  The Company's sole activity through October 20, 1997, consisted of the organization and start-up of the Company. Accordingly, no statement of operations is presented.

  The Company is in the process of filing a Registration Statement for approximately 20.0 million shares of common stock (the "IPO"). Contingent upon the consummation of the IPO, the Company will be liable for organization and offering expenses in connection with the sale of the shares of the common stock offered. The Company will contribute the proceeds from the IPO to the Operating Partnership in exchange for 20.0 million units in the Operating Partnership.

  Contingent on the closing of the IPO, FBR Asset Investment Corporation, an affiliate of Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the representatives of the underwriters in the IPO, will separately purchase 1,792,115 common shares of the Company at the initial public offering price (net of underwriting discounts and commissions) (the "FBR Offering"). The Company will contribute the proceeds from the FBR Offering to the Operating Partnership in exchange for an equal number of units in the Operating Partnership.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

  The Company intends to qualify as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended. As a real estate investment trust, the Company is required to distribute at least 95% of its taxable income to shareholders and meet certain other requirements.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF RISK

  The Company is in the development stage, and therefore is subject to several risk factors, including the following:

  .  The lack of operating history of the Company;

  . Dependence on the ability of lessees to pay rent or perform obligations under leases;

  . Taxation of the Company as a regular corporation if it fails to qualify as a real estate investment trust;

  .  The Company's dependence on key officers and trustees of the Company;
     and

  . The general risks relating to commercial real estate ownership and investment.

                            CAPITAL AUTOMOTIVE REIT

NOTE 3--RELATED PARTY TRANSACTIONS

  In October 1997, and amended as of January 30, 1998, Friedman, Billings, Ramsey Group, Inc., an affiliate of FBR, issued to the Company a short-term revolving line of credit in the amount of approximately $2.5 million. Draws on the line of credit are to be used by the Company for organizational costs and offering costs, are due on demand and are to be repaid with the proceeds from the IPO. Draws on the line of credit bear interest at a rate of 10 percent per annum.

NOTE 4--SUBSEQUENT EVENTS

ACQUISITIONS

  Since October 20, 1997, the Company, through the Operating Partnership, has committed to acquire real property and improvements from the affiliates of seven motor vehicle dealers (the "Dealers") for a total purchase price of approximately $166.2 million, for which approximately $75.6 million will be paid with units in the Operating Partnership (valued at the same price as the Company's shares sold in the IPO), $41.3 million will consist of mortgage debt assumed by the Company, and the remaining $49.3 million will be paid with the proceeds of the IPO. The mortgage debt assumed will also be repaid with the proceeds of the IPO. These acquisitions are contingent on the completion of the IPO as discussed above. Summarized financial information for the Dealers (on a combined basis) as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997, is as follows (unaudited, in thousands):

                                 BALANCE SHEET

                                                                       AS OF
                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
                                                                    (UNAUDITED)
   Inventory (dealer).............................................   $197,419
   Real estate, net...............................................     39,471
   Other assets...................................................    225,440
                                                                     --------
   Total assets...................................................   $462,330
                                                                     ========
   Mortgage and other debt........................................   $269,934
   Other liabilities..............................................     76,721
   Shareholders' equity...........................................    115,675
                                                                     --------
   Total liabilities and shareholders' equity.....................   $462,330
                                                                     ========

                            CAPITAL AUTOMOTIVE REIT

                           STATEMENTS OF OPERATIONS

                                                 FOR THE YEAR  FOR THE NINE
                                                    ENDED      MONTHS ENDED
                                                 DECEMBER 31,  SEPTEMBER 30,
                                                     1996          1997
                                                 ------------  -------------
                                                        (UNAUDITED)
   Sales revenue................................ $ 1,784,366    $ 1,271,428
   Cost of sales................................  (1,567,565)    (1,119,370)
   Net operating income.........................     216,801        152,058
   Other income (expense).......................      14,825         (8,910)
   Selling, general and administrative..........    (211,226)      (126,078)
                                                 -----------    -----------
   Net income................................... $    20,400    $    17,070
                                                 ===========    ===========

RENTAL INCOME

  As part of the acquisitions described above, the Company will enter into lease agreements (the "Leases") with the operators of the Dealers (the "Lessees"). The Leases generally have initial terms of eight to eleven years, and generally may be extended upon the same terms and conditions for one or two additional ten year terms, at the option of the Lessees. The Leases are triple-net leases and require the Lessees to pay substantially all expenses associated with operations, including taxes, insurance, utilities, service, maintenance and ground lease payments. In addition, the majority of the Leases are guaranteed by parent entities to the Lessees, but the Leases are not cross-defaulted. Base rent will be increased annually over the term of the Leases by a factor of the consumer price index. Future minimum rental payments will be received as follows (in thousands):

FOR THE YEAR ENDED
   DECEMBER 31,
------------------
   1998............................................................... $ 14,353
   1999...............................................................   18,318
   2000...............................................................   18,318
   2001...............................................................   18,318
   2002...............................................................   18,318
   Thereafter.........................................................   97,963
                                                                       --------
                                                                       $185,588
                                                                       ========

STOCK OPTION PLANS

  The Company has established a plan (the "Plan") for the purpose of attracting and retaining trustees, executive officers and other key employees. Each option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive share option" or as a "non-qualified share option." Options in the amount of 8 percent of the aggregate number of the Operating Partnership's units outstanding (on a fully diluted basis and including exercise of the overallotment option) are available for grant under the Plan. The options will become exercisable, subject to certain conditions, at a rate of 25 percent per year over a four year period, commencing on the first anniversary of the date of grant and with a term of ten years.

  Concurrent with the closing of the IPO, the Company will grant options in the amount of 7 percent of the aggregate number of the Operating Partnership's units outstanding as a result of the IPO (including exercise of the overallotment option), fully diluted for the FBR Offering, warrants issued (see below) and the acquisitions described above. Such options will be granted under the Plan to several key officers and employees of the Company, exercisable at the IPO price.

                            CAPITAL AUTOMOTIVE REIT

STOCK WARRANTS

  As part of the IPO, the Company will issue warrants to two affiliates of the Dealers, representing the right to acquire units in the Operating Partnership in the aggregate amount of 4 percent of the Operating Partnership's outstanding units as a result of the IPO, fully diluted for the FBR Offering, management stock options FBR warrants (see below) and the acquisitions described above. In addition, the Company will issue warrants to FBR, representing the right to acquire 1,277,794 shares of common stock of the Company. These warrants are exercisable on the effective date of the IPO and for a period of five years thereafter, with an exercise price equal to the IPO price.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of its four executive officers. The Company will assign the employment agreements to the Operating Partnership effective January 1, 1998. The agreements are for a four year term and provide that the executive officers agree to devote their full time to the operation of the Company (except as the Company otherwise agrees, including on behalf of the Operating Partnership). The term is shortened to June 30, 1998 if the Company has not completed its initial public offering by such date.

  Two of the Company's executive officers have agreements with FBR providing that if the IPO cannot be completed, FBR will employ each of them for a term of one year (or until the individual finds new employment) at a compensation equal to that under their current employment agreement.

                            CAPITAL AUTOMOTIVE REIT

              PRO FORMA BALANCE SHEET AS OF OCTOBER 20, 1997 AND
             PRO FORMA STATEMENTS OF OPERATIONS FOR THE YEAR ENDED
            DECEMBER 31, 1996 AND THE PERIOD ENDED OCTOBER 20, 1997

                                  (UNAUDITED)

  The following unaudited pro forma balance sheet gives effect to: (i) the completion of the Offering and the concurrent FBR Offering, (ii) the acquisition of certain of the Initial Properties, (iii) the commencement of the Initial Leases, and (iv) certain other transactions described in the notes hereto as though such transactions occurred on October 20, 1997.

  The following unaudited pro forma statements of operations give effect to
(i) the completion of the Offering and the concurrent FBR Offering, (ii) the acquisition of certain of the Initial Properties, (iii) the commencement of the Initial Leases, and (iv) certain other transactions described in the notes hereto as though such transactions occurred at the beginning of the presented period.

  The following unaudited pro forma data is not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the period indicated, nor does it purport to represent the financial position or results of operations for the Company for future periods.

                            CAPITAL AUTOMOTIVE REIT

                            PRO FORMA BALANCE SHEET
                             AS OF OCTOBER 20, 1997

                           (UNAUDITED, IN THOUSANDS)

                                                                          PRO
                                           HISTORICAL ADJUSTMENTS       FORMA(H)
                                           ---------- -----------       --------
                  ASSETS
Cash......................................    $--      $277,350 (A)     $211,725
                                                          5,000 (B)
                                                        (41,298)(C)
                                                        (49,301)(D)
                                                         25,000 (F)
                                                          1,324 (G)
                                                           (350)(B)
Land......................................     --       115,784 (D)      115,784
Building and improvements.................     --        50,439 (D)       50,439
                                              ----                      --------
Total real estate.........................     --                        166,223
Other assets..............................     --           350 (B)          350
                                              ----                      --------
    Total assets..........................    $--                       $384,298
                                              ====                      ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage payable..........................    $--      $ 41,298 (D)     $    --
                                                        (41,298)(C)
Line of credit............................     --         5,000 (B)        5,000
Security deposits payable.................     --         1,324 (G)        1,324
                                              ----                      --------
    Total liabilities.....................     --                          6,324
                                              ----                      --------
Minority interest.........................     --        71,014 (D)(E)    71,014
Shareholders' equity:
  Common stock............................     --           200 (A)          218
                                                             18 (F)
  Additional paid-in capital..............     --       277,150 (A)      306,742
                                                          4,610 (D)
                                                         24,982 (F)
                                              ----                      --------
    Total shareholders' equity............     --                        306,960
                                              ----                      --------
    Total liabilities and shareholders'
     equity...............................    $--                       $384,298
                                              ====                      ========


The accompanying notes are an integral part of this unaudited pro forma balance sheet.

                            CAPITAL AUTOMOTIVE REIT

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL ADJUSTMENTS   PRO FORMA(H)
                                         ---------- -----------   ------------
Total revenue..........................     $--       $15,887 (I)   $15,887
Depreciation and amortization..........      --         2,522 (D)     2,522
General and administrative expense.....      --         3,500 (J)     3,500
Interest expense.......................      --           470 (B)       470
                                            ----                    -------
  Total expenses.......................      --                       6,492
                                            ----                    -------
Net income before minority interest....      --                       9,395
Minority interest......................      --        (1,765)(E)    (1,765)
                                            ----                    -------
Net income applicable to common
 shareholders..........................     $--                     $ 7,630
                                            ====                    =======
Shares of common stock outstanding used
 to compute earnings per share.........                               7,718 (K)
                                                                    =======
Earnings per share of common stock
 outstanding...........................                             $  0.99
                                                                    =======


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                            CAPITAL AUTOMOTIVE REIT

                       PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE PERIOD ENDED OCTOBER 20, 1997

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL ADJUSTMENTS   PRO FORMA (H)
                                         ---------- -----------   -------------
Total revenue..........................     --        $13,901 (I)    $13,901
Depreciation and amortization..........     --          2,207 (D)      2,207
General and administrative expense.....     --          3,063 (J)      3,063
Interest expense.......................     --            411 (B)        411
                                            ---                      -------
  Total expenses.......................     --                         5,681
                                            ---                      -------
Net income before minority interest....     --                         8,220
Minority interest......................     --         (1,545)(E)     (1,545)
                                            ---       -------        -------
Net income applicable to common
 shareholders..........................     --                       $ 6,675
                                            ===                      =======
Shares of common stock outstanding used
 to compare earnings per share.........                                7,718(K)
                                                                     =======
Earnings per share of common stock
 outstanding...........................                              $  0.86
                                                                     =======


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                            CAPITAL AUTOMOTIVE REIT

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

  (A) Represents 20.0 million shares of common stock issued in the initial public offering, at $15.00 per share with a par value of $.01 per share. Adjustments consist of the following (in thousands):

   Proceeds of offering............................................... $300,000
   Underwriters discount..............................................  (21,000)
   Offering expenses..................................................   (1,650)
                                                                       --------
   Net proceeds....................................................... $277,350
                                                                       ========
   Common stock....................................................... $    200
   Additional paid-in capital.........................................  277,150
                                                                       --------
   Net proceeds....................................................... $277,350
                                                                       ========

  (B) Represents a draw of $5.0 million on a $10.0 million line-of-credit intended to be obtained by management upon closing of the Offering and guaranteed by one of the Initial Properties. The $5.0 million draw will be guaranteed by certain of the Initial Sellers for tax purposes. Draws on the line of credit are assumed to bear interest at a rate of 8 percent. Costs in the amount of $350,000 are assumed to be incurred in connection with obtaining this line-of-credit and future long-term financing. These costs will be capitalized and amortized into interest expense over the term of the line (assumed to be five years).

  (C) Represents the immediate repayment of the mortgage debt assumed from the Initial Properties with proceeds from the Offering. See "Use of Proceeds" elsewhere in this Prospectus.

  (D) Represents contribution of the Initial Properties for units of the Operating Partnership (assuming the IPO price of the Company's Common Shares), assumption of mortgage debt, and cash. In the opinion of management, the purchase price of the real property acquired estimated fair value as of the date of commitment to acquire. In addition, the purchase price of real property includes approximately $1.4 million in acquisition costs to be paid by the Company. The purchase price of real property has been allocated 65%/35% between land and buildings, respectively, for purposes of the unaudited pro forma financial statements with the exception of two of the cross-continent properties, which are being developed for use. Final allocations will be calculated and recorded by the Operating Partnership upon closing. Adjustments are comprised of the following (in thousands):

                                                       TOTAL     LAND   BUILDING
                                                      -------- -------- --------
   Rosenthal......................................... $ 65,269 $ 42,425 $22,844
   Pohanka...........................................   31,324   20,361  10,963
   Sheehy............................................   14,006    9,104   4,902
   Cherner...........................................    6,323    4,110   2,213
   Cross-Continent...................................   35,330   30,703   4,627
   Good News.........................................    5,461    3,550   1,911
   Kline.............................................    8,510    5,531   2,979
                                                      -------- -------- -------
                                                      $166,223 $115,784 $50,439
                                                      ======== ======== =======
   Units issued-Minority interest.................... $ 71,014
   Units issued-Additional paid-in capital...........    4,610
   Cash paid.........................................   49,301
   Mortgage debt assumed.............................   41,298
                                                      --------
                                                      $166,223
                                                      ========

                            CAPITAL AUTOMOTIVE REIT

  Depreciation is computed using the straight-line method assuming estimated useful lives of 20 years for the buildings and improvements.

  (E) Minority interest is calculated at approximately 18.8 percent of the Operating Partnership's partners' capital and net income. The ownership of the Operating Partnership is as follows (in thousands):

                                                              $     UNITS   %
                                                           -------- ------ ----
   Partners' capital:
     Certain Initial Sellers.............................. $ 75,624  5,042 18.8%
     The Company..........................................  302,350 21,792 81.2%
                                                           -------- ------ ----
       Total.............................................. $377,974 26,834  100%
                                                           ======== ====== ====

  (F) Represents 1,792,115 shares of common stock issued to FBR at the initial public offering price (net of underwriting discounts and commissions of $1.05 per share of Common Stock or $1,881,721).

  (G) Represents security deposits to be received from the Initial Lessees in the amount of one month's base rent. Does not include approximately $.2 million in security deposits for two of the Cross-Continent Initial Properties, as these Properties are currently being developed for use.

  (H) The Company, as sole general partner of the Operating Partnership, will have, subject to certain protective rights of the Limited Partners, full, exclusive and complete responsibility and discretion in the management and unilateral control of the Operating Partnership. Such responsibilities permit the Company to enter into certain major transactions including acquisitions, dispositions and refinancings, and to cause changes in the Operating Partnership's line of business and distribution policies. Further, the Company may not be replaced as general partner by the Limited Partners, except in certain limited circumstances. Accordingly, for accounting purposes, the Company is considered to control the Operating Partnership and the accompanying unaudited pro forma financial statements consolidate the accounts of the Company and the Operating Partnership. Financial statements of the Operating Partnership have not been presented as it has not had any activity since its inception.

  (I) Represents payments of base rent from the Initial Lessees to the Company calculated on a pro forma basis as if the beginning of the period presented was the beginning of a lease year. Base rent adjustments have been calculated from signed lease agreements (subject to consummation) which have initial terms ranging generally from 8 to 11 years, with the first year annual rent negotiated to produce a yield on the initial purchase price (approximately 11 percent). Amounts do not include approximately $2.4 million and $2.1 million, for the periods ended December 31, 1996 and October 20, 1997, respectively, in base rent for two of the Cross-Continent properties, as these properties are currently being developed for use.

  (J) Adjustment represents management's estimate for legal, audit, office costs, salaries and other general and administrative expenses to be paid by the Company, based on its current activity, as follows (in thousands). This amount may increase based on additional acquisition activity:

                                                      YEAR ENDED  PERIOD ENDED
                                                     DECEMBER 31, OCTOBER 20,
                                                         1996         1997
                                                     ------------ ------------
   Salaries and benefits--executive officers........    $1,800       $1,575
   Other salaries and benefits......................       400          350
   Directors and officers insurance.................       300          263
   Legal and accounting.............................       250          219
   Directors fees and travel........................       150          131
   Travel and entertainment.........................       250          219
   Office rent, telephone, supplies and other
    administrative..................................       250          219
   Other............................................       100           87
                                                        ------       ------
     Total..........................................    $3,500       $3,063
                                                        ======       ======

                            CAPITAL AUTOMOTIVE REIT

  Salaries and benefits are based upon employee contracts with the respective employees and executive management. Other amounts are based upon management's estimates of expenses to be incurred given the Company's level of operations and related administrative requirements.

  (K) Shares of common stock outstanding represent the number of shares whose proceeds will be used to repay mortgage debt assumed and to acquire the Initial Properties. If the total number of shares issued in the Offering and the FBR Offering had been used, shares of common stock outstanding would be approximately 21.8 million for both the year ended December 31, 1996 and for the period ended October 20, 1997, resulting in earnings per share of common stock outstanding of $0.35 and $0.31 for the year ended December 31, 1996 and the period ended October 20, 1997, respectively.

To The Board of Directors
Geneva Enterprises, Inc. and Affiliated Company

                         INDEPENDENT AUDITORS' REPORT

  We have audited the accompanying combined balance sheet of Geneva Enterprises, Inc. and Affiliated Company as of December 31, 1996, and the related combined statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Geneva Enterprises, Inc. and Affiliated Company as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/  Walpert, Smullian & Blumenthal,
                                           P.A.
Baltimore, Maryland
November 6, 1997

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
                                                                  (UNAUDITED)
                      ASSETS
Current Assets
  Cash and cash equivalents........................   $  1,556     $  3,805
  Accounts receivable
    Customers......................................      9,211       10,900
    Contracts-in-transit...........................      9,864        8,791
    Finance reserves...............................        635          906
    Factory........................................      2,670        2,095
    Related parties................................      2,318        1,902
    Other..........................................        963          195
  Current portion of notes receivable--related
   parties.........................................      3,089        3,968
  Inventories......................................     62,373       44,873
  Prepaid expenses.................................        354          411
                                                      --------     --------
      Total Current Assets.........................     93,033       77,846
                                                      --------     --------
Notes Receivable--related parties--Less Current
 Portion...........................................        394          --
                                                      --------     --------
Property, Plant and Equipment--
  At Cost
    Land...........................................        881          881
    Buildings and improvements.....................        639          639
    Leasehold improvements.........................      3,237        3,251
    Parts and services equipment...................      3,545        3,600
    Furniture and fixtures.........................      4,788        4,888
    Service vehicles...............................        832          804
                                                      --------     --------
                                                        13,922       14,063
    Less: Accumulated depreciation and
     amortization..................................    (10,189)     (10,521)
                                                      --------     --------
                                                         3,733        3,542
                                                      --------     --------
Other Assets.......................................         61           93
                                                      --------     --------
      Total Assets.................................    $97,221      $81,481
                                                      ========     ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities................................
  Bank overdraft...................................   $  5,626     $  1,164
  Notes payable--vehicles floor plan...............     64,228       47,913
  Notes payable to related parties.................      1,624        1,124
  Accounts payable.................................
    Trade..........................................      5,106        6,832
    Related parties................................      2,439          440
  Customer deposits................................        717          650
  Accrued salaries and commissions.................      1,505        1,622
  Other accrued liabilities........................      6,406        8,308
                                                      --------     --------
      Total Current Liabilities....................     87,651       68,053
                                                      --------     --------
Commitments and Contingencies
Stockholders' Equity
  Common Stock.....................................         23           23
  Additional paid-in capital.......................      3,969        4,532
  Stockholders' notes receivable...................       (820)        (820)
  Retained earnings................................      6,398        9,693
                                                      --------     --------
      Total Stockholders' Equity...................      9,570       13,428
                                                      --------     --------
      Total Liabilities and Stockholders' Equity...   $ 97,221     $ 81,481
                                                      ========     ========

   The accompanying notes are an integral part of these financial statements.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                               FOR THE NINE
                                                FOR THE YEAR   MONTHS ENDED
                                                   ENDED       SEPTEMBER 30,
                                                DECEMBER 31, ------------------
                                                    1996       1996      1997
                                                ------------ --------  --------
                                                                (UNAUDITED)
Sales..........................................   $489,065   $374,352  $397,371
Cost of Sales..................................    434,502    334,181   355,823
                                                  --------   --------  --------
    Gross Profit...............................     54,563     40,171    41,548
                                                  --------   --------  --------
Other Operating Income
  Finance......................................      5,927      4,971     4,590
  Insurance....................................        629        556       396
  Warranty.....................................      2,960      2,388     1,758
  Miscellaneous................................      7,683      6,514     8,512
                                                  --------   --------  --------
                                                    17,199     14,429    15,256
                                                  --------   --------  --------
Selling, General, Administrative
 and Interest Expenses.........................    (68,768)   (51,867)  (53,509)
                                                  --------   --------  --------
    Net Income.................................   $  2,994   $  2,733  $  3,295
                                                  ========   ========  ========


   The accompanying notes are an integral part of these financial statements.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                     STOCK-             TOTAL
                          COMMON STOCK  ADDITIONAL  HOLDERS'            STOCK-
                          -------------  PAID-IN     NOTES    RETAINED HOLDERS'
                          SHARES AMOUNT  CAPITAL   RECEIVABLE EARNINGS  EQUITY
                          ------ ------ ---------- ---------- -------- --------
Balance--January 1,
 1996...................    550   $25     $4,261    $(1,428)   $3,367  $ 6,225
Net income..............                                        2,994    2,994
Collections on
 stockholders' notes
 receivable.............    --    --         --         608       --       608
Proceeds from stock
 issuance...............     19   --         650        --        --       650
Stock retirements.......    (20)   (2)      (942)       --         37     (907)
                           ----   ---     ------    -------    ------  -------
Balance--December 31,
 1996...................    549    23      3,969       (820)    6,398    9,570
Net income (unaudited)..    --    --         --         --      3,295    3,295
Proceeds from stock
 issuance (unaudited)...    --    --         563        --        --       563
                           ----   ---     ------    -------    ------  -------
Balance, September 30,
 1997 (unaudited).......    549   $23     $4,532    $  (820)   $9,693  $13,428
                           ====   ===     ======    =======    ======  =======


   The accompanying notes are an integral part of these financial statements.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               FOR THE NINE
                                                               MONTHS ENDED
                                              FOR THE YEAR     SEPTEMBER 30,
                                                  ENDED       ----------------
                                            DECEMBER 31, 1996  1996     1997
                                            ----------------- -------  -------
                                                                (UNAUDITED)
Cash Flow From Operating Activities
  Net income...............................      $ 2,994      $ 2,733  $ 3,295
                                                 -------      -------  -------
  Adjustments to reconcile net income to
   net cash (used in)/provided by operating
   activities:
    Depreciation and amortization..........          585          421      360
    Gain on disposition of property and
     equipment.............................           (8)         --       --
    Forgiveness of debt from affiliate.....          --           --      (500)
  Changes in Assets and Liabilities
   (Increase)/Decrease in Assets:
    Accounts receivable....................         (959)      (1,741)     872
    Inventories............................       (8,490)      13,001   17,500
    Prepaid expenses.......................          (74)        (293)     (57)
    Other assets...........................          271          261      (32)
   Increase/(Decrease) in Liabilities:
    Accounts payable.......................         (986)        (448)    (273)
    Customer deposits......................           69           98      (67)
    Accrued salaries and commissions.......          505          238      117
    Other accrued liabilities..............       (1,259)       1,550    1,902
                                                 -------      -------  -------
      Total Adjustments....................      (10,346)      13,087   19,822
                                                 -------      -------  -------
      Net Cash (Used In)/Provided By
       Operating Activities................       (7,352)      15,820   23,117
                                                 -------      -------  -------
Cash Flow From Investing Activities
  Advances to related parties..............         (433)         (91)    (550)
  Loans to stockholders....................       (1,402)      (1,072)     --
  Repayment from related parties...........           52           52       65
  Proceeds from sale of property and
   equipment...............................           57          --       --
  Purchases of property and equipment......         (467)        (190)    (169)
                                                 -------      -------  -------
      Net Cash Used In Investing
       Activities..........................       (2,193)      (1,301)    (654)
                                                 -------      -------  -------
Cash Flow From Financing Activities
  Stock retirements........................         (907)        (907)     --
  Capital contributions....................          650          650      563
  Net borrowings under floor plan..........        7,897      (11,776) (16,315)
  Repayments of notes payable to related
   parties.................................         (761)        (647)     --
  Collections on stockholders' notes
   receivable..............................          607          548      --
  Increase/(Decrease) in bank overdraft....        1,883       (2,187)  (4,462)
                                                 -------      -------  -------
      Net Cash Provided By/(Used In)
        Financing Activities...............        9,369      (14,319) (20,214)
                                                 -------      -------  -------
Net (Decrease)/Increase in Cash and Cash
 Equivalents...............................         (176)         200    2,249
Cash and Cash Equivalents--Beginning of
 Year......................................        1,732        1,732    1,556
                                                 -------      -------  -------
Cash and Cash Equivalents--End of Year.....      $ 1,556      $ 1,932  $ 3,805
                                                 =======      =======  =======

   The accompanying notes are an integral part of these financial statements.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NATURE OF BUSINESS

  Geneva Enterprises, Inc. and Affiliated Company (the Company) has as its principal business activity the sale and service of new and used vehicles in the Washington, D.C. metropolitan area.

PRINCIPLES OF COMBINATION

  The accompanying combined financial statements include the accounts of the following entities which are affiliated through common ownership:

  . Geneva Enterprises, Inc., which includes the accounts of the following divisions (collectively called the Divisions):

     Rosenthal Nissan/Mazda        Rosenthal Chevrolet
     Rosenthal Infiniti            Landmark Honda
     Rosenthal Gaithersburg Nissan Rosenthal Acura
     Rosenthal Jaguar              Rosenthal
     Rosenthal Honda               Cadillac/Buick/Isuzu
     Rosenthal Mazda               Geneva Management

     All the Divisions except Geneva Management sell new and used vehicles and related parts and service. Geneva Management provides management services to all the Divisions, other related companies and outside companies.

  .  Maryland Imported Cars, Inc.

  All significant intercompany and interdivisional accounts and transactions have been eliminated upon combination.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. Cash and Cash Equivalents: Cash and cash equivalents are comprised of highly liquid instruments purchased with original maturities of three months or less.

  B. Concentration of Credit Risk: The Company maintains part of its cash in bank deposit accounts at financial institutions, where the balances, at times, may exceed federally insured limits. At December 31, 1996, the Company's cash balance exceeded the insured limit by approximately $2,271,000.

  Included in receivables at December 31, 1996 are significant concentrations of amounts due from customers located in the Baltimore and Washington, D.C. metropolitan areas. The Company generally requires no collateral in extending credit to its customers other than the vehicles which are sold.

  C. Accounts Receivable: The Company has established a mandatory write-off policy for all receivables older than 90 days. At December 31, 1996, no allowance for uncollectible accounts was deemed necessary.

  D. Inventories: Inventories are stated at cost. Cost is determined by the last-in, first-out (LIFO) method for new vehicles and parts and accessories, and the specific cost method for used vehicles.

  E. Property and Equipment and Related Depreciation and
Amortization: Equipment is recorded at cost and is depreciated using accelerated methods over its estimated useful lives which range from 5 to 7 years. Buildings and leasehold improvements are amortized using the straight-line method over its estimated useful lives which range from 31 1/2 to 39 years.

  F. Recognition of Finance Fees and Insurance Commissions: The Company arranges financing for its customers' vehicle purchases and arranges insurance in connection therewith. The Company receives a fee from the financial institution for arranging the financing and receives a commission for the sale of an insurance policy.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

The Company is charged back for a portion of this fee should the customer terminate the finance or insurance contract before its scheduled term or before specified dates under arrangements with such institutions. The estimated allowance for these chargebacks (approximately $3,426,000 at December 31, 1996) is reflected in Other Accrued Liabilities and is based upon the Company's historical experience for prepayments or defaults on these contracts. Finance reserves are fees due to the Company from financial institutions for fees on contracts arranged to finance vehicle purchases.

  G. Income Taxes: The Company has elected by consent of its stockholders, to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code, whereby the Company's income is treated for federal and state income taxes substantially as though the Company were a partnership. No provision for income taxes has been reflected in the financial statements, since taxable attributes flow through to the individual stockholders.

  H. Major Suppliers: The Company purchases substantially all of its new vehicles and parts and accessories from a limited number of suppliers.

  I. Advertising Expense: The Company expenses costs associated with advertising as incurred. Total advertising expense for the year ended December 31, 1996, the majority of which was purchased through an affiliated company (Note 8), was approximately $6,642,000.

  J. Use of Estimates: The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  K. Interest: The Company earned approximately $260,000 in interest reimbursements during the year ended December 31, 1996, which has been netted against interest expense. These interest reimbursements compensated the Company for incurring interest on floor plan notes for vehicle purchases which were not received on the Company's lot until after the obligations were incurred. The Company incurred floor plan and other interest expense of $3,485,000 during the year ended December 31, 1996.

  L. Interim Financial Statements: The accompanying unaudited financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles ("GAAP"). Although certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted, the Company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the nine month period ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. These unaudited financial statements should be read in conjunction with the accompanying audited financial statements and related footnotes as of and for the year ended December 31, 1996. In the opinion of the Company, the unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the results for the nine month periods ended September 30, 1997 and 1996.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

  M. Basis of Accounting: The accompanying combined financial statements are prepared in accordance with generally accepted accounting principles. In addition to these financial statements, Geneva Enterprises, Inc. and Maryland Imported Cars, Inc. issue separate financial statements on the basis of accounting each company uses for income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles. The differences between generally accepted accounting principles and the income tax basis of accounting relating to retained earnings and net income are as follows:

                                                         INCOME
                                                GAAP    TAX BASIS DIFFERENCES
                                               -------  --------- -----------
   Retained Earnings/(Deficit), January 1,
    1996......................................
     Geneva Enterprises, Inc. ................ $ 4,395   $ 9,040    $(4,645)
     Maryland Imported Cars, Inc. ............  (1,029)     (916)      (113)
                                               -------   -------    -------
                                               $ 3,366   $ 8,124    $(4,758)
                                               =======   =======    =======
   Net Income/(Loss)--1996
     Geneva Enterprises, Inc. ................ $ 3,771   $ 3,342    $   429
     Maryland Imported Cars, Inc. ............    (777)     (751)       (26)
                                               -------   -------    -------
                                               $ 2,994   $ 2,591    $   403
                                               =======   =======    =======
   Retained Earnings/(Deficit), December 31,
    1996
     Geneva Enterprises, Inc. ................ $ 8,166   $11,841    $(3,675)
     Maryland Imported Cars, Inc. ............  (1,768)   (1,629)      (139)
                                               -------   -------    -------
                                               $ 6,398   $10,212    $(3,814)
                                               =======   =======    =======

  N. Fair value of Financial Instruments: The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values due primarily to the short-term nature of their related interest rate or their maturities. In the opinion of management, the fair value of the notes payable described in Note 4 and the notes receivable described in Note 7 is considered unestimable due to the related party nature of such financial instruments.

NOTE 2--INVENTORIES

  The classification of inventories is as follows (in thousands):

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   New vehicles....................................................   $59,110
   Parts and accessories...........................................     5,684
                                                                      -------
                                                                       64,794
   Less: Allowance to reduce carrying value to LIFO basis..........   (12,122)
                                                                      -------
                                                                       52,672
   Used vehicles...................................................     9,701
                                                                      -------
                                                                      $62,373
                                                                      =======

  If the first-in, first-out (FIFO) method had been used for new vehicles and parts and accessories inventories, net income would have been approximately $2,474,000 for the year ended December 31, 1996 and $2,097,000 and $2,371,000 for the nine month periods ended September 30, 1997 and 1996, respectively.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

NOTE 3--WHOLESALE FINANCE LIABILITY

  The Company finances its acquisition of new and certain used vehicle inventories through floor plan facilities with financial institutions. These floor plan facilities are in the form of revolving credit arrangements evidenced by floor plan notes, and are collateralized by new vehicle inventories. The balance under the floor plan facility with respect to any particular vehicle is due when the vehicle is sold. Floor plan notes payable are as follows (in thousands):

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   First Virginia Bank, bearing interest at LIBOR plus 1.75%. The
    borrowing rate was approximately 7.34% at December 31, 1996...    $43,881
   NationsBank, bearing interest at the prime interest rate. The
    prime interest rate at December 31, 1996 was 8.25%............     13,642
   Jaguar Credit Corporation, bearing interest at variable
    interest rates. The weighted average interest rate at December
    31, 1996 was 6.25%............................................      4,672
   Citizens Bank & Trust Co. of Maryland, bearing interest at the
    prime interest rate...........................................      2,033
                                                                      -------
                                                                      $64,228
                                                                      =======

  Management believes that the fair value of the Company's floor plan debt approximates its recorded value based on the floating nature of the related interest rates.

  Vehicles securing floor plan notes of approximately $6,639,000 were sold prior to December 31, 1996. The notes were paid in January 1997.

NOTE 4--NOTES PAYABLE TO RELATED PARTIES

  Notes payable to related parties consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                                     1996
                                                                 ------------
   Notes payable to uncombined affiliated company, due on
    demand, interest payable at a variable rate based on the
    prime rate as determined by First Virginia Bank
    (approximately 8.75% at December 31, 1996)..................    $  500
   Notes payable to stockholders, due on demand, interest
    payable annually at a variable rate based on the prime rate as determined by First Virginia Bank (approximately 8.75% at
    December 31, 1996). ........................................       437
   9% notes payable to stockholders, due on demand, interest
    payable annually............................................        64
   Note payable to stockholder, due on demand, with interest
    payable annually at a variable rate based on the prime rate as determined by First Virginia Bank (approximately 8.75% at
    December 31, 1996). ........................................       287
   8.50% subordinated notes payable to stockholders, due on
    demand, interest payable annually. .........................       336
                                                                    ------
                                                                    $1,624
                                                                    ======

  Interest expense on the notes payable to related parties was approximately $161,000 for the year ended December 31, 1996. Although certain of the above notes are due on demand, they may not be paid in the next year.

  Other Operating Income includes $500,000 resulting from forgiveness of indebtedness by an uncombined affiliated company.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

NOTE 5--LEASES

  The Company leases most of the premises it occupies under operating leases with related parties. The majority of the leases have initial 10-year terms with options to renew the leases for additional 5 year periods. The basic annual rental is subject to adjustment every two years based on the Consumer Price Index for the Metropolitan Washington area.

  Future minimum rental commitments under noncancellable leases are as follows (in thousands):

   YEAR ENDING DECEMBER 31,
   ------------------------
     1997............................................................... $ 7,109
     1998...............................................................   6,660
     1999...............................................................   5,894
     2000...............................................................   5,777
     2001...............................................................   5,700
     Thereafter.........................................................  25,879
                                                                         -------
                                                                         $57,019
                                                                         =======

  Rent expense charged to operations amounted to approximately $7,396,000 for the year ended December 31, 1996.

NOTE 6--SUPPLEMENTAL CASH FLOW INFORMATION

  Cash paid for interest was approximately $3,482,000 during the year ended December 31, 1996.

NOTE 7--RELATED PARTY TRANSACTIONS

  Accounts Receivable and Accounts Payable--Related Parties: Included in related parties' receivable and payable balances are amounts due from and payable to uncombined companies under common ownership control.

  Notes Receivable: The Company has entered into various note receivable agreements to fund amounts to uncombined affiliated companies, stockholders and employees. The following notes are due from stockholders or uncombined affiliated companies under common control (in thousands):

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
   Stockholders, due on demand, non-interest-bearing..............    $1,402
   Stockholder, due on demand, non-interest-bearing...............       400
   Stockholder, due on demand, non-interest-bearing...............        75
   Stockholder, due on demand, interest payable annually at 5%....       133
   Stockholder, due on demand, interest payable annually at 5%....       719
   Stockholder, due on demand, interest payable at 10%............        20
   Stockholder, due on demand, interest payable at 10%............        15
   Stockholder, due October 21, 1998, non-interest bearing........       394
   Related Party, due on demand, non-interest-bearing.............       157
   Related Party, due on demand, interest payable annually at 9%..       168
                                                                     -------
                                                                       3,483
   Less: Current portion..........................................    (3,089)
                                                                     -------
     Long-Term Portion............................................   $   394
                                                                     =======

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

  Interest income on the above notes was approximately $61,000 for the year ended December 31, 1996.

  During 1993, the Company issued 30,794 shares of common stock to existing stockholders in exchange for notes totaling $1,598,000. The notes are due on demand, but no later than December 31, 1997. Interest is due only if the respective stockholder's employment ends. Upon separation of service, interest would be computed on a cumulative basis at the short-term blended federal rate for demand instruments as announced year to year by the Internal Revenue Service (4.58% at December 31, 1996) for each year the notes were outstanding and would be recorded in the year that employment ends. During the year ended December 31, 1996, one of the stockholders terminated his employment. As a result, approximately $43,000 was recognized as interest income during the year ended December 31, 1996. As of December 31, 1996, the total outstanding balance on these notes was approximately $820,000.

  Advertising Expenditures: The Company incurred approximately $6,503,000 for the year ended December 31, 1996 in advertising expenses purchased through an affiliated company.

  Inventory Purchases and Sales: The Company purchased and sold certain new and used vehicles, at cost, to uncombined affiliated dealerships during the year ended December 31, 1996.

  Management Fees: Management fees earned from uncombined affiliated companies amounted to approximately $450,000 for the year ended December 31, 1996.

NOTE 8--CONTINGENCIES

  The Company is a party to various legal actions and claims arising during the ordinary course of business. Although the total amount of liability with respect to these legal actions and claims cannot be ascertained, management of the Company believes that any resulting liability should not have a material effect on the results of operations or the financial position of the Company.

  In January, 1996, the Company and certain affiliates entered into a long-term employment agreement (the "Agreement") with its President and Chief Operating Officer (the "COO") which is effective January 1, 1996 through December 31, 2000. The terms of the Agreement call for the Company and certain affiliates to grant the COO an additional 2% ownership interest in the Company and certain affiliates for each year of the Agreement. Per the Agreement, compensation expense is to be computed at 2% of each respective Company's adjusted net book value (FIFO basis) at each year-end discounted by 50%. For the year ended December 31, 1996, the Company recognized approximately $261,000 as compensation expense in connection with the Agreement. In addition, the Agreement gives the COO a stated minimum compensation each year through December 31, 2000. Should the COO be terminated for any reason, the unearned compensation for the remainder of the Agreement will become due and is to be paid over 48 months at the prime interest rate. Furthermore, should the Company and certain affiliates be sold prior to December 31, 2000, or if the COO is terminated for any reason, the COO is to receive a minimum of $5,000,000 for his stock holdings acquired under this agreement.

NOTE 9--RETIREMENT PLAN

  In 1995, the Company adopted a discretionary 401(k) retirement and profit-sharing plan. All full-time employees having one year of continuous service and who are at least 21 years of age at the specified entry dates are eligible to participate. The Company makes a matching contribution of 20% of the first 5% for compensation each plan participant defers. The Company's contribution for the year ended December 31, 1996 was approximately $149,000.

                GENEVA ENTERPRISES, INC. AND AFFILIATED COMPANY

NOTE 10--STOCKHOLDERS' EQUITY

  Stockholders' equity is comprised of the following as of December 31, 1996 (in thousands):

                                                  STOCK-
                                     ADDITIONAL  HOLDERS'
                              COMMON  PAID-IN      NOTES    RETAINED
                              STOCK   CAPITAL   RECEIVABLES EARNINGS   TOTAL
                              ------ ---------- ----------- --------  -------
Geneva Enterprises, Inc. ....  $ 5     $3,650      $(820)    $8,166   $11,001
Maryland Imported Cars,
 Inc. .......................   18        319        --      (1,768)   (1,431)
                               ---     ------      -----    -------   -------
                               $23     $3,969      $(820)    $6,398   $ 9,570
                               ===     ======      =====    =======   =======

  Common stock of the Companies with the following shares authorized, issued and outstanding as of December 31, 1996 is as follows:

                                                                       SHARES
                                                                       ISSUED
                                                     PAR    SHARES       AND
                                                    VALUE AUTHORIZED OUTSTANDING
                                                    ----- ---------- -----------
   Geneva Enterprises, Inc. ....................... $ .01 1,000,000    531,286
   Maryland Imported Cars, Inc. ................... $1.00    25,000     18,000
                                                          ---------    -------
                                                          1,025,000    549,286
                                                          =========    =======

NOTE 11--SUBSEQUENT EVENT

  As part of General Motors' Project 2000 marketing strategy, Geneva Enterprises, Inc. transferred and sold the Cadillac and Buick franchises from its Rosenthal Cadillac/Buick/Isuzu division to General Motors in October 1997.

                     CROSS-CONTINENT AUTO RETAILERS, INC.

                   SUMMARY HISTORICAL FINANCIAL INFORMATION

                AS OF DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

                     IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 BALANCE SHEET

                                               AS OF
                             ------------------------------------------
                             DECEMBER 30, 1996(A) SEPTEMBER 30, 1997(B)
                             -------------------- ---------------------
   Inventory (dealer)......        $ 48,168             $ 56,718
   Real estate, net........          13,391               27,390
   Other assets............          80,887               96,080
                                   --------             --------
   Total assets............        $142,446             $180,188
                                   ========             ========
   Mortgage and other long-
    term debt..............         $58,195             $ 92,804
   Other liabilities.......          25,733               24,268
   Shareholders' equity....          58,518               63,116
                                   --------             --------
   Total liabilities and
    shareholders' equity...        $142,446             $180,188
                                   ========             ========

                            STATEMENT OF OPERATIONS

                                FOR THE YEAR          NINE MONTHS           NINE MONTHS
                                   ENDED                 ENDED                 ENDED
                            DECEMBER 31, 1996(A) SEPTEMBER 30, 1997(B) SEPTEMBER 30, 1996(B)
                            -------------------- --------------------- ---------------------
   Sales revenue...........      $ 321,583             $ 359,193             $217,824
   Cost of sales...........       (271,650)             (296,756)            (184,449)
                                 ---------             ---------             --------
   Net operating income....         49,933                62,437               33,375
   Selling, general and
    administrative.........        (38,796)              (47,590)             (25,930)
                                 ---------             ---------
   Income before interest
    and taxes..............         11,137                14,847                7,445
   Interest expense........         (3,193)               (4,066)              (2,594)
                                 ---------             ---------             --------
   Income before taxes.....          7,944                10,781                4,851
   Income tax provision....         (3,362)               (4,157)              (2,186)
                                 ---------             ---------             --------
   Net income..............      $   4,582             $   6,624             $  2,665
                                 =========             =========             ========

(A) Financial information as of and for the year ended December 31, 1996 has been summarized from the audited financial statements of Cross-Continent as filed with the Securities and Exchange Commission on Form 10-K.

(B) Financial information as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 has been summarized from the unaudited financial statements of Cross-Continent filed with the Securities and Exchange Commission on Form 10-Q.

                                   GLOSSARY

  Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

  "Actual Cash Available for Distribution" means net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness.

  "ADA" means the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated under the authority conferred thereby.

  "Affiliates" means an affiliate as defined in Rule 405 of the Securities
Act.

  "Annual Base Rent" means the annual base rent each Lessee or its assigns will pay to Lessor each Lease year following the first Lease year annual base rent which will be payable in monthly installments.

  "Audit Committee" means the audit committee of the Board of Trustees of the Company.

  "Beneficiary" means the qualified charitable organization selected by the Company which would receive the automatic transfer of any Shares-in-Trust.

  "Board of Trustees" means the board of trustees of the Company.

  "Book-Tax Difference" means, with respect to appreciated or depreciated property that is contributed to a partnership, the amount of unrealized gain or unrealized loss associated with the property at the time of contribution, which is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

  "Business Combination" means a merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares.

  "Bylaws" means the bylaws of the Company, as amended.

  "CMSA" means consolidated metropolitan statistical area.

  "CARS" is the proposed trading symbol of the Company on The Nasdaq Stock Market National Market.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the United States Securities and Exchange Commission.

  "Common Shares" means the common shares of beneficial interest, par value $.01 per share, of the Company.

  "Company" means Capital Automotive REIT, a Maryland REIT, and its subsidiaries, including the Operating Partnership.

  "Contribution Agreements" means the respective contribution or purchase agreements between the Company and the Sellers relating to the acquisition of the Properties or interests therein owned by the Sellers.

  "Control Shares" means voting shares of beneficial interest of a Maryland REIT which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy) would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained shareholder approval.

  "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  "CPI" means the Consumer Price Index, the economic index issued by the U.S. Department of Labor indicating price increases or decreases for the U.S. economy.

  "Dealer" means the signatory to the Franchise Agreement, or the operator of a Dealership or Related Business.

  "Dealer Warrants" means warrants that each of Messrs. Pohanka and Rosenthal will receive to each purchase a number of Units equal to 2% of the Common Shares to be outstanding on closing of the Offering (including exercise of the Underwriters over-allotment option in full) on a fully diluted basis, at the initial public offering price of the Common Shares, exercisable beginning on the closing date of the Offering and for a period of five years thereafter.

  "Dealerships" means franchised motor vehicle dealerships.

  "Declaration of Trust" means the Amended and Restated Declaration of Trust of the Company.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Events of Default" means events of default under any Leases as generally outlined in the Prospectus.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Executive Committee" means the executive committee of the Board of Trustees of the Company.

  "Executive Compensation Committee" means the executive compensation committee of the Board of Trustees of the Company.

  "Extended Term" means the one or two additional ten year terms for which the respective Initial Leases may be extended at the option of the respective Initial Lessees.

  "FBR Loan" means the short term secured revolving loan in the principal amount of $2,525,000 extended by Friedman, Billings, Ramsey Group, Inc. to the Company.

  "Five or fewer requirement" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned directly or indirectly by five or fewer individuals (as defined in the Code) during the last half of the taxable year (other than the first year).

  "Fixed Term" means the initial term of eight to 11 years that the Initial Leases will generally have.

  "Formation Transactions" means those transactions relating to the organization of the Company and the Operating Partnership, including the (i) transfer of certain Initial Properties to the Company in exchange for Units,
(ii) transfer of certain Initial Properties to the Company for cash, (iii) the Offering and the FBR Offering, (iv) the contribution of the net proceeds of the Offering and the FBR Offering by the Company to the Operating Partnership in exchange for Units, and (v) the offering and qualification of the Company as a REIT for federal income tax purposes for the taxable year beginning December 31, 1998, all as described under "Structure and Formation of the Company--Formation Transactions."

  "Franchise Agreements" means certain Dealer Sales and Service Agreements and related agreements, and the standard terms and conditions incorporated by reference in such agreements, entered into between Manufacturers and Dealerships.

  "GAAP" means generally accepted accounting principles in the United States.

  "Independent Trustee" means trustees who are not affiliated with the Company, the Sellers, the Lessees or the Representative.

  "Initial Annual Base Rent" means the first year's rent under any Lease.

  "Initial Grants" means the Options that the Company will grant to certain key officers and employees of the Company upon completion of the Offering.

  "Initial Leases" means the leases pursuant to which the Company will lease back the Initial Properties to the Initial Lessees on a triple net basis.

  "Initial Lessees" means the Lessees of the Initial Properties.

  "Initial Sellers" means the respective Sellers of the Initial Properties from whom the Company will acquire the Initial Properties.

  "Initial Properties" means the 36 Properties that the Company currently has entered into contracts to acquire.

  "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of a Maryland real estate investment trust's shares of beneficial interest or an Affiliate of the REIT which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust.

  "Investment Company Act" means the Investment Company Act of 1940, as amended.

  "IRA" means an individual retirement account as defined by the Code and the applicable Treasury Regulations.

  "IRS" means the United States Internal Revenue Service.

  "Lease" means any Lease pursuant to which the Company will lease Properties back to Lessees on a triple net basis.

  "Lessee" means any owner or operator of a Dealership to whom the Company will lease back a Property.

  "Limited Partner" initially means, any of the Company and the limited partners, each of which holds Units and is a limited partner of the Operating Partnership.

  "Manufacturers" means motor vehicle or parts manufacturers (or authorized distributors thereof).

  "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE") or, if the Common Shares or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares or Preferred Shares are listed or admitted to trading or, if the

Common Shares or Preferred Shares are not listed or admitted to trading on any national securities exchange on the National Market System of the Nasdaq Stock Market or, if the shares are not listed for trading on the National Market System, the last quoted price, or if not so quoted, the average of the closing bid and asked prices in the over-the-counter market, as reported by Nasdaq or, if such system is no longer in use, the principal automated quotations system that may then be in use or, if the Common Shares or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares or Preferred Shares selected by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Maryland REIT Law" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

  "MGCL" means the Maryland General Corporation Law, as amended.

  "Mortgage Debt" means the $41.3 million of indebtedness secured by certain Initial Properties that will be assumed by the Company pursuant to the relevant Contribution Agreements.

  "NADA" means the National Automobile Dealers Association.

  "1997 Tax Act" means the Taxpayer Relief Act of 1997, as amended.

  "Non-U.S. Shareholder" means a holder of Common Shares who is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or estate or other foreign shareholder.

  "Nasdaq" means The Nasdaq Stock Market, Inc.

  "Offering" means the offering of Common Shares of the Company pursuant to and as described in this Prospectus.

  "Operating Partnership" means Capital Automotive L. P., a Delaware limited partnership having its principal offices at 1925 North Lynn Street, Suite 306, Arlington, Virginia 22209.

  "Options" means incentive options to acquire Common Shares or non-qualified options to acquire Units, which the Company (including the Operating Partnership) is authorized to grant pursuant to the 1998 Equity Incentive Plan.

  "Ownership Limit" means the prohibition in the Declaration of Trust limiting any person to direct or indirect ownership of no more than (i) 9.9% of the number of outstanding Common Shares, or (ii) 9.9% of the number of ownership Preferred Shares or any series of Preferred Shares.

  "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Operating Partnership.

  "Plan" means the 1998 equity incentive plan established by the Company and the Operating Partnership, as further described in this Prospectus under the caption entitled "Management--1998 Equity Incentive Plan."

  "Pohanka Mortgage" means the mortgage or mortgages on the Pohanka Properties that secure the NationsBank, N.A. line of credit in the amount of $10 million.

  "Pohanka Properties" means all of the Initial Properties acquired by the Company from Affiliates of John J. Pohanka.

  "Prohibited Transferee" means any purported transferee of Common Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

  "Prohibited Owner" means any purported owner of Common Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

  "Properties" means any real property and improvements acquired, or to be acquired, from time to time, by the Company.

  "Prospectus" means the prospectus used in connection with the Offering.

  "Recognition Period" means the ten-year period beginning on the date a "built-in gain asset" is acquired by the Company.

  "Registration Rights" means those certain registration rights granted to FBR Asset Investment Corporation in connection with the Formation Transactions.

  "Registration Statement" means the registration statement on Form S-11 filed with the Commission in connection with the Offering.

  "REIT" means a self-managed real estate investment trust as defined by the Code and the applicable Treasury Regulations.

  "REIT Requirements" means the requirements for qualifying as a REIT.

  "Related Businesses" means any motor vehicle related businesses.

  "Rent Measurement Date" means the date of execution of a Initial Lease and a date ending at each 24- month interval thereafter.

  "Rent Measurement Period" means the 24-month prior period ending on each Rent Measurement Date.

  "Rent Coverage Ratio" means a ratio of at least 1.5-to-1 as of the date of the Lease and at each Rent as of the date of the Initial Lease and at 24-month intervals thereafter, computed on an aggregate basis for all affiliated Initial Lessees and Guarantors, if any, as the aggregate of net income before taxes plus mortgage interest, rent expense, depreciation, compensation of principals of the Initial Lessee, management fees plus the annual LIFO adjustment and other non-cash expenses, less recurring capital expenditures and gain (loss) on sale of real estate, dividends and/or profits taken out of the Initial Lessees and Guarantors, if any, divided by the aggregate of the Initial Lessee's (and Guarantor's, if any), obligations under the Initial Leases.

  "Representative" means Friedman, Billings, Ramsey & Co., Inc.

  "Rule 144" means Rule 144 promulgated under the Securities Act.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Seller" means any owner from whom the Company acquires a Property.

  "Share Trust" means a trust which holds Common or Preferred Shares of beneficial interest of the Company which have been designated as Shares-in-Trust.

  "Shares-in-Trust" means Common or Preferred Shares of beneficial interest of the Company which are automatically converted on a one for one basis and transferred to the Share Trust upon a purported transfer of such Common Shares or Preferred Shares which is violation of the applicable restrictions on transfer.

  "Tax Counsel" means the law firm of Wilmer, Cutler & Pickering, which has acted as a special tax counsel to the Company in connection with the offering and the preparation of the Prospectus.

  "Total market capitalization" means the sum of the aggregate market value of the outstanding Common Shares, assuming the full exchange of all Units for Common Shares, plus the Company's total outstanding debt.

  "Treasury Regulations" means the rules and regulations promulgated by the United States Department of the Treasury under the Code, as such rules and regulations are amended from time to time.

  "Triple-Net Basis" means the leasing of a Property to a Lessee pursuant to a Lease under which a Lessee is responsible for the base rent in addition to the costs and expenses in connection with and related to property taxes, insurance and repairs and maintenance applicable to the leased space.

  "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust which is subject to taxation in the United States regardless of the source of its income or which is under the primary supervision or authority of a United States court or a United States fiduciary.

  "United States" or "U.S." means the United States of America (including the District of Columbia), its territories, possessions and other areas subject to its jurisdiction.

  "Units" means units of partnership interests representing the equity in the Operating Partnership.

  "Underwriters" means Friedman, Billings, Ramsey & Co., Inc. and members of the underwriting syndicate as set forth in the section captioned
"Underwriting" in this Prospectus.

  "Underwriting Warrants" means warrants that Friedman, Billings, Ramsey & Co., Inc., the Representative of the Underwriter of, will receive exercisable for a number of Common Shares equal to 4% of the number of Common Shares to be outstanding on closing of the Offering (excluding exercise of, the Underwriters over-allotment option) on a fully diluted basis, at an exercise price equal to the initial public offering price of the Common Shares, exercisable beginning on the closing date of the Offering and for a period of five years thereafter.

================================================================================
 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SE-CURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
The Company..............................................................   1
Risk Factors.............................................................   3
The Initial Properties, Leases and Dealerships...........................   6
Strategy.................................................................  10
Summary Selected Financial Information...................................  11
Benefits to Related Parties..............................................  12
Structure of the Company.................................................  14
Formation Transactions...................................................  15
Distributions............................................................  16
Tax Status of the Company................................................  16
The Offering.............................................................  17
Risk Factors.............................................................  18
Use of Proceeds..........................................................  34
Capitalization...........................................................  36
Dilution.................................................................  37
Conflicts of Interest Policies...........................................  38
Selected Financial Information...........................................  40
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  41
Business of the Company and Properties...................................  44
Management...............................................................  59
Structure and Formation of the Company...................................  65
Related Transactions.....................................................  69
Partnership Agreement....................................................  70
Principal Shareholders of the Company....................................  73
Description of Shares of Beneficial Interest.............................  74
Common Shares Eligible for Future Sale...................................  81
Federal Income Tax Consequences..........................................  83
Underwriting.............................................................  99
Legal Matters............................................................ 101
Experts.................................................................. 101
Additional Information................................................... 102
Index to Financial Statements............................................ F-1
Glossary................................................................. G-1

                                ---------------

 UNTIL       , 1998 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================
================================================================================

                            20,000,000 COMMON SHARES


                         [LOGO OF CARS APPEARS HERE]

                            CAPITAL AUTOMOTIVE REIT

                      COMMON SHARES OF BENEFICIAL INTEREST

                                ---------------
                                   PROSPECTUS
                                ---------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                        , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   SEC registration fee............................................. $  134,040
   NASD fee.........................................................     30,500
   The Nasdaq Stock Market fee......................................     50,000
   Blue Sky fees and expenses.......................................      5,000
   Printing and engraving expenses..................................    300,000
   Legal fees and expenses..........................................    600,000
   Accounting fees and expenses.....................................    200,000
   Representative's Reimbursement of Expenses.......................    320,000
   Miscellaneous....................................................     10,460
                                                                     ----------
     Total.......................................................... $1,650,000
                                                                     ==========

ITEM 31. SALES TO SPECIAL PARTIES

  See response to Item 32.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

  The following sets forth certain information as to all securities sold by the Company within the last three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). As to all such transactions, an exemption is claimed under Section 4(2) of the Securities Act.

(1) Simultaneously with the completion of the Offering, the Company will cause the Operating Partnership to issue to the Initial Sellers who are Affiliates of Pohanka, Rosenthal, Sheehy and Cherner, Units at the initial public offering price in exchange for their respective interests in the Initial Properties.

(2) Simultaneously with the completion of the Offering, the Company will grant options to purchase an aggregate number of Common Shares and Units equal to 3%, 1.625%, .75% and 1.625% of the Common Shares to be outstanding on closing of the Offering (including exercise of the Underwriters' over-allotment option) on a fully diluted basis to Messrs. Eckert, Stahr, Keithley and Kay, respectively, exercisable at the initial public offering price under the Company's Incentive Plan.

(3)Simultaneously with the completion of the Offering, FBR Investment Asset Corporation will purchase 1,792,115 Common Shares at the initial public offering price (net of underwriting discounts and commissions).

(4) Simultaneously with the completion of the Offering, the Company will issue to each of Messrs. Pohanka and Rosenthal the Dealer Warrants which will be exercisable for an aggregate number of Units equal to 2% of the Common Shares to be outstanding on closing of the Offering (including exercise of the Underwriters' over-allotment option) on a fully diluted basis, exercisable at the initial public offering price.

(5) Simultaneously with the completion of the Offering, the Company will issue to Friedman, Billings, Ramsey & Co., Inc. the Underwriting Warrants, which will be exercisable for a number of Common Shares equal to 4% of the Common Shares to be outstanding on closing of the Offering (excluding exercise of the Underwriters' over-allotment option) on a fully diluted basis, exercisable at the initial public offering price.

ITEM 33. INDEMNIFICATION OF TRUSTEES AND OFFICERS

  The Declaration of Trust and By-laws authorize the Company to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The MGCL, as applicable to Maryland REITs, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful.

  The Company's officers and trustees are also indemnified pursuant to the Partnership Agreement and their respective employment agreements, which agreements are filed as exhibits hereto.

  The Company intends to purchase an insurance policy which purports to insure the officers and trustees of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

ITEM 34. TREATMENT OF PROCEEDS FROM COMMON SHARES BEING REGISTERED

  Not Applicable.

ITEM 35. FINANCIAL STATEMENT AND EXHIBITS.

  (a) FINANCIAL STATEMENTS

  All other schedules are omitted because the required information is not applicable or the information required has been disclosed in the financial statements and related notes included in the Prospectus.

  (b) EXHIBITS

     EXHIBIT
     NUMBER  DESCRIPTION
     ------- -----------
      1.1*** Underwriting Agreement
      3.1*** Amended and Restated Declaration of Trust of Capital Automotive
             REIT
      3.2*** Amended and Restated Bylaws of Capital Automotive REIT
      4.1*** Specimen Common Share certificate
      5.1*** Opinion of Wilmer, Cutler & Pickering regarding the validity of the Common Shares being registered
      8.1*** Opinion of Wilmer, Cutler & Pickering regarding tax matters
     10.1*** Form of Agreement of Limited Partnership of Capital Automotive
             L.P.
     10.2**  Form of Indemnification Agreement
     10.3*** Form of 1998 Equity Incentive Plan
     10.4**  Employment Agreement by and between the Company and Thomas D.
             Eckert
     10.5**  Employment Agreement by and between the Company and Scott M. Stahr
     10.6**  Employment Agreement by and between the Company and Donald L.
             Keithley
     10.7**  Employment Agreement by and between the Company and David S. Kay

     EXHIBIT
      NUMBER  DESCRIPTION
     -------  -----------
     10.8***  Form of Option Agreement
     10.9***  Form of NationsBank, N.A. Credit Agreement
     10.10**  FBR Asset Investment Purchase Agreement
     10.11**  FBR Registration Rights Agreement
     10.12**  Pohanka Contribution Agreement dated as of November 21, 1997, as amended
     10.13**  Rosenthal Contribution Agreement dated as of November 21, 1997, as amended
     10.14**  Sheehy Contribution Agreement dated as of November 24, 1997, as amended
     10.15**  Cherner Contribution Agreement dated as of November 24, 1997, as amended
     10.16*** Cross-Continent Auto Retailers, Inc. Purchase Agreement dated as of December 31, 1997, as amended
     10.17**  Form of Pohanka Lease Agreement
     10.18**  Form of Rosenthal Lease Agreement
     10.19**  Form of Sheehy Lease Agreement
     10.20**  Form of Cherner Lease Agreement
     10.21*** Form of Cross-Continent Lease Agreement
     10.22*** Form of Underwriting Warrant
     10.23*** Form of Dealers' Warrant
     10.24**  Form of Guaranty Agreement with Affiliate of John J. Pohanka
     10.25**  Form of Guaranty Agreement with Affiliate of Robert M. Rosenthal
     10.26*** Amendment No. 1 to Friedman, Billings, Ramsey Group, Inc. Loan
              Agreement
     10.27*** Amendment No. 1 to Friedman, Billings, Ramsey Group, Inc.
              Security Agreement
     10.28*** Form of Guaranty Agreement with Cross-Continent Auto Retailers,
              Inc.
     10.29*** Meyers Family Limited Partnership L.P. (Good News) Purchase
              Agreement dated as of January 10, 1998
     10.30*** Form of Good News Lease Agreement
     10.31*** Form of Guaranty Agreement with Good News Salisbury, Inc. and
              Warren A. Price
     10.32*** Kline Purchase Agreement dated as of January 12, 1998
     10.33*** Form of Kline Lease Agreement
     10.34*** Form of Guaranty Agreement with Kline Imports Chesapeake, Inc.
     10.35*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and Thomas D. Eckert
     10.36*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and Scott M. Stahr
     10.37*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and Donald L. Keithley
     10.38*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and David S. Kay
     10.39*** Meyers Family Limited Partnership (Good News) Purchase Agreement
              dated as of January 10, 1998

     EXHIBIT
      NUMBER  DESCRIPTION
     -------  -----------
     21.1**   Subsidiaries of the Company
     23.1***  Consent of Wilmer, Cutler & Pickering (included in Exhibits 5.1 and 8.1)
     23.3**   Consent of Arthur Andersen LLP dated November 24, 1997
     23.4**   Consent of Walpert, Smullian & Blumenthal, P.A. dated November
              24, 1997
     23.5***  Consent to be named Trustee of John J. Pohanka
     23.6***  Consent to be named Trustee of Robert M. Rosenthal
     23.7***  Consent to be named Trustee of John D. Reilly
     23.8***  Consent to be named Trustee of William E. Hoglund
     23.9**   Consent of Arthur Andersen LLP dated January 13, 1998
     23.10**  Consent of Walpert, Smullian & Blumenthal, P.A. dated January 13,
              1998
     23.11**  Consent of Arthur Andersen LLP dated January 16, 1998
     23.12**  Consent of Walpert, Smullian & Blumenthal, P.A. dated January 16,
              1998
     23.13*** Consent to be named Trustee of William R. Swanson
     23.14*** Consent of Arthur Andersen LLP dated February 3, 1998
     23.15*** Consent of Walpert, Smullian & Blumenthal, P.A. dated February 3,
              1998
     24.1     Power of Attorney (included on signature page in Part II of the initial filing)

--------
 **Previously filed
***Filed herewith

ITEM 36. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 34 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 EXHIBIT INDEX

     EXHIBIT
      NUMBER  DESCRIPTION
     -------  -----------
      1.1***  Underwriting Agreement
      3.1***  Amended and Restated Declaration of Trust of Capital Automotive
              REIT
      3.2***  Amended and Restated Bylaws of Capital Automotive REIT
      4.1***  Specimen Common Share certificate
      5.1***  Opinion of Wilmer, Cutler & Pickering regarding the validity of the Common Shares being registered
      8.1***  Opinion of Wilmer, Cutler & Pickering regarding tax matters
     10.1***  Form of Agreement of Limited Partnership of Capital Automotive
              L.P.
     10.2**   Form of Indemnification Agreement
     10.3***  Form of 1998 Equity Incentive Plan
     10.4**   Employment Agreement by and between the Company and Thomas D.
              Eckert
     10.5**   Employment Agreement by and between the Company and Scott M.
              Stahr
     10.6**   Employment Agreement by and between the Company and Donald L.
              Keithley
     10.7**   Employment Agreement by and between the Company and David S. Kay
     10.8***  Form of Option Agreement
     10.9***  Form of NationsBank, N.A. Credit Agreement
     10.10**  FBR Asset Investment Purchase Agreement
     10.11**  FBR Registration Rights Agreement
     10.12**  Pohanka Contribution Agreement dated as of November 21, 1997, as amended
     10.13**  Rosenthal Contribution Agreement dated as of November 21, 1997, as amended
     10.14**  Sheehy Contribution Agreement dated as of November 24, 1997, as amended
     10.15**  Cherner Contribution Agreement dated as of November 24, 1997, as amended
     10.16*** Cross-Continent Auto Retailers, Inc. Purchase Agreement dated as of December 31, 1997, as amended
     10.17**  Form of Pohanka Lease Agreement
     10.18**  Form of Rosenthal Lease Agreement
     10.19**  Form of Sheehy Lease Agreement
     10.20**  Form of Cherner Lease Agreement
     10.21*** Form of Cross-Continent Lease Agreement
     10.22*** Form of Underwriting Warrant
     10.23*** Form of Dealers' Warrant
     10.24**  Form of Guaranty Agreement with Affiliate of John J. Pohanka
     10.25**  Form of Guaranty Agreement with Affiliate of Robert M. Rosenthal
     10.26*** Amendment No. 1 to Friedman, Billings, Ramsey Group, Inc. Loan
              Agreement
     10.27*** Amendment No. 1 to Friedman, Billings, Ramsey Group, Inc.
              Security Agreement
     10.28*** Form of Guaranty Agreement with Cross-Continent Auto Retailers,
              Inc.
     10.29*** Meyers Family Limited Partnership L.P. (Good News) Purchase
              Agreement dated as of January 10, 1998
     10.30*** Form of Good News Lease Agreement
     10.31*** Form of Guaranty Agreement with Good News Salisbury, Inc. and
              Warren A. Price
     10.32*** Kline Purchase Agreement dated as of January 12, 1998
     10.33*** Form of Kline Lease Agreement
     10.34*** Form of Guaranty Agreement with Kline Imports Chesapeake, Inc.
     10.35*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and Thomas D. Eckert
     10.36*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and Scott M. Stahr
     10.37*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and Donald L. Keithley
     10.38*** Amended and Restated Employment Agreement by and between Capital
              Automotive L.P. and David S. Kay

--------

 ** Previously filed

*** Filed herewith

     EXHIBIT
      NUMBER  DESCRIPTION
     -------  -----------
     10.39*** Meyers Family Limited Partnership (Good News) Purchase Agreement
              dated as of January 10, 1998
     21.1**   Subsidiaries of the Company
     23.1***  Consent of Wilmer, Cutler & Pickering (included in Exhibits 5.1 and 8.1)
     23.3**   Consent of Arthur Andersen LLP dated November 24, 1997
     23.4**   Consent of Walpert, Smullian & Blumenthal, P.A. dated November
              24, 1997
     23.5***  Consent to be named Trustee of John J. Pohanka
     23.6***  Consent to be named Trustee of Robert M. Rosenthal
     23.7***  Consent to be named Trustee of John D. Reilly
     23.8***  Consent to be named Trustee of William E. Hoglund
     23.9**   Consent of Arthur Andersen LLP dated January 13, 1998
     23.10**  Consent of Walpert, Smullian & Blumenthal, P.A. dated January 13,
              1998
     23.11**  Consent of Arthur Andersen LLP dated January 16, 1998
     23.12**  Consent of Walpert, Smullian & Blumenthal, P.A. dated January 16,
              1998
     23.13*** Consent to be named Trustee of William R. Swanson
     23.14*** Consent of Arthur Andersen LLP dated February 3, 1998
     23.15*** Consent of Walpert, Smullian & Blumenthal, P.A. dated February 3,
              1998
     24.1     Power of Attorney (included on signature page in Part II of the initial filing)

--------
  *To be filed by amendment.
 **Previously filed
***Filed herewith

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                    EXHIBITS

          TO AMENDMENT NO. 3 TO FORM S-11 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                    VOLUME I

                            CAPITAL AUTOMOTIVE REIT
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

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

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                    EXHIBITS

          TO AMENDMENT NO. 3 TO FORM S-11 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   VOLUME II

                            CAPITAL AUTOMOTIVE REIT
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

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

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                    EXHIBITS

          TO AMENDMENT NO. 3 TO FORM S-11 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   VOLUME III

                            CAPITAL AUTOMOTIVE REIT
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

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